UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
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☐  Soliciting Material Pursuant to §240.14a-12

REYNOLDS AMERICAN INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 annual meeting of shareholders of Reynolds American Inc. The meeting will be held at 9:00 a.m. (Eastern Time), on Friday, May 7, 2010, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina.

The matters to be acted on at the annual meeting are described in the accompanying notice of meeting and proxy statement. Please give careful attention to these proxy materials.

Pursuant to rules promulgated by the Securities and Exchange Commission, we are providing to most of our shareholders access to our proxy materials over the Internet through a process informally called “e-proxy.” We believe these rules allow us to deliver proxy materials to our shareholders in a cost-efficient and an environmentally sensitive manner, while preserving the ability of shareholders to receive paper copies of these materials if they wish.

It is important that your shares be represented and voted at the annual meeting regardless of the size of your holdings. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares in advance of the annual meeting by using one of the methods described in the accompanying proxy materials.

Attendance at the annual meeting will be limited to our shareholders as of the record date of March 8, 2010, and to guests of RAI, as more fully described in the proxy statement. Admittance tickets will be required. If you are a shareholder and plan to attend, you MUST pre-register for the meeting and request an admittance ticket no later than Wednesday, April 28, 2010, by writing to the Office of the Secretary, Reynolds American Inc., 401 North Main Street, P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 8, 2010, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk, not mailed to you in advance of the meeting.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest that you arrive early. The auditorium will open at 8:30 a.m.

If you have questions or need assistance in voting your shares, please contact our Shareholder Services Department at (866) 210-9976 (toll-free).

Thank you for your support and continued interest in RAI.

Sincerely,

Susan M. Ivey
Chairman of the Board,
President and Chief Executive Officer

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Notice of Annual Meeting of Shareholders
To be Held on Friday, May 7, 2010

March 22, 2010

To our Shareholders:

The 2010 annual meeting of shareholders of Reynolds American Inc. will be held at 9:00 a.m. (Eastern Time) on Friday, May 7, 2010, in the Reynolds American Plaza Building Auditorium at RAI’s corporate offices, 401 North Main Street, Winston-Salem, North Carolina. At the meeting, shareholders will be asked to take the following actions:

(1)	to elect four Class III directors to serve until the 2013 annual meeting of shareholders;

(2)	to ratify the appointment of KPMG LLP as independent auditors for RAI’s 2010 fiscal year;

(3)	to act on four shareholder proposals, if presented by their proponents; and

(4)	to transact any other business as may be properly brought before the meeting or any adjournment or postponement thereof.

Only holders of record of RAI common stock as of the close of business on March 8, 2010, are entitled to notice of, and to vote at, the 2010 annual meeting of shareholders of RAI.

Whether or not you plan to attend the meeting, we urge you to vote your shares using a toll-free telephone number or the Internet, or by completing, signing and mailing the proxy card that either is included with these materials or will be sent to you at your request. Instructions regarding the different voting methods are contained in the accompanying proxy statement.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Reynolds American Inc.
401 North Main Street
P.O. Box 2990
Winston-Salem, North Carolina 27102-2990

Proxy Statement

i

Information about the Annual Meeting and Voting

The Board of Directors, sometimes referred to as the Board, of Reynolds American Inc. is soliciting your proxy to vote at our 2010 annual meeting of shareholders (or any adjournment or postponement of the annual meeting). (References in this proxy statement to “RAI,” “we,” “our,” or “us” are references to Reynolds American Inc.) This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the 2010 annual meeting. Please read it carefully.

In accordance with certain rules of the Securities and Exchange Commission, referred to as the SEC, we are making our proxy materials (consisting of this proxy statement, our 2009 Annual Report on Form 10-K and a letter from our Chairman) available over the Internet, rather than mailing a printed copy of our proxy materials to every shareholder, which process we refer to as e-proxy. We began mailing a Notice of Internet Availability of Proxy Materials, referred to as the Notice, on or about March 22, 2010, to all shareholders entitled to vote, except shareholders who already had requested a printed copy of our proxy materials and except participants in our Savings Plan and SIP, defined below, to whom we began mailing proxy materials (including a proxy card) on or about March 22, 2010. More information about e-proxy is provided in the following set of questions and answers, including information on how to receive by mail, free of charge, paper copies of the proxy materials, in the event you received a Notice.

When and where will the annual meeting be held?

The date, time and place of our 2010 annual meeting are set forth below:

Date:	Friday, May 7, 2010
Time:	9:00 a.m. (Eastern Time)
Place:	Reynolds American Plaza Building Auditorium RAI Corporate Offices 401 North Main Street Winston-Salem, North Carolina

What is required to attend the annual meeting?

Attendance at our 2010 annual meeting will be limited to our shareholders as of the record date of March 8, 2010, referred to as the record date, and to pre-approved guests of RAI. All shareholder guests must be pre-approved by RAI and will be limited to spouses, persons required for medical assistance and properly authorized representatives of our shareholders as of the record date. Admittance tickets will be required to attend the meeting. If you are a shareholder and plan to attend, you MUST pre-register and request an admittance ticket for you (and any guest for whom you are requesting pre-approval) no later than Wednesday, April 28, 2010, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. If your shares are not registered in your own name, evidence of your stock ownership as of March 8, 2010, must accompany your letter. You can obtain this evidence from your bank or brokerage firm, typically in the form of your most recent monthly statement. An admittance ticket will be held in your name at the registration desk — not mailed to you in advance of the meeting. Proper identification will be required to obtain an admittance ticket.

The 2010 annual meeting is a private business meeting. In accordance with RAI’s Amended and Restated Bylaws, referred to as Bylaws, and North Carolina law, our Chairman has the right and authority to determine and maintain the rules, regulations and procedures for the conduct of the meeting, including, but not limited to, maintaining order and the safety of those in attendance, dismissing business not properly submitted, opening and closing the polls for voting and limiting time allowed for discussion of the business at the meeting. Failure to abide by the meeting rules will not be tolerated and may result in expulsion from the meeting. A copy of the meeting rules will be provided to all properly pre-registered shareholders and guests with their admittance ticket.

We anticipate that a large number of shareholders will attend the meeting. Seating is limited, so we suggest you arrive early. The auditorium will open at 8:30 a.m.

If you have a disability, we can provide reasonable assistance to help you participate in the meeting. If you plan to attend the meeting and require assistance, please write or call the Office of the Secretary of RAI no later than May 3, 2010, at P.O. Box 2990, Winston-Salem, North Carolina 27102-2990; telephone number (336) 741-5162.

What is the purpose of the annual meeting?

At our 2010 annual meeting, shareholders will vote upon the matters outlined in the notice of meeting — the election of directors, ratification of the appointment of our independent auditors, and four shareholder proposals, if such proposals are presented by their proponents at the meeting. Also, RAI’s management will report on RAI’s performance during the last fiscal year and respond to questions from shareholders.

What are the Board’s recommendations regarding the matters to be acted on at the annual meeting?

The Board recommends a vote:

•	for the election of all director nominees,

•	for the ratification of the appointment of KPMG LLP as our independent auditors for our 2010 fiscal year,

•	against the four shareholder proposals described on pages 73 to 83 of this proxy statement, and

•	for or against any other matters that come before the annual meeting, as the proxy holders deem advisable.

What is e-proxy, and why is RAI using it?

E-proxy refers to the process allowed under SEC rules permitting companies to make their proxy materials available over the Internet, instead of mailing paper copies of the proxy materials to every shareholder. We are using e-proxy to distribute proxy materials to most of our shareholders because it will be cost effective for RAI and our shareholders (by lowering printing and mailing costs), reduce the consumption of paper and other resources, and provide shareholders with more choices for accessing proxy information.

I received the Notice, but I prefer to read my proxy materials on paper — can I get paper copies?

Yes. In addition to providing instructions on accessing the proxy materials on the Internet (by visiting a web site referred to in the Notice), the Notice has instructions on how to request paper copies by phone, e-mail or on the Internet. You will be sent, free of charge, printed materials within three business days of your request. Once you request paper copies, you will continue to receive the materials in paper form until you instruct us otherwise.

I had consented before to the electronic delivery of proxy materials — will I continue to receive them via e-mail?

Yes. The e-proxy rules work in harmony with the existing rules allowing shareholders to consent to electronic delivery of proxy materials. If you have already registered to receive materials electronically, you will continue to receive them that way. If you have not already done so, but desire now to consent to electronic delivery, please see the question below “Can I receive future proxy materials from RAI electronically?”

Who is entitled to vote at the annual meeting?

Shareholders who owned RAI common stock at the close of business on March 8, 2010, the record date, are entitled to vote. As of the record date, we had 291,371,094 shares of RAI common stock outstanding. Each outstanding share of RAI common stock is entitled to one vote. The number of shares you own is reflected on your Notice and/or proxy card.

Is there a difference between holding shares “of record” and holding shares in “street name”?

Yes. If your shares are registered directly in your name with RAI’s transfer agent (BNY Mellon Shareowner Services), then you are considered to be the shareholder “of record” with respect to those shares, and the Notice and/or these proxy materials are being sent directly to you by RAI. If your shares are held in the name of a bank, broker or other nominee, then you are considered to hold those shares in “street name” or to be the “beneficial owner” of such shares. If you are a beneficial owner, then the Notice and/or these proxy materials are being forwarded to you by your nominee who is considered the shareholder of record with respect to the shares.

How many votes must be present to hold the annual meeting?

A quorum of shareholders is necessary to hold a valid meeting. The holders of record, present in person or by proxy at the meeting, of a majority of the shares entitled to vote constitute a quorum. Once a share is represented for any purpose at the meeting, it is considered present for quorum purposes for the remainder of the meeting. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and “broker non-votes” will be counted in determining the existence of a quorum. A “broker non-vote” occurs on an item when a nominee is not permitted to vote without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the nominee with such instructions.

How can I vote my shares?

You may vote in person at our 2010 annual meeting or you may designate another person — your proxy — to vote your stock. The written document used to designate someone as your proxy also is called a proxy or proxy card. We urge you to vote your shares by proxy even if you plan to attend the annual meeting. You can always change your vote at the meeting. If you are a shareholder of record, then you can vote by proxy over the Internet by following the instructions in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or telephone.

If you are a beneficial owner and you want to vote by proxy, then you may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions in the Notice.

If I want to vote my shares in person at the annual meeting, what must I do?

If you plan to attend the meeting and vote in person and you hold your shares directly in your own name, then we will give you a ballot when you arrive. However, if you hold your shares in street name, then you must obtain a legal proxy assigning to you the right to vote your shares from the nominee who is the shareholder of record. The legal proxy must accompany your ballot to vote your shares in person.

If I hold shares in an employee benefit plan sponsored by RAI, how will those shares be voted?

If you participate in the RAI 401k Savings Plan, referred to as the Savings Plan, or in the Puerto Rico Savings & Investment Plan, referred to as the SIP, then your proxy card will serve as voting instructions for the trustee of the Savings Plan or the custodian of the SIP for shares of RAI common stock allocated to your account under the Savings Plan or the SIP. Shares for which no instructions are received will be voted by the trustee of the Savings Plan and the custodian of the SIP in the same proportion as the shares for which instructions are received by each of them.

What are my choices when voting?

You may specify whether your shares should be voted for all, some or none of the director nominees. You also may specify whether your shares should be voted for or against, or whether you abstain from voting with respect to, each of the other proposals.

What if I do not specify how I want my shares voted?

If you sign and return a proxy card, one of the individuals named on the card (your proxy) will vote your shares as you have directed. If you are a shareholder of record and return a signed proxy card, or if you give your proxy by telephone or over the Internet, but do not make specific choices, your proxy will vote your shares in accordance with the Board’s recommendations listed above. Please see the discussion below under “How many votes are required to elect directors and adopt the other proposals?” for further information on the voting of shares.

If any other matter is presented at our 2010 annual meeting, then your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters that had been properly presented to be acted upon at the annual meeting.

Can I change my proxy?

Yes. You may revoke or change your proxy by:

•	sending in another signed proxy card with a later date,

•	notifying our Secretary in writing before the meeting that you have revoked your proxy, or

•	voting in person at the meeting or through Internet or telephone voting. Your latest telephone or Internet vote is the one that is counted.

How many votes are required to elect directors and adopt the other proposals?

The required number of votes depends upon the particular item to be voted upon:

Item		Vote Necessary*

• Item 1:	Election of Directors	Directors are elected by a “plurality” of the votes cast at the meeting, meaning that the director nominee with the most votes for a particular slot is elected for that slot. Director nominees do not need a majority to be elected.
• Item 2:	Ratification of the appointment of independent auditors	Approval requires the affirmative vote of a majority of the votes cast at the meeting.
• Items 3-6:	Shareholder proposals	Approval requires the affirmative vote of a majority of the votes cast at the meeting.

*	In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Recent changes to the rules of the New York Stock Exchange, referred to as the NYSE, have taken away the ability of the bank or broker to vote your shares in the election of directors unless you provide them with instructions on how to vote. Under the NYSE rules, if you hold your shares in street name, your bank or broker may not vote your shares on Item 1 and Items 3-6 without instructions from you. Without your voting instructions, a broker non-vote will occur on Item 1 and Items 3-6. Your bank or broker is permitted to vote your shares on Item 2 even if it does not receive voting instructions from you. Abstentions, shares that are withheld as to voting with respect to nominees for director and broker non-votes will not be counted as votes cast.

Who counts the votes?

We will retain an independent party, Broadridge Financial Solutions, Inc., to receive and tabulate the proxies, and to serve as an inspector of election to certify the results.

Are votes confidential?

The votes of all shareholders will be held in confidence from our directors, officers and employees, except:

•	as necessary to meet applicable legal requirements and to assert or defend claims for or against RAI,

•	in case of a contested proxy solicitation,

•	if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or

•	to allow the independent inspectors of election to certify the results of the vote.

How do I obtain the voting results?

Preliminary voting results will be announced at the 2010 annual meeting, and will be set forth in a press release that we intend to issue after the annual meeting. The press release will be available on our web site at www.reynoldsamerican.com. Final voting results will be published in a Current Report on Form 8-K, which we will file with the SEC within four business days after the 2010 annual meeting. A copy of this Current Report on Form 8-K will be available on our web site after its filing with the SEC.

Can I receive future proxy materials from RAI electronically?

Yes. Shareholders can elect to receive an e-mail that will provide electronic links to these materials in the future. If you are a registered shareholder, and have not already elected to view documents issued by us over the Internet, then you can choose to receive these documents electronically by following the appropriate prompts when you vote using the Internet. (If you hold your RAI common stock in nominee name, then you should review the information provided by your nominee for instructions on how to elect to view future proxy materials and annual reports using the Internet.) By choosing to receive shareholder materials electronically, you support us in our effort to control escalating printing and postage costs, and to protect the environment. We hope that our shareholders find this service convenient and useful. Costs normally associated with electronic access, such as usage and telephonic charges, will be your responsibility.

If you elect to view our annual reports and proxy materials using the Internet, we will send you a notice at the e-mail address provided by you explaining how to access these materials, but we will not send you paper copies of these materials unless you request them. We also may choose to send one or more items to you in paper form even though you elected to receive them electronically. Your consent to receive materials electronically rather than by mail will be effective until you revoke it by terminating your registration by going to the web site www.enrollicsdelivery.com/rai, writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990, or calling us at (336) 741-5162. If at any time you would like to receive a paper copy of the annual report, proxy statement or other documents issued by us, you may request any of these documents by writing to the address above, calling us at (336) 741-5162 or going to the web site www.reynoldsamerican.com.

By consenting to electronic delivery, you are stating to us that you currently have access to the Internet and expect to have access to the Internet in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery because we may rely on your consent and not deliver paper copies of documents, including, for example, future annual meeting materials or other documents issued by us.

Can RAI deliver only one set of annual meeting materials to multiple shareholders who share the same address?

Yes. SEC rules allow us to send a single Notice or copy of our proxy materials to two or more of our shareholders sharing the same address, subject to certain conditions, in a process called “householding.” To take advantage of the cost savings offered by householding, we have delivered only one Notice or copy of proxy materials to multiple shareholders who share an address, unless we received contrary instructions from the impacted shareholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or proxy materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice, proxy statement or Form 10-K, contact Broadridge Financial Solutions, Inc. at 1-800-542-1061, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future Notices, proxy statements and Annual Reports on Form 10-K for your household, please contact Broadridge at the above phone number or address.

How will RAI solicit votes, and who will pay for the proxy solicitation?

We are soliciting this proxy on behalf of your Board of Directors and will bear the solicitation expenses. We are making this solicitation by mail, but our directors, officers and employees also may solicit by telephone, e-mail, facsimile or in person. We will pay for the cost of these solicitations, but these individuals will receive no additional compensation for their solicitation services. We will reimburse nominees, if they request, for their expenses in forwarding proxy materials to beneficial owners.

Is a list of shareholders available?

Yes, an alphabetical list of the names of all shareholders of record, as of the close of business on the record date, will be available for inspection by any shareholder or his or her representative, upon written demand, during the period from March 24, 2010, to May 7, 2010. This list can be viewed at RAI’s corporate offices located at 401 North Main Street, Winston-Salem, North Carolina 27101 between the hours of 8:30 a.m. and 5:00 p.m. Under applicable North Carolina law, a shareholder or his or her representative may, under certain circumstances and at the shareholder’s expense, copy the list during the period it is available for inspection. A shareholder desiring to inspect and/or copy the shareholder list should contact RAI’s Secretary at 401 North Main Street, Winston-Salem, North Carolina 27101 (phone: (336) 741-5162), to make necessary arrangements. In addition, we will make the shareholders’ list available for inspection to any shareholder or his or her representative during the 2010 annual meeting.

Whom should I contact if I have questions about voting at the annual meeting?

If you have any questions or need further assistance in voting your shares, please contact:

Reynolds American Inc.
Shareholder Services
P.O. Box 2990
Winston-Salem, NC 27102-2990
(866) 210-9976 (toll-free)

The Board of Directors

Item 1:	Election of Directors

The business and affairs of RAI are managed under the direction of your Board of Directors. The Board currently consists of 12 directors who are divided into three classes of four directors each, with each class serving staggered terms of three years. The Class I directors have a term ending on the date of the 2011 annual meeting, the Class II directors have a term ending on the date of the 2012 annual meeting, and the Class III directors have a term ending on the date of the 2010 annual meeting. Pursuant to our Articles of Incorporation, each class is to consist, as nearly as may reasonably be possible, of one-third of the total number of directors constituting the Board.

Each of the following persons currently serving on the Board as a Class III director has been nominated for re-election to such class at the 2010 annual meeting: Martin D. Feinstein, Susan M. Ivey, Lionel L. Nowell, III and Neil R. Withington. If re-elected at the 2010 annual meeting, such persons will hold office until the 2013 annual meeting or until their successors have been elected and qualified.

Pursuant to the terms of the Governance Agreement, dated July 30, 2004, as amended, referred to as the Governance Agreement, by and among RAI, Brown & Williamson Holdings, Inc. (formerly known as Brown & Williamson Tobacco Corporation), referred to as B&W, and British American Tobacco p.l.c., the parent corporation of B&W and referred to as BAT, B&W has designated Messrs. Feinstein and Withington as nominees for re-election as Class III directors. (The material terms of the Governance Agreement relating to the nomination of directors are described below under “— Governance Agreement.”) The Board’s Corporate Governance and Nominating Committee, referred to as the Governance Committee, also has recommended Ms. Ivey and Mr. Nowell as nominees for re-election to the Board as Class III directors. The other persons who have been designated by B&W pursuant to the Governance Agreement as directors of RAI are Ms. Atkins (Class I director) and Messrs. Durante and Powell (Class II directors).

As previously disclosed, Joseph P. Viviano retired from the Board effective with the 2009 annual meeting, coincident with the expiration of his term as a Class II director.

Your proxy will vote for each of the nominees for directors unless you specifically withhold authority to vote for a particular nominee. If any such nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected.

Your Board of Directors recommends a vote FOR the election of each of the four Class III director nominees.

Biographies of Board Members

Certain biographical information regarding the persons nominated for election to the Board at our 2010 annual meeting and regarding the other persons serving on the Board is set forth below:

Director Nominees

Name	Age	Business Experience

Class III Directors (terms expiring in 2013)

Martin D. Feinstein	61	Mr. Feinstein was the Chairman of Farmers Group, Inc., a provider of personal property/casualty insurance, and Farmers New World Life Insurance Company, a provider of life insurance and annuities, from 1997 to July 2005, and served as the Chief Executive Officer of Farmers Group, Inc. from 1997 to April 2005 and as President and Chief Operating Officer of Farmers Group, Inc. from 1995 to 1996. Prior to 1995, Mr. Feinstein held various management positions with Farmers Group, Inc. He retired from Farmers Group, Inc. in July 2005. Farmers Group, Inc. was an indirect, wholly owned subsidiary of B.A.T. Industries p.l.c., an affiliate of BAT, from 1988 to 1998. Mr. Feinstein was a member of the board of directors of B.A.T. Industries p.l.c. from January 1997 to September 1998, and was a member of the Group Management Board of Zurich Financial Services from 1998 to April 2005. Mr. Feinstein commenced serving on the Board of RAI as of November 30, 2005. He also currently serves on the boards of directors of GeoVera Holdings, Inc. and Almin p.l.c.

		The Board believes that Mr. Feinstein, with his nearly 35 years of operational and financial management experience in the insurance industry, including 10 years of service as the chairman, chief executive officer and chief operating officer of a national insurance company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; insurance and risk management; and corporate governance. Mr. Feinstein’s service on other public and private company boards and committees also brings valuable experience and insight to the Board. In addition, Mr. Feinstein is one of the independent directors designated by B&W for nomination to the Board under the terms of the Governance Agreement.

Name	Age	Business Experience

Susan M. Ivey	51	Ms. Ivey has been President and Chief Executive Officer of RAI since January 2004, and was elected the Chairman of the Board of RAI effective January 1, 2006. Ms. Ivey also became President of RAI Services Company, referred to as RAISC, a wholly owned subsidiary of RAI, in January 2010. She served as Chairman of the Board of R. J. Reynolds Tobacco Company, a wholly owned operating subsidiary of RAI, referred to as RJR Tobacco, from July 2004 to May 2008. From July 2004 to December 2006, she also served as Chief Executive Officer of RJR Tobacco. She served as President and Chief Executive Officer of B&W from 2001 to 2004. Ms. Ivey also served as a director of B&W from 2000 to 2004 and Chairman of the Board of B&W from January 2003 to 2004. Prior to 2001, Ms. Ivey held various marketing positions with B&W and BAT after joining B&W in 1981. Ms. Ivey commenced serving on the Board of RAI as of January 2004. She also currently serves on the board of directors of R.R. Donnelley & Sons Company. In addition, Ms. Ivey is a member of the boards of directors of the United Way of Forsyth County, the Winston-Salem YWCA and the University of Florida Foundation; and serves on the boards of trustees of Wake Forest University, Senior Services, Inc. and Salem College.

		The Board believes that Ms. Ivey, with her nearly 30 years of experience in the tobacco industry, including her current service as the Chairman, President and Chief Executive Officer of RAI, brings to the Board strong leadership skills and comprehensive knowledge of the tobacco industry; marketing and brand leadership expertise; and essential insight and perspective regarding the strategic and operational opportunities and challenges of RAI and its operating companies. Ms. Ivey’s service on other public and private company boards and committees also brings valuable experience and insight to the Board. In addition, Ms. Ivey, as the Chief Executive Officer of RAI, has been nominated by the Governance Committee under the terms of the Governance Agreement.

Name	Age	Business Experience

Lionel L. Nowell, III	55	Mr. Nowell retired in 2009 from PepsiCo, one of the world’s largest food and beverage companies, where he served as the Senior Vice President and Treasurer of PepsiCo from August 2001 to May 2009. Prior to that time, he served as Chief Financial Officer for The Pepsi Bottling Group, a position he assumed in 2000 after serving as Controller for PepsiCo since July 1999. Mr. Nowell joined PepsiCo in July 1999 from RJR Nabisco, Inc. (now known as R. J. Reynolds Tobacco Holdings, Inc., a wholly owned subsidiary of RAI and formerly a publicly traded company, referred to as RJR), where he was Senior Vice President, Strategy and Business Development from January 1998 to July 1999. Mr. Nowell commenced serving on the Board of RAI as of September 26, 2007. Mr. Nowell also currently serves on the board of directors of American Electric Power Company, Inc. In addition, he serves on the Dean’s Advisory Board at The Ohio State University Fisher College of Business and is an active member of the Executive Leadership Council, American Institute of Certified Public Accountants and the Ohio Society of CPAs.

		The Board believes that Mr. Nowell, with his more than 30 years of operational and financial management experience in the consumer products industry, including his service as the senior vice president and treasurer of a multi-national food and beverage company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance, credit and treasury; financial reporting, accounting and controls; and risk management. In addition, Mr. Nowell’s service on other public and private company boards and committees brings valuable experience and insight to the Board.

Neil R. Withington	53	Mr. Withington has been Director, Legal and Security, and Group General Counsel of BAT, the world’s second largest publicly traded tobacco group, since August 2000. Mr. Withington joined BAT in 1993 as a Senior Lawyer and served in that capacity until 1995. He was named as the Assistant General Counsel and Head of Product Liability Litigation Group of BAT in 1996. Mr. Withington then served as the Deputy General Counsel of BAT from 1998 until 2000. Mr. Withington commenced serving on the Board of RAI as of July 30, 2004.

		The Board believes that Mr. Withington, with his more than 16 years of experience in the tobacco industry and with BAT, brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable legal expertise on the legal issues related to the tobacco industry, including smoking and health litigation. In addition, Mr. Withington is one of the executive officers of BAT designated by B&W for nomination to the Board under the terms of the Governance Agreement.

Name	Age	Business Experience

Continuing Directors

Class I Directors (terms expiring in 2011)

Betsy S. Atkins	55	Ms. Atkins has been the Chief Executive Officer of Baja Ventures, an independent venture capital firm focused on the technology and life sciences industry, since 1994. Previously, Ms. Atkins served as Chairman and Chief Executive Officer of NCI, Inc., a functional food/nutraceutical company, from 1991 through 1993. Ms. Atkins served on the boards of directors of McDATA Corporation from April 2002 to March 2005; UTStarcom, Inc. from March 2002 to May 2005; and Vonage Holdings Corp. from July 2005 to March 2007. Ms. Atkins commenced serving on the Board of RAI as of July 30, 2004. She also currently serves on the boards of directors of Polycom, Inc., Chico’s FAS Inc., SunPower Corporation and Towers Watson & Co., as well as a number of private companies (including the board of directors of The NASDAQ Stock Market LLC), and is a member of the board of directors of the Florida International University College of Medicine Health Care Network Faculty Group Practice, Inc.

		The Board believes that Ms. Atkins, with her 25 years of executive management experience with public and private companies, including her service as the chief executive officer of both a food/nutraceutical company and a technology company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; government regulation of food and drugs; mergers and acquisitions; corporate governance; and executive compensation. Ms. Atkins’ service on other public and private company boards of directors and committees also brings valuable experience and insight to the Board. In addition, Ms. Atkins is one of the independent directors designated by B&W under the terms of the Governance Agreement.

Name	Age	Business Experience

Luc Jobin	50	Mr. Jobin has been Executive Vice President and Chief Financial Officer of Canadian National Railway Company, referred to as CN, a rail and related transportation business, since June 2009. Prior to joining CN, Mr. Jobin was Executive Vice President of Power Corporation of Canada, referred to as PCC, an international management and holding company, from February 2005 to April 2009, with responsibility for overseeing PCC’s diversified portfolio of investments. Prior to joining PCC, he spent 22 years in a variety of financial and executive management positions with Imasco Limited and its Canadian tobacco subsidiary, Imperial Tobacco. Imasco, a major Canadian consumer products and services corporation, became a BAT subsidiary in 2000. Mr. Jobin served as President and Chief Executive Officer of Imperial Tobacco from the fall of 2003 until he joined PCC. Mr. Jobin commenced serving on the Board of RAI as of July 16, 2008. He also currently serves on the boards of directors of On the Tip of the Toes Foundation, which organizes therapeutic adventure expeditions for teenagers living with cancer, Mount Royal Club and The Tolerance Foundation.

		The Board believes that Mr. Jobin, with his 30 years of operational and financial management experience, including 22 years in the tobacco industry, where he served as the chief executive officer of a major Canadian tobacco company, and his current service as the chief financial officer of a major rail and transportation company, brings to the Board strong leadership skills, comprehensive knowledge of the tobacco industry and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; corporate finance, credit and investments; risk management; and mergers and acquisitions. In addition, Mr. Jobin’s service on other private company boards brings valuable experience and insight to the Board.

Nana Mensah	57	Mr. Mensah has been the Chairman and Chief Executive Officer of ’XPORTS, Inc., a privately held company that exports food packaging and food processing equipment and pharmaceuticals to foreign markets, since January 2005, and previously served in those same positions from April 2003 until July 2003 and from October 2000 until December 2002. He served as the Chief Operating Officer — Domestic of Church’s Chicken, a division of AFC Enterprises, Inc. and one of the world’s largest quick-service restaurant chains, from August 2003 to December 2004, when it was sold to a private equity firm. Mr. Mensah was President, U.S. Tax Services of H&R Block Inc., a tax, mortgage and financial services company, from January 2003 until March 2003. Mr. Mensah commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. Mr. Mensah is a Distinguished Fellow at Georgetown College in Kentucky. He also currently serves on the boards of trustees of the Children’s Miracle Network and the Kentucky Children’s Hospital.

		The Board believes that Mr. Mensah, with his 33 years of operational management experience in the consumer and packaged goods industries, including his service as the chief operating officer of two national quick service restaurant chains, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; marketing and brand leadership for consumer products and packaged goods; operational efficiencies; corporate governance; and executive compensation. In addition, Mr. Mensah’s service on other private company boards brings valuable experience and insight to the Board.

Name	Age	Business Experience

John J. Zillmer	54	Mr. Zillmer has served as President and Chief Executive Officer of Univar, a leading global distributor of industrial and specialty chemicals and related services, since October 2009. Prior to joining Univar, Mr. Zillmer was Chairman and Chief Executive Officer of Allied Waste Industries, Inc., the nation’s second-largest waste management company, from May 2005 until December 2008, when Allied Waste merged with Republic Services, Inc. Prior to joining Allied Waste, Mr. Zillmer had been retired since January 2004. From May 2000 until January 2004, he served as Executive Vice President of ARAMARK Corporation. During the same period, he also served as President of ARAMARK’s Food and Support Services Group. From August 1999 to May 2000, he served as President of ARAMARK’s Food and Support Services International division, and from May 1995 to August 1999, he served as President of ARAMARK’s Business Services division. Mr. Zillmer served on the boards of directors of Allied Waste Industries, Inc. from May 2005 to December 2008; Pathmark Stores, Inc. from May 2006 to December 2007; and United Stationers Inc. from October 2005 to May 2008. Mr. Zillmer commenced serving on the Board of RAI as of July 12, 2007. He also currently serves on the board of directors of Ecolab Inc.

		The Board believes that Mr. Zillmer, with his 34 years of operational and financial management experience, including his service as the chief executive officer of both a global chemical company and a national waste management company, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; operational efficiencies; management of global operations; capital investments; and executive compensation. In addition, Mr. Zillmer’s service on other public company boards and committees brings valuable experience and insight to the Board.

Class II Directors (terms expiring in 2012)

Nicandro Durante	53	Mr. Durante has been the Chief Operating Officer for BAT, the world’s second largest publicly traded tobacco group, since January 2008. Mr. Durante joined Souza Cruz SA, a BAT Brazilian subsidiary, in 1981, and in 1996 was appointed Finance Controller of Souza Cruz’s head office in the UK. He served as Finance Director of Souza Cruz in Hong Kong from 1998 until 2002, when he was appointed General Manager of Souza Cruz. Mr. Durante was appointed BAT’s Regional Director for Africa & Middle East in March 2006. Mr. Durante commenced serving on the Board of RAI as of December 4, 2008.

		The Board believes that Mr. Durante, with his nearly 30 years of experience in the tobacco industry and with BAT, brings to the Board strong leadership skills, extensive knowledge of the tobacco industry and valuable expertise on the operational and financial issues related to the tobacco industry. Mr. Durante’s service on the board of directors of BAT also brings valuable experience and insight to the Board. In addition, Mr. Durante is one of the executive officers of BAT designated by B&W under the terms of the Governance Agreement.

Name	Age	Business Experience

Holly K. Koeppel	51	Ms. Koeppel has served as the Co-Head of Citi Infrastructure Investors, an investment fund focused on investment opportunities within the infrastructure sectors, since January 2010. Previously, Ms. Koeppel was an executive vice president of American Electric Power Company, Inc., referred to as AEP, one of the largest power generators and distributors in the United States, from 2002 to December 2009. Ms. Koeppel also was the chief financial officer of AEP from 2006 to September 2009. She joined AEP in 2000 as vice president, new ventures, corporate development, and was promoted to senior vice president, corporate development and strategy in 2002. Later that year, she was promoted to executive vice president, energy services of AEP. She became executive vice president, commercial operations of AEP in 2003 and served as executive vice president of AEP Utilities-East from 2004 until she was appointed chief financial officer in 2006. Ms. Koeppel commenced serving on the board of RAI as of July 16, 2008. She also currently serves on the board of directors of CoaLogix, Inc. and is a member of The Ohio State University Dean’s Advisory Council.

		The Board believes that Ms. Koeppel, with her nearly 30 years of operational and financial management experience, including her service as the chief financial officer of a large power company in a regulated industry, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; financial reporting, accounting and controls; governmental regulation; and mergers and acquisitions. In addition, Ms. Koeppel’s service on other private company boards brings valuable experience and insight to the Board.

H.G.L. (Hugo) Powell	65	Mr. Powell retired in 2002 from Interbrew S.A., an international brewer that in 2004 became part of InBev S.A., where he served as Chief Executive Officer beginning in 1999. During Mr. Powell’s tenure as Chief Executive Officer, he led Interbrew through a crucial period in its expansion and evolution, including the completion of 33 acquisitions. Between 1984 and 1999, Mr. Powell held various operational positions within John Labatt Ltd. and Interbrew, including Chief Executive Officer of Interbrew Americas since 1995. Mr. Powell commenced serving on the Board of RAI as of July 30, 2004. He also currently serves on the board of directors of ITC Limited.

		The Board believes that Mr. Powell, with his nearly 40 years of operational and executive management experience in the consumer goods industry, including 18 years of service as the chief executive officer of an international brewer, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; mergers and acquisitions; international trade; financial reporting, accounting and controls; corporate governance; and executive compensation. Mr. Powell’s service on other public and private company boards and committees also brings valuable experience and insight to the Board. In addition, Mr. Powell is one of the independent directors designated by B&W under the terms of the Governance Agreement.

Name	Age	Business Experience

Thomas C. Wajnert	66	Mr. Wajnert has been self-employed since July 2006 providing advisory services to public and private companies and private equity firms. From January 2002 to June 2006, he was Managing Director of Fairview Advisors, LLC, a merchant bank he co-founded. Mr. Wajnert retired as Chairman of the Board and Chief Executive Officer of AT&T Capital Corporation, a commercial finance and leasing company, where he was employed from November 1984 until December 1997. Mr. Wajnert served on the boards of directors of NYFIX, Inc. from October 2004 to November 2009, and JLG Industries, Inc. from 1993 to 2007. Mr. Wajnert commenced serving on the Board of RAI as of July 30, 2004, and served on the board of directors of RJR from June 1999 to July 2004. He also currently serves on the boards of directors of UDR, Inc. and the St. Helena Hospital Foundation, and is Non-Executive Chairman of FGIC, Inc., a privately held financial guarantee insurance company.

		The Board believes that Mr. Wajnert, with his nearly 35 years of operational and executive management experience, including 17 years of service as the chairman and chief executive officer of a national commercial finance and leasing company and the managing director and co-founder of a merchant bank, brings to the Board strong leadership skills and extensive knowledge in the areas of strategy development and execution; corporate finance and credit; restructurings; management of global operations; financial reporting, accounting and controls; marketing and brand leadership; corporate governance; and executive compensation. In addition, Mr. Wajnert’s service on other public and private boards and committees and his current role providing advisory services to public and private companies and private equity firms bring valuable experience and insight to the Board. Based on this combination of experience, qualifications, attributes and skills, the independent directors re-elected Mr. Wajnert as the Board’s Lead Director in May 2009.

Governance Agreement

In connection with the business combination transactions, collectively referred to as the Business Combination, consummated on July 30, 2004, pursuant to which, among other things, the U.S. cigarette and tobacco business of B&W was combined with the business of RJR Tobacco, RAI, B&W and BAT entered into the Governance Agreement, which sets forth the parties’ agreement regarding various aspects of the governance of RAI, including the nomination of RAI directors. As noted above, under “— Item 1: Election of Directors,” the Board currently consists of 12 persons. Under the terms of the Governance Agreement, the Board is nominated as follows:

Nominator	Nominee

B&W	B&W has the right to designate for nomination five directors, at least three of whom are required to be independent directors and two of whom may be executive officers of BAT or any of its subsidiaries.
Governance Committee	The Governance Committee will recommend to the Board for nomination:
• the chief executive officer of RAI or an equivalent senior executive officer, and
• the remaining directors, each of whom is required to be an independent director.

The number of directors B&W is entitled to designate for nomination to the Board will be affected by the amount of RAI common stock which B&W owns. (As of the date of this proxy statement, B&W owns approximately 42% of RAI common stock.) Specifically, the Governance Agreement provides that designations by B&W will be subject to the following limitations prior to the recommendation of nominees by the Governance Committee:

If B&W’s ownership interest in RAI as of a specified date is:	B&W will have the right to designate:

• less than 32% but greater than or equal to 27%	• two independent directors, and
• two directors who may be executive officers of BAT or any of its subsidiaries.
• less than 27% but greater than or equal to 22%	• two independent directors, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 22% but greater than or equal to 15%	• one independent director, and
• one director who may be an executive officer of BAT or any of its subsidiaries.
• less than 15%	• no directors.

In addition, the Governance Agreement provides that in no event will the number of directors designated by B&W divided by the total number of directors then comprising the Board, exceed the number of directors which B&W is then entitled to designate pursuant to the terms of the Governance Agreement divided by 12, rounded up to the nearest whole number.

For purposes of the Governance Agreement, an independent director means a director who would be considered an “independent director” of RAI under the NYSE listing standards, as such listing standards may be amended from time to time, and under any other applicable law that imposes as a condition to any material benefit to RAI or any of its subsidiaries, the independence of one or more members of the Board, excluding, in each case, requirements that relate to “independence” only for members of a particular committee or directors fulfilling a particular function. In no event will any person be deemed to be an “independent director” if such person is, or at any time during the three years preceding the date of determination was, a director, officer or employee of BAT or any of its subsidiaries, other than RAI and its subsidiaries, if applicable. In addition, no person will be deemed to be an “independent director” unless such person also would be considered to be an “independent director” of BAT under the NYSE listing standards, whether or not such person is in fact a director of BAT, assuming the NYSE listing standards were applicable to BAT. Under the Governance Agreement, the fact that a person has been designated by B&W for nomination will not by itself disqualify that person as an “independent director.”

Pursuant to the Governance Agreement, because the Board will include the number of directors designated by B&W in accordance with the terms of the Governance Agreement following the election of directors at the 2010 annual meeting (assuming that management’s entire slate of nominees is elected at the meeting), BAT and its subsidiaries will vote, pursuant to an irrevocable proxy, their shares of RAI common stock in favor of management’s slate of nominees (consisting of Ms. Ivey and Messrs. Feinstein, Nowell and Withington for Class III) at the 2010 annual meeting. Under the Governance Agreement, BAT and its subsidiaries will not be required to vote in favor of management’s slate of nominees at a particular shareholders’ meeting if a third party has made a material effort to solicit proxies in favor of a different slate of directors for that meeting.

Determination of Independence of Directors

The NYSE listing standards require that all listed companies have a majority of independent directors. For a director to be “independent” under the NYSE listing standards, the board of directors of a listed company must affirmatively determine that the director has no material relationship with the company, or its subsidiaries or affiliates, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company or its subsidiaries or affiliates. In accordance with the NYSE listing standards, RAI’s Board has adopted the following standards to assist it in its determination of director independence; a director will be determined not to be independent under the following circumstances:

•	the director is, or has been within the last three years, an employee of RAI, or an immediate family member is, or has been within the last three years, an executive officer, of RAI,

•	the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from RAI, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service),

•	(1) the director is a current partner or employee of a firm that is RAI’s internal or external auditor; (2) the director has an immediate family member who is a current partner of such a firm; (3) the director has an immediate family member who is a current employee of such a firm and currently works on RAI’s audit; or (4) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on RAI’s audit within that time,

•	the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of RAI’s present executive officers at the same time serves or served on that company’s compensation committee, or

•	the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, RAI for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

The foregoing director independence standards are set forth in RAI’s Corporate Governance Guidelines, which can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

The Board has determined that the following directors are independent within the meaning of the foregoing NYSE listing standards: Betsy S. Atkins, Martin D. Feinstein, Luc Jobin, Holly K. Koeppel, Nana Mensah, Lionel L. Nowell, III, H.G.L. (Hugo) Powell, Thomas C. Wajnert and John J. Zillmer. In addition, the Board determined that Mr. Viviano was independent within the meaning of the NYSE listing standards during his tenure on the Board in 2009. None of the foregoing independent directors has any relationship with RAI, other than being a director and/or shareholder of RAI.

Committees and Meetings of the Board of Directors

The standing committees of the Board are the Audit and Finance Committee, referred to as the Audit Committee, the Compensation and Leadership Development Committee, referred to as the Compensation Committee, and the Governance Committee. All of the current standing committees of the Board are comprised of non-management directors, who are independent as defined by applicable NYSE listing standards as discussed above under “— Determination of Independence of Directors.” Pursuant to the Governance Agreement, each of the Board committees will have at least five members, though currently the Audit Committee has one vacancy. The Governance Agreement also provides that the directors designated by B&W will have proportionate representation on each Board committee, with at least one director designated by B&W serving on each Board committee so long as any directors designated by B&W serve on the Board. Notwithstanding the foregoing, a director designated by B&W may not serve on any Board committee if such service would violate mandatory legal or exchange listing requirements or any other applicable law that requires committee member independence as a condition to a material benefit to RAI or any of its subsidiaries.

Each of the Board’s three standing committees operates in accordance with the terms of a written charter. Copies of each such charter can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Information regarding the current membership of each standing committee of the Board is set forth in the table below, and information regarding the activities of each standing committee of the Board is presented following the table.

	RAI Board Standing Committees
	Audit	Compensation	Governance
Director(1)	Committee	Committee	Committee

Betsy S. Atkins(2)		X	X
Martin D. Feinstein(2)(4)	X (3)		X
Luc Jobin	X
Holly K. Koeppel		X
Nana Mensah		X	X
Lionel L. Nowell, III	X
H.G.L. (Hugo) Powell(2)	X		X (3)
Thomas C. Wajnert		X (3)	X
John J. Zillmer		X
Number of Meetings in 2009	12	7	6

(1)	Only independent, non-management directors serve on the standing committees of the Board.

(2)	A B&W designee.

(3)	Chair of committee.

(4)	The Board has determined that Mr. Feinstein meets the definition of an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K.

In 2009, the Board also established an ad hoc committee, the Strategic Planning Review Committee, the purpose of which is to evaluate, and provide feedback regarding, strategic plans and initiatives proposed by management. Such committee met eight times during 2009. The members of the Strategic Planning Review Committee were: Luc Jobin, H.G.L. (Hugo) Powell and Thomas C. Wajnert (Chair).

Audit and Finance Committee

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, referred to as the Exchange Act, is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	that management has maintained the reliability and integrity of the accounting policies, financial reporting and disclosure practices and financial statements of RAI and its subsidiaries,

•	that management has established and maintained processes to assure that an adequate system of internal control is functioning within RAI,

•	that management has established and maintained processes to assure compliance by RAI with all applicable laws, regulations and RAI policies,

•	that management has established and maintained processes to ensure adequate enterprise risk management,

•	the qualifications, independence and performance of RAI’s independent auditors and internal audit department, and

•	the financial policies, strategies and activities, and capital structure, of RAI.

The oversight of finance related matters was added to the Audit Committee’s responsibilities in 2008. The Audit Committee is directly responsible for the appointment, termination, compensation, retention, evaluation and oversight of the work of RAI’s independent auditors for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for RAI. The Audit Committee also serves as a qualified legal compliance committee, within the meaning of the Sarbanes-Oxley Act of 2002, responsible for, among other things, reviewing reports by RAI’s attorneys of any material violations of securities laws and any material breaches of fiduciary duties under applicable law.

Compensation and Leadership Development Committee

General.  The Compensation Committee is responsible for:

•	overseeing and administering the policies, programs, plans and arrangements for compensating the executive management of RAI and its subsidiaries, and

•	overseeing leadership talent development and succession planning for the top executive leadership positions of RAI and its subsidiaries (other than succession planning for RAI’s Chief Executive Officer which is performed by the Governance Committee).

As part of its responsibilities, the Compensation Committee:

•	approves, or makes recommendations to the Board with respect to, the base salary and annual incentives payable to all of RAI’s executive officers, including the Chief Executive Officer,

•	approves, or makes recommendations to the Board with respect to, compensation and grants of restricted stock, performance shares, performance units and other long-term incentives to management employees, and

•	administers plans and programs relating to employee benefits, incentives and compensation.

In 2007, the Governance Committee was responsible for evaluating the Chief Executive Officer’s performance and making a recommendation to the independent directors for their approval of any changes to her base salary. Commencing in 2008, the Compensation Committee assumed the responsibility, with input from all members of the Board, for evaluating the performance of RAI’s Chief Executive Officer. Based on such evaluation, the Compensation Committee recommends to the independent directors for their approval any changes in the Chief Executive Officer’s annual compensation. For a discussion of the Compensation Committee’s policies relating to executive compensation, see “Executive Compensation — Compensation Discussion and Analysis” below.

Delegation.  Pursuant to the Compensation Committee charter, the Chair of the Committee has the authority to approve the compensation for persons at the Executive Vice President level or below (except for RAI’s Chief Financial Officer and RAI’s General Counsel) to the extent the Chair deems such approval necessary and appropriate under the circumstances, and if the Committee is not otherwise in session. In addition, the Compensation Committee may, in its discretion and as it considers appropriate, delegate such other of its powers and responsibilities to other subcommittees, or to committees comprised of officers or employees, except that grants to persons who are subject to the Section 16 reporting requirements may only be approved by a subcommittee comprised solely of two or more non-employee directors, and grants designed to be “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the Code, may only be approved by a subcommittee comprised solely of two or more outside directors. In February 2010, the Compensation Committee delegated to a committee consisting of Ms. Ivey, as Chief Executive Officer, and Lisa J. Caldwell, RAI’s Executive Vice President and Chief Human Resources Officer, the authority during the remainder of 2010 to approve, outside of the normal, annual grant cycle, long-term incentive grants under the Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan, referred to as the Omnibus Plan, to persons at the Vice President level and below. Any such grants made under that delegated authority are required to have the same terms as the grants made to other employees as of March 1, 2010, and any such additional long-term incentive grants may not cause the maximum amount of the total 2010 long-term incentive grants approved by the Compensation Committee to be exceeded. See “Executive Compensation — Compensation Discussion and Analysis — Long-Term Incentive Compensation — Long-Term Incentive Opportunity — 2010 Long-Term Incentives” below for information regarding the general terms of the 2010 long-term incentive grants under the Omnibus Plan made to key employees.

Compensation Consultants.  Under its charter, the Compensation Committee has the sole authority to retain any compensation consultant for purposes of evaluating, and making recommendations with respect to, the compensation of our executive officers, as well as the sole authority to approve the terms of any such consulting arrangement, including the fees payable to the consultant. The Compensation Committee also has the sole authority to terminate any compensation consultant that it has retained. In addition to the retention of compensation consultants, the Compensation Committee has the authority, under its charter, to retain independent legal counsel or other independent advisors to assist the Committee in performing its duties.

In 2009, the Compensation Committee engaged Hewitt Associates to provide the Committee with recommendations regarding executive compensation in light of market practices and legal or regulatory considerations, and consistent with RAI’s needs and the Committee’s compensation philosophy. Hewitt Associates provided the Compensation Committee with market or benchmark data to assist the Committee in making determinations concerning senior management base salary and annual incentive levels, and long-term incentive awards. A representative of Hewitt Associates attended each meeting of the Compensation Committee in 2009. During 2009, the Compensation Committee requested that Hewitt Associates work with RAI’s management in preparing appropriate executive compensation proposals for the Committee’s review and consideration; provide independent, candid advice to the Committee; and help ensure that the Committee receives the information and counsel necessary to make well-informed, reasoned decisions in the best interests of RAI’s shareholders on matters related to executive compensation. In early 2010, Hewitt spun off a part of its executive compensation consulting practice into a separate and independent entity called Meridian Compensation Partners, LLC, referred to as Meridian. For 2010, the Compensation Committee has engaged Meridian as its independent compensation consultant.

In 2009, the Human Resources department of RAI also engaged Hewitt Associates to provide compensation advice on matters pertaining to RAI executives whose compensation is not within the Compensation Committee’s scope of review. Pursuant to procedures established by the Committee in February 2007, management of RAI or its operating subsidiaries may retain the same compensation consulting firm retained by the Committee to provide market pricing and other compensation consulting services for positions at levels below those requiring the approval of the Committee. However, management of RAI and its operating subsidiaries are required to obtain the prior approval of the Compensation Committee before engaging the same compensation consulting firm then retained by the Committee, if management expects that the fees payable to such firm for consulting services provided at management’s direction will exceed $1 million for such engagement or in the aggregate during any fiscal year.

In 2009, the Governance Committee also used Hewitt Associates to assist in the evaluation of the compensation of RAI’s non-employee directors. For 2010, the Governance Committee has engaged Meridian for such work.

Compensation Committee Interlocks and Insider Participation.  An SEC rule requires RAI to disclose the existence of certain relationships involving any member of RAI’s Compensation Committee, on the one hand, and RAI, on the other hand. Such relationships, referred to as “compensation committee interlocks and insider participation” include, among other things, where

•	an executive officer of RAI served as a member of the compensation committee of another entity, one of whose executive officers served on RAI’s Board or Compensation Committee, or

•	an executive officer of RAI served as a director of another entity, one of whose executive officers served on RAI’s Compensation Committee.

During 2009, there were no compensation committee interlocks or insider participation at RAI.

Corporate Governance and Nominating Committee

General.  The Governance Committee:

•	reviews the qualifications of candidates for nomination to the Board and its committees,

•	recommends to the Board nominees for election as directors,

•	reviews and evaluates annually and recommends the processes and practices through which the Board conducts its business,

•	reviews and evaluates annually the assignment of the various oversight responsibilities and activities of the Board committees,

•	reviews periodically the compensation of the Board in relation to comparable companies and recommends to the Board any changes needed to maintain appropriate and competitive Board compensation,

•	initiates and oversees annually an appraisal of the performance of the Board, the Board Committees, the Lead Director and, in conjunction with the Lead Director, the individual directors in meeting their respective corporate governance responsibilities,

•	reviews RAI’s Corporate Governance Guidelines and considers the adequacy of such guidelines in light of current best practices and in response to any shareholder concerns,

•	reviews and reports to the Board on succession planning for RAI’s Chief Executive Officer, and

•	may nominate an independent director to serve as a lead director under the circumstances described below under “— Board Leadership Structure.”

Director Nomination Process.  The Board is responsible for selecting its members, subject to shareholder approval and the relevant provisions of the Governance Agreement, but delegates the screening process to the Governance Committee with input from the Chairman of the Board, the Chief Executive Officer (if different from the Chairman of the Board) and the Lead Director. The Governance Committee uses the following methods for identifying director nominees, other than incumbent directors being considered for re-election or nominees designated by B&W pursuant to the Governance Agreement:

•	professional third-party search firms, which provide candidate names, biographies and background information,

•	the Governance Committee’s, the Board’s and management’s networks of contacts, and

•	shareholder recommendations.

In connection with its process of identifying, screening and recommending candidates for Board membership, the Governance Committee evaluates each potential candidate against the qualifications set forth in its committee charter and the Corporate Governance Guidelines, and reviews the appropriate skills and characteristics required of directors in the context of prevailing business conditions and the then-existing composition of the Board. The qualifications considered in the selection of director nominees include the following:

•	experience as a director of a publicly traded company,

•	extent of experience in business, finance or management,

•	overall judgment to advise and direct RAI and its operating subsidiaries in meeting their responsibilities to shareholders, customers, employees and the public, and

•	the interplay of a candidate’s experience with the experience of the other Board members and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

As stated in the Corporate Governance Guidelines, the objective of the director nomination process is to create a diverse Board that brings to RAI a variety of perspectives and skills derived from high quality business and professional experience. To that end, the Governance Committee considers the business experience and diversity of a candidate when considering director nominees. RAI’s current Board is comprised of four members with extensive experience in the tobacco industry and several other members with experience in consumer goods, finance and regulated industries. The Board’s diversity also is reflected by the fact that it counts three women, two African Americans and four non-U.S. citizens among its members.

Additional policies regarding Board membership, as set forth in the Corporate Governance Guidelines, include the following:

•	a majority of the Board must be independent within the meaning of the Corporate Governance Guidelines and the NYSE listing standards,

•	the Executive Chairman of the Board, if there is one, and the Chief Executive Officer normally will be the only management directors,

•	a Board member, other than a non-independent designee of B&W pursuant to the Governance Agreement, who ceases to be active in his or her principal business or profession, or experiences other changed circumstances that could diminish his or her effectiveness as a Board member, is expected to offer his or her resignation to the Board, which will determine whether such member should continue to serve as a director, and

•	the Board expects that no director will be nominated for election or re-election to the Board following his or her 70th birthday.

Incumbent directors are reviewed for suitability for continued service on the Board by the Governance Committee and the full Board prior to their nomination for re-election.

Candidates are recommended to the full Board for nomination for election as directors only upon the affirmative vote of a majority of the members of the Governance Committee.

Shareholder Nominations to the Board.  Shareholders may recommend candidates for Board membership by submitting their recommendations in writing to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990. The written recommendation must provide the following information:

•	the candidate’s name, age, business address and, if known, residence address,

•	the candidate’s principal occupation or employment,

•	the number of shares of RAI common stock owned by the candidate,

•	any other information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act,

•	the written consent of the candidate to be named in the proxy statement as a nominee, if applicable, to serve as a director if elected, and to provide information the Board requests to determine whether the candidate qualifies as an independent director under applicable guidelines, and

•	a description of all arrangements or understandings between the shareholder (or shareholder related person, as such term is defined in RAI’s Bylaws), the candidate and any other person or persons (naming such person or persons), pursuant to which the recommendation is being made by the shareholder.

The Governance Committee will evaluate any director candidate recommended by a shareholder based upon the facts and circumstances at the time of the receipt of such recommendation. Applicable considerations would include:

•	whether the Governance Committee currently is looking to fill a new position created by an expansion of the number of directors, or a vacancy that may exist on the Board,

•	whether nomination of a particular candidate would be consistent with the Governance Agreement,

•	whether the current composition of the Board is consistent with the criteria described in the Corporate Governance Guidelines,

•	whether the candidate submitted possesses the requisite qualifications that generally are the basis for selection for candidates to the Board, as described in the Corporate Governance Guidelines and as described above, and

•	whether the candidate would be considered independent under the Corporate Governance Guidelines and the NYSE listing standards.

The Governance Committee will not alter the manner in which it evaluates a candidate based on whether the candidate was recommended by a shareholder or otherwise.

A shareholder also may nominate a person for election to the Board at the 2011 annual meeting of shareholders by providing notice and the other required information described in RAI’s Bylaws, in writing, to the Office of the Secretary, Reynolds American Inc., P. O. Box 2990, Winston-Salem, North Carolina 27102-2990, for receipt between October 23, 2010, and November 22, 2010. RAI’s Bylaws can be found in the “Governance” section of the www.reynoldsamerican.com web site or may be obtained, free of charge, from the Office of the Secretary.

Board Leadership Structure

Under our Corporate Governance Guidelines, and subject to the applicable provisions of the Governance Agreement, the Board elects the Chairman of the Board and the Chief Executive Officer on an annual basis in the manner and based on the criteria that it deems appropriate and in the best interests of RAI given the circumstances at the time of such appointments. An individual may serve as Chairman of the Board and/or Chief Executive Officer for more than one term in succession.

Similarly, the Board considers whether the roles of Chairman of the Board and Chief Executive Officer should be separate and whether the Chairman of the Board should be an independent director. Ms. Ivey, our Chief Executive Officer and President, has held the additional position of Chairman of the Board since January 1, 2006, following the retirement of Andrew J. Schindler as Non-Executive Chairman of the Board.

Under our Corporate Governance Guidelines, if the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the independent directors may elect, upon nomination by the Governance Committee, an independent director to serve as Lead Director. A director may be elected as Lead Director for more than one term in succession. Pursuant to our Corporate Governance Guidelines, after consideration and nomination by the Governance Committee, the independent directors elected John T. Chain, Jr. to serve as Lead Director, commencing January 1, 2006. In 2007, the Board modified the Corporate Governance Guidelines to provide that the term of any future Lead Director would be one year, instead of three years. Upon General Chain’s retirement from the Board in 2008, the independent directors elected Mr. Wajnert to serve as Lead Director. In May 2009, the independent directors elected Mr. Wajnert to serve an additional one-year term as Lead Director.

Under our Corporate Governance Guidelines, the Lead Director is responsible for:

•	presiding over executive sessions of the non-management directors and the independent directors,

•	calling meetings of the non-management directors and the independent directors as he or she deems necessary,

•	facilitating communications and serving as a liaison between the non-management directors and the Chairman of the Board and Chief Executive Officer, though each director is free to communicate directly with the Chairman of the Board and Chief Executive Officer,

•	consulting with the Chairman of the Board, the Chief Executive Officer and the Secretary on the agenda for Board meetings and on the need for special meetings of the Board,

•	together with the Chair of the Compensation Committee, communicating to the Chief Executive Officer the results of the evaluation of his or her performance,

•	in conjunction with the Governance Committee, overseeing the evaluation process of individual directors,

•	meeting with any director who is not adequately performing his or her duties as a member of the Board or any Board committee, and

•	otherwise consulting with the Chairman of the Board on matters relating to management effectiveness and Board performance.

The Board believes that the existing leadership structure, under which Ms. Ivey serves as Chairman of the Board, Chief Executive Officer and President, and Mr. Wajnert serves as Lead Director, is appropriate and in the best interests of RAI. Given the current needs of RAI, the Board believes that having the Chief Executive Officer and President serve as Chairman of the Board and having an independent director serve as Lead Director strikes an effective balance between management and independent director participation in the Board process. In this regard, the Board believes that it has operated effectively since Ms. Ivey assumed the role of Chairman of the Board on January 1, 2006, and that Ms. Ivey has provided strong and clear leadership of RAI. Moreover, General Chain’s and Mr. Wajnert’s service as independent Lead Director has promoted the Board’s consideration of diverse viewpoints and facilitated communication between the Board and management.

Although the Board believes that the existing leadership structure is currently in the best interests of RAI, the Corporate Governance Guidelines provide the Board with the flexibility to elect different individuals to the positions of Chairman of the Board and Chief Executive Officer if, in the future, the Board determines that such a leadership structure would be appropriate.

Board Meetings

The Corporate Governance Guidelines provide that each Board meeting agenda shall include time for an executive session with only directors and the Chief Executive Officer present, and an executive session with only non-employee directors present. In addition, the Corporate Governance Guidelines provide that at the Board meeting following each annual meeting of shareholders, the Board shall have an executive session with only independent directors present. The Lead Director, if one has been appointed, is responsible for presiding over executive sessions of the non-management directors and the independent directors. In the absence of the Lead Director, if one has been appointed, the Chair of the Governance Committee shall preside over executive sessions of the non-management directors and the independent directors. Similarly, if no Lead Director has been appointed, and the Chairman of the Board is an employee of RAI or a subsidiary of RAI, then the Chair of the Governance Committee shall preside over executive sessions with only non-employee directors or independent directors present. As noted above, Mr. Wajnert has served as Lead Director since May 6, 2008. Currently, Mr. Powell serves as the Chair of the Governance Committee.

During 2009, there were eight meetings of the Board. Each director attended at least 75% of the total meetings of the Board and committees of which he or she was a member. The Corporate Governance Guidelines provide that Board members are expected to attend annual meetings of shareholders, barring unavoidable circumstances that prevent attendance. All of our current directors, except Ms. Atkins, attended our annual shareholders’ meeting held on May 6, 2009.

Risk Oversight

The Board, together with the Audit Committee and Compensation Committee, is primarily responsible for overseeing RAI’s risk management. On a semi-annual basis, management of RAI and its operating companies, under the direction of RAI’s chief risk officer, identifies and assesses significant risks. Each risk category, as well as the consolidated risk profile, is reviewed and discussed with the full Board or appropriate Board committee, based on the scope of the risk and the expertise needed for oversight. The Board is assigned and directly oversees risks that could have a broad impact on RAI, strategic risks, as well as any risk that could threaten a key growth strategy. The Compensation Committee is assigned and oversees risks that may require its specific expertise, such as human resources risks or compensation risks. Consistent with NYSE regulations, the Audit Committee is assigned and oversees management’s processes to identify, assess and manage risks. Additionally, the Audit Committee oversees risks that may require its specific expertise, such as financial reporting risks, as well as other risks that do not fit into one of the foregoing categories.

Although the Board and its committees oversee RAI’s risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks faced by RAI. At meetings of the Board, the Audit Committee or the Compensation Committee, as applicable, management reports on the specific categories of risk for which the Board or such committee is responsible. In particular, management discusses its assessment of and strategy for managing each category of risk. Each of the Audit Committee and the Compensation Committee also regularly reports to the Board with respect to the risk categories it oversees. These ongoing discussions enable the Board, the Audit Committee and the Compensation Committee to monitor RAI’s exposure to and mitigation of risk.

The existing Board leadership structure encourages communication between management, including the Chairman of the Board, Chief Executive Officer and President, on the one hand, and the non-management directors, including the Lead Director, on the other hand. By fostering increased communication, we believe that the current Board leadership structure leads to the identification and implementation of effective risk management strategies.

Director Compensation

We provide to our non-employee directors (other than Messrs. Durante and Withington, both of whom were full-time employees of BAT during 2009) compensation for their service on the Board in the form of retainers and meeting fees, and certain equity awards, all as described in greater detail below. See “— Payment for Services of Certain Board Designees” below for a discussion of the compensation RAI pays for the service of Messrs. Durante and Withington as directors of RAI. (Our non-employee directors, other than Messrs. Durante and Withington, are collectively referred to as Outside Directors). RAI does not compensate any director who is an employee of RAI or any of its subsidiaries in his or her capacity as a director, except that RAI does reimburse all directors for actual expenses incurred in connection with attendance at Board and committee meetings, including transportation, food and lodging expenses. If a guest accompanies a director on a trip to a Board meeting and the guest was not invited by RAI, then charges associated with that guest will not be reimbursed by RAI. Transportation, food and lodging expenses that are incurred by a guest and paid for by RAI will be imputed as income to the director. RAI also reimburses Outside Directors for the fees and expenses incurred by them in connection with their attendance at one director education program per year.

The Governance Committee, with the assistance of an outside compensation consultant, periodically evaluates and recommends changes to the compensation program for RAI’s non-employee directors. In 2009, the Governance Committee used Hewitt Associates to evaluate and provide recommendations regarding the compensation program for the non-employee directors. No executive officer is involved in approving, or recommending changes to, any elements of the director compensation program.

The following table shows the annual compensation paid by RAI to the Outside Directors for their service on the Board during 2009.

2009 Director Compensation Table (1)

	Fees Earned or	Stock	All Other
Name	Paid in Cash (3)($)	Awards (4)($)	Compensation (5)($)	Total ($)

Betsy S. Atkins	90,000	120,580	970	211,550
Martin D. Feinstein	112,077	120,580	1,762	234,419
Luc Jobin	96,000	120,580	5,246	221,826
Holly K. Koeppel	90,000	120,580	970	211,550
Nana Mensah	87,000	120,580	1,486	209,066
Lionel L. Nowell, III	90,000	120,580	5,861	216,441
H.G.L. (Hugo) Powell	113,500	120,580	10,970	245,050
Joseph P. Viviano(2)	36,231	13,956	20,500	70,687
Thomas C. Wajnert	141,462	120,580	2,494	264,536
John J. Zillmer	82,500	120,580	1,246	204,326

(1)	As an employee director, Ms. Ivey receives no compensation for her service on the Board. See “Executive Compensation” below for information regarding the compensation that she receives in her capacity as RAI’s Chief Executive Officer and President. During 2009, RAI did not pay any compensation directly to Messrs. Durante or Withington for serving as directors. See “— Payment for Services of Certain Board Designees” below for information regarding the compensation RAI pays for the Board service of such persons.

(2)	Mr. Viviano retired from the Board effective May 5, 2009.

(3)	The amounts in this column include Board and Board committee retainers paid for service in 2009, fees paid for Board and Board committee meetings attended in 2009 and, in the case of Mr. Wajnert, the supplemental retainer paid for service as Lead Director. Amounts are shown in this column notwithstanding a director’s election to defer his or her retainers and meeting fees pursuant to the plan described below under “— Deferred Compensation Plan.” For additional information regarding director meeting fees and retainers, see “— Annual Retainers and Meetings Fees” below.

(4)	The amounts shown in this column represent the aggregate grant date fair value (calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, referred to as ASC 718) with respect to awards made during 2009 under the Equity Incentive Award Plan for Directors of Reynolds American Inc., referred to as the EIAP. The amounts shown in this column do not equal the value that any director actually received during 2009 with respect to his or her EIAP awards. The assumptions upon which the amounts in this column are based are set forth in note 16 to consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on February 19, 2010, referred to as the 2009 Annual Report on Form 10-K. No Outside Director forfeited any stock awards during 2009.

No stock options were granted to Outside Directors in 2009, and no stock options were held by Outside Directors as of December 31, 2009.

(5)	The amounts shown in this column for 2009 include:

(a)	the value of matching gifts made on behalf of Messrs. Jobin, Nowell, Powell and Viviano (with such value, in Mr. Viviano’s case, being $17,000 in matching gifts that were made in 2009 for gifts he made in 2008 and 2009) pursuant to the program described below under “Other Benefits — Matching Grants Program;”

(b)	in the case of Mr. Viviano, an amount equal to $1,500 for a laptop computer used for Board meetings, the value of which was imputed to him for income tax purposes; and

(c)	the cost of life insurance premiums, for all Outside Directors other than Mmes. Atkins and Koeppel, and Mr. Powell, and excess liability insurance premiums, for all Outside Directors, paid by RAI for certain insurance offered to the Outside Directors, as described below under “Other Benefits — Insurance and Indemnification Benefits.”

Annual Retainers and Meeting Fees

•	Each Outside Director receives an annual retainer of $60,000.

•	For 2009, the Lead Director received a supplemental annual retainer of $20,000. Effective January 1, 2010, the Lead Director will receive a supplemental annual retainer of $30,000.

•	Each Outside Director who is a Chair of one of the standing committees of the Board receives a supplemental annual retainer as follows — Audit Committee Chair: $20,000; Compensation Committee Chair: $10,000; and Governance Committee Chair: $10,000.

•	Each Outside Director receives an attendance fee of $1,500 for each Board meeting attended, and members of each Board committee receive an attendance fee of $1,500 for each committee meeting attended. In addition, each Outside Director who is invited to attend a meeting of any committee of which he or she is not a member, and attends the meeting of such committee, receives the same meeting fee as committee members.

Deferred Compensation Plan

Under the Amended and Restated Deferred Compensation Plan for Directors of Reynolds American Inc., referred to as the DCP, Outside Directors may defer payment of their retainers and meeting fees until termination of service as a director or until a selected year in the future. Participating directors may elect, on an annual basis, to direct RAI to defer their retainers and meeting attendance fees in 25% increments to a cash account, a stock account or a combination of both. The plan provides that amounts deferred to a cash account earn interest at the prime rate as set by JPMorgan Chase Bank, and amounts deferred to a stock account mirror the performance of, and receive dividend equivalents based on, RAI common stock. Participating directors are entitled to receive a distribution, only in the form of cash, of their account balances either in full on the deferral date or in up to ten annual installments commencing on a selected future date.

Equity Awards

RAI provides its Outside Directors with certain stock-based awards pursuant to the terms of the EIAP. Upon election to the Board, an Outside Director receives under the EIAP an initial grant of 3,500 deferred stock units or, at the director’s election, 3,500 shares of RAI common stock. Upon appointment as a Non-Executive Chairman of the Board, such director receives a grant of 3,500 deferred stock units or, at such person’s election, 3,500 shares of RAI common stock, so long as such director previously did not receive an initial grant upon his or her election to the Board. In addition, pursuant to the EIAP, each Outside Director receives on the date of each annual meeting of shareholders (provided the Outside Director remains on the Board after the date of such meeting), a grant of 2,000 (or, in the case of a Non-Executive Chairman of the Board, 4,000) deferred stock units or, at the director’s election, 2,000 (or, in the case of a Non-Executive Chairman, 4,000) shares of RAI common stock. If RAI does not hold an annual meeting of shareholders in any year, then the annual award under the EIAP will be made to Outside Directors on the anniversary of the preceding year’s annual meeting of shareholders. Shares of RAI common stock awarded to Outside Directors in lieu of deferred stock units upon a director’s initial award or any annual award under the EIAP will not bear any transfer restrictions, other than any restrictions arising generally by virtue of federal and state securities laws. Each Outside Director also is entitled to receive a quarterly award of deferred stock units on the last day of each calendar quarter, with the number of units being equal to: $10,000 (or, in the case of a Non-Executive Chairman of the Board, $20,000) divided by the average closing price of a share of RAI common stock for each business day during the last month of such calendar quarter. If a director has served for less than the entire quarter, the number of units granted will be prorated based upon the period of such person’s actual Board service during the quarter.

The deferred stock units granted under the EIAP receive dividends at the same rate as RAI common stock, but the dividends are credited in the form of additional deferred stock units. The deferred stock units have no voting rights. For all grants made under the EIAP on or prior to December 31, 2007, distribution of a director’s deferred stock units will be made on (or commencing on) January 2 following his or her last year of service on the Board. For all grants under the EIAP after December 31, 2007, distribution of a director’s deferred stock units will be made in accordance with such director’s election(s) to receive his or her deferred stock units (1) on (or commencing on) January 2 following his or her last year of service on the Board, or (2) on (or commencing on) the later of January 2 of a year specified by such director and January 2 following his or her last year of service on the Board. At the election of the director, distributions may be made in one lump sum or in up to 10 annual installments. At the election of the director, the payment of the initial and annual deferred stock unit grants may be made in cash or in RAI common stock, which shares of stock will not bear transfer restrictions other than any restrictions arising generally by virtue of federal and state securities laws. Distribution of the deferred stock units received in connection with a quarterly award will be made only in cash. Cash distributions of deferred stock units generally are based on the average closing price of RAI common stock during December of the year preceding payment. Notwithstanding the foregoing, upon the death of a participating director (whether before or after ceasing to serve as a director), any deferred stock units then outstanding in such director’s account will be distributed in a single lump sum cash amount to the director’s designated beneficiary or estate, as the case may be. Such distribution will be made after the end of the quarter in which the plan administrator is notified of the participant’s death and will be based upon the average closing price of RAI common stock during that month.

An aggregate of 1,000,000 shares of RAI common stock have been authorized for issuance under the EIAP. Shares relating to awards under the EIAP that are forfeited, terminated or settled in cash in lieu of stock will become available for future grants. The EIAP also affords its administrator, the Governance Committee, the discretion to grant Outside Directors options to acquire shares of RAI common stock. Any such options will have an exercise price equal to the per share closing price of RAI common stock on the date of grant, will vest and become exercisable in full six months after the date of grant and will have a ten-year term. No options were granted to Outside Directors in 2009, and no options currently are held by Outside Directors under the EIAP.

Other Benefits

Insurance and Indemnification Benefits.

•	Each Outside Director is offered, during the term of his or her service on the Board, life insurance coverage having a death benefit of either $50,000 or $100,000. The Outside Director does not pay for such coverage, but the value of the coverage is imputed to the director for income tax purposes.

•	Each Outside Director is offered, during the term of his or her service on the Board, excess liability insurance coverage of $10,000,000. The Outside Director does not pay for this coverage, but the value of this coverage also is imputed to the director. Such excess coverage may be extended for an additional three-month period following the end of the director’s Board service, subject to the director’s payment of the premium for such period. To receive such excess liability coverage, an Outside Director is required to maintain, at his or her own cost, underlying liability insurance with certain limits depending upon the type of underlying coverage.

•	Each Outside Director is covered by RAI’s business travel insurance policy, which provides benefits of up to $500,000 upon an Outside Director’s death or accidental injury occurring while the director is traveling in connection with his service on the Board.

•	All directors and officers of RAI and its subsidiaries are covered by RAI’s directors’ and officers’ liability insurance policy, which has an aggregate coverage limit of $395 million, with an additional $50 million of coverage for non-employee directors and, subject to certain conditions, employee directors.

•	All directors are covered by the indemnification provisions contained in RAI’s Articles of Incorporation, and are parties to individual indemnification agreements with RAI.

Matching Grants Program.  All Outside Directors are eligible to participate in a matching grants program sponsored by RAI and the Reynolds American Foundation. Pursuant to this program, RAI or the Reynolds American Foundation will match grants, on a one-for-one basis, that a director makes to an educational, art, cultural or charitable organization. The maximum, aggregate annual amount of the matching grants for each director is $10,000. The Reynolds American Foundation will provide a matching grant up to the first $4,000, and RAI will provide a matching grant up to the next $6,000, for each qualifying contribution made by an Outside Director. A director may participate in the matching grants program through the end of the calendar year in which the director terminates his or her service on the Board.

Payment for Services of Certain Board Designees

In consideration for the service of the two BAT employee directors on the Board, referred to as the BAT employee directors, RAI pays BAT an annual fee, paid on a quarterly basis, per director. Such amounts are paid to BAT in lieu of any other compensation (other than the reimbursement of certain expenses) to which the BAT employee directors otherwise would be entitled in their capacities as members of RAI’s Board. For 2009, the amount of the annual fee for each of the two BAT employee directors, Messrs. Durante and Withington, was $215,020. For 2010, the annual fee for the Board service of each of Messrs. Durante and Withington will be $213,300.

Equity Ownership Guidelines

After completion of five years of service as a member of RAI’s Board of Directors, each director is expected to hold and retain a minimum of 10,000 shares of RAI common stock. It is generally expected that a director will not dispose of RAI common stock during the first five years of service on the Board, unless the director holds and retains RAI common stock in excess of the minimum threshold level of 10,000 shares. For purposes of the foregoing ownership guidelines, RAI common stock includes:

•	shares of RAI common stock beneficially owned by the director,

•	deferred stock units or shares of RAI common stock granted to the director under the EIAP, and

•	deferred stock units received by the director as deferred compensation under the DCP.

These stock ownership guidelines do not apply to any director who is also an officer or employee of BAT so long as such director does not participate in any equity compensation plan made available to RAI’s non-employee directors. All directors with at least five years of service currently hold amounts in excess of the minimum threshold level, and those directors with less than five years of service are making progress in meeting the five-year minimum threshold goals.

Code of Conduct

RAI has adopted a Code of Conduct that applies to all directors, officers and employees of RAI and its subsidiaries, including RAI’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Conduct is intended to constitute a “code of ethics” within the meaning of Item 406(b) of Regulation S-K. Any amendment to, or waiver from, a provision of RAI’s Code of Conduct (other than technical, administrative or other non-substantive amendments) that applies to any director or executive officer of RAI will be disclosed on the www.reynoldsamerican.com web site, by distributing a press release or by filing a current report on Form 8-K with the SEC within four business days following the amendment or waiver. The Code of Conduct can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested, free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Shareholder Communications to the Board

Shareholders and other interested parties may communicate directly with the Board or individual members of the Board by submitting written correspondence to Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. Shareholders and other interested parties may communicate directly with the non-management directors as a group by writing to the Lead Director or, if a Lead Director has not been appointed, to the Chair of the Governance Committee at the foregoing address. Additional information on our procedures for the handling of communications from our shareholders and other interested parties is contained in our Corporate Governance Guidelines, which can be found in the “Governance” section of the www.reynoldsamerican.com web site.

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership of Principal Shareholders

We have been notified by the persons in the following table that they are beneficial owners (as defined by the rules of the SEC) of more than 5% of RAI common stock.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class(4)

British American Tobacco p.l.c.	122,518,429	(1)	42.05
Globe House 4 Temple Place London, WC2R 2PG

Brown & Williamson Holdings, Inc.	122,518,429	(1)	42.05
103 Foulk Road, Suite 117 Wilmington, Delaware 19803

Invesco Ltd.	34,761,477	(2)	11.93
1360 Peachtree Street, NE Atlanta, Georgia 30309

Invesco Asset Management Limited	34,259,585	(3)	11.76
30 Finsbury Square London, England EC2A 1AG

(1)	Based upon a Schedule 13G/A filed by B&W and BAT with the SEC on February 12, 2009, (a) B&W and BAT hold sole dispositive and sole voting power over these shares and (b) B&W is the record and beneficial owner of these shares, and BAT is the beneficial owner of such shares by virtue of its indirect ownership of all of the equity and voting power of B&W.

(2)	According to a Schedule 13G/A filed with the SEC on February 12, 2010, by Invesco Ltd., on behalf of itself and certain of its investment advisory subsidiaries, including Invesco Asset Management Limited, Invesco PowerShares Capital Management, Invesco Institutional (N.A.), Inc., Invesco PowerShares Capital Management Ireland Ltd, Invesco Asset Management Deutschland GmbH, Invesco Management S.A. and Invesco National Trust Company. As of December 31, 2009, these investment advisory subsidiaries held, with respect to these shares, (i) sole voting power over 34,143,883 shares; 328,518 shares; 59,790 shares; 16,143 shares; 2,080 shares; 984 shares; and 34 shares, respectively, and (ii) sole dispositive power over 34,259,585 shares; 328,518 shares; 40,090 shares; 16,143 shares; 11,380 shares; 984 shares; and 34 shares, respectively. Invesco Asset Management Limited held shared voting power over 115,702 shares as of December 31, 2009; Invesco Institutional (N.A.), Inc. held shared dispositive power over 21,800 shares as of December 31, 2009; and Invesco Asset Management (Japan) Limited held shared voting and sole dispositive power over 82,943 shares as of December 31, 2009.

(3)	See footnote 2 for additional information.

(4)	Information in this column is based on 291,371,094 shares of RAI common stock outstanding on March 8, 2010, the record date for the 2010 annual meeting.

Stock Ownership of Management

The following table indicates the number of shares of RAI common stock beneficially owned as of March 8, 2010, by each current director, each named executive officer and all directors and executive officers as a group, based on information provided to RAI by these individuals. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote, or the power to transfer, and stock options that are exercisable currently or become exercisable within 60 days. Except as described in the footnotes to the table, each person has sole investment and voting power over the shares for which he or she is shown as beneficial owner.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership	Percent of Class(6)

Non-Employee Directors
Betsy S. Atkins(1)	0	*
Nicandro Durante	0	*
Martin D. Feinstein(1)	0	*
Luc Jobin(1)	5,500	*
Holly K. Koeppel(1)	0	*
Nana Mensah(1)	9,820	*
Lionel L. Nowell, III(1)	8,287	*
H.G.L. (Hugo) Powell(1)(2)	7,600	*
Thomas C. Wajnert(1)	0	*
Neil R. Withington	0	*
John J. Zillmer(1)	7,500	*
Named Executive Officers
Thomas R. Adams(3)(4)	16,121	*
Daniel M. Delen(3)(4)	32,329	*
Jeffery S. Gentry(3)(4)	15,156	*
Susan M. Ivey(3)(4)	109,188	*
E. Julia (Judy) Lambeth(3)(4)	15,941	*
All directors, director nominees and executive officers as a group (consisting of 26 persons)(5)	309,171	*

*	Less than 1%

(1)	The shares beneficially owned do not include the following deferred common stock units, which are RAI common stock equivalents awarded under the EIAP or credited under the DCP: (a) 17,554 units for Ms. Atkins; (b) 21,962 units for Mr. Feinstein; (c) 1,436 units for Mr. Jobin; (d) 7,490 units for Ms. Koeppel; (e) 7,705 units for Mr. Mensah; (f) 12,482 units for Mr. Nowell; (g) 33,257 units for Mr. Powell; (h) 24,784 units for Mr. Wajnert; and (i) 2,209 units for Mr. Zillmer. Neither Ms. Ivey nor Messrs. Durante or Withington participate in the EIAP or DCP.

(2)	The shares owned by Mr. Powell have been pledged as collateral to a third party.

(3)	The shares beneficially owned do not include the following performance shares, granted under the Reynolds American Inc. Long-Term Incentive Plan, referred to as the LTIP, and the Omnibus Plan, which upon vesting will be paid to the participant in RAI common stock: (a) 58,174 performance shares for Mr. Adams; (b) 105,582 performance shares for Mr. Delen; (c) 39,274 performance shares for Dr. Gentry; (d) 329,200 performance shares for Ms. Ivey; and (e) 62,242 performance shares for Ms. Lambeth.

(4)	The shares beneficially owned include the following shares of restricted stock granted under the LTIP, which shares are subject to prohibitions against transfer, but carry voting and dividend rights, prior to vesting: (a) 6,059 shares of restricted stock for Mr. Adams; (b) 11,052 shares of restricted stock for Mr. Delen; (c) 3,186 shares of restricted stock for Dr. Gentry; (d) 35,157 shares of restricted stock for Ms. Ivey; and (e) 6,483 shares of restricted stock for Ms. Lambeth.

(5)	The shares beneficially owned by all directors, director nominees and executive officers as a group: (a) do not include an aggregate of 128,883 deferred common stock units awarded to directors under the EIAP or credited to directors under the DCP; (b) do not include an aggregate of 848,396 performance shares granted to executive officers under the LTIP and the Omnibus Plan; (c) include an aggregate of 84,942 shares of restricted stock granted to executive officers under the LTIP, which shares are subject to prohibitions against transfer, but carry voting and dividend rights, prior to vesting; and (d) include 1,265 shares of stock (as to which beneficial ownership is disclaimed) held by the spouse of an executive officer.

(6)	The information in this column is based on 291,371,094 shares of RAI common stock outstanding on March 8, 2010, the record date for the 2010 annual meeting. For purposes of computing the percentage of outstanding shares held by each person named in the table, any security that such person has the right to acquire within 60 days is deemed to be held by such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Standstill Provisions; Transfer Restrictions

In addition to provisions relating to the nomination and election of directors to RAI’s Board, the Governance Agreement, among other things, prohibits BAT and its subsidiaries from acquiring, or making a proposal to acquire, beneficial ownership of additional shares of RAI common stock until the earlier of July 30, 2014 (the tenth anniversary of the Governance Agreement) and the date on which a significant transaction is consummated (such period is referred to as the Standstill Period). For purposes of the Governance Agreement, a significant transaction means any sale, merger, acquisition or other business combination involving RAI or its subsidiaries pursuant to which more than 30% of the voting power or the total assets of RAI would be received by any person or group. Under the Governance Agreement, BAT and its subsidiaries also are prohibited during the Standstill Period from taking certain actions, including, without limitation, participating in certain proxy solicitations with respect to RAI common stock and seeking additional representation on RAI’s Board. The Governance Agreement provides several exceptions to the foregoing prohibitions, including, without limitation, permitting BAT and its subsidiaries to acquire additional shares of RAI common stock in connection with certain BAT counteroffers made in response to a third party’s offer to enter into a significant transaction involving RAI.

The Governance Agreement also restricts the ability of BAT and its subsidiaries to sell or transfer shares of RAI common stock. Specifically, during the term of the Governance Agreement, BAT and its subsidiaries may not:

•	sell or transfer RAI common stock if, to B&W’s knowledge, the acquiring party would beneficially own 7.5% or more of the voting power of all of RAI’s voting stock after giving effect to such sale or transfer, or

•	in any six-month period, and except in response to certain tender or exchange offers, sell or transfer RAI common stock representing more than 5% of the voting power of all of RAI’s voting stock without first obtaining the consent of a majority of the independent members of RAI’s Board not designated by B&W.

Notwithstanding these restrictions, B&W may transfer any of its shares of RAI common stock to BAT or its subsidiaries, and any such transferee may make similar transfers, provided the transferee agrees to be bound by the terms of the Governance Agreement and, provided further, that all shares of RAI common stock held by B&W and a permitted transferee will be taken into account for purposes of calculating any ownership thresholds applicable to B&W and/or its affiliates under the Governance Agreement. The Governance Agreement will terminate upon the occurrence of various events, including, without limitation, B&W’s ownership interest in RAI falling below 15%, and the election by BAT and B&W to terminate the Governance Agreement, which election may be made in the event of RAI’s material breach of certain provisions of the Governance Agreement (and RAI’s failure to cure such breach in a timely manner). In other cases, each of BAT and B&W, on the one hand, and RAI, on the other hand, may terminate certain provisions of the Governance Agreement upon the material breach of the Governance Agreement by the other (subject to the breaching party’s right to cure the breach in a timely manner), except that other provisions of the Governance Agreement will remain in effect.

In addition to the provisions of the Governance Agreement described in the preceding three paragraphs and under the heading “The Board of Directors” above, the Governance Agreement also grants BAT and its subsidiaries the right to have shares of RAI common stock held by them to be registered under the securities laws in certain circumstances, requires the approval of a majority of the directors designated by B&W to authorize certain issuances or repurchases of RAI securities, and requires the approval of B&W, as a shareholder of RAI, for RAI to effect certain transactions.

A copy of the Governance Agreement and Amendments No. 1 and No. 2 to the Governance Agreement are included as Exhibits 10.10, 10.11 and 10.12, respectively, to our 2009 Annual Report on Form 10-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires RAI’s directors and executive officers, and any persons holding more than 10% of RAI’s equity securities, to file with the SEC reports disclosing their initial ownership of RAI’s equity securities, as well as subsequent reports disclosing changes in such ownership. To RAI’s knowledge, based solely on a review of such reports furnished to it and written representations by certain reporting persons that no other reports were required, during the 2009 fiscal year, RAI’s directors, executive officers and greater than 10% beneficial owners complied with all Section 16(a) filing requirements, except that Mr. Feinstein filed a report on Form 4 which identified three sales, aggregating 355 shares of RAI common stock, that inadvertently were not reported earlier on reports on Form 4.

Executive Compensation

Compensation Discussion and Analysis

Introduction

Our executive compensation programs serve two primary objectives — to attract, motivate, and retain exceptional management talent, and to reward our management for strong performance and the successful execution of our business plans and strategies. Consistent with these objectives, a meaningful portion of the annual compensation, and all of the long-term compensation, of each named executive officer is variable, or “at risk,” in that the receipt or value of that compensation depends upon the attainment of specific performance goals by RAI and/or its operating subsidiaries. This compensation structure aligns management’s interests with the long-term interests of our shareholders. In addition, our executive compensation programs are designed to provide adequate incentives to overcome the reluctance that some people may have to work in a controversial industry, such as the tobacco industry.

The Board’s Compensation Committee, comprised solely of independent directors, is responsible for structuring and administering the compensation programs and plans in which our executive officers named in the 2009 Summary Compensation Table below participate (each officer named in such table is referred to as a named executive officer). Information regarding the Compensation Committee’s other duties, responsibilities and activities is set forth above under “Committees and Meetings of the Board of Directors — Compensation and Leadership Development Committee — General.” The table below lists the name, title and employer of each of our named executive officers for 2009:

Name	Title	Employer

Susan M. Ivey	Chairman of the Board, Chief Executive Officer and President	RAI
Thomas R. Adams	Executive Vice President and Chief Financial Officer	RAI
Daniel M. Delen	President and Chief Executive Officer	RJR Tobacco
E. Julia (Judy) Lambeth	Executive Vice President — Corporate Affairs, General Counsel and Assistant Secretary	RAI
Jeffery S. Gentry(1)	Executive Vice President — Operations and Chief Scientific Officer	RJR Tobacco

(1)	During 2009, Dr. Gentry was employed by RAI and held the position of RAI Group Executive Vice President. Effective January 1, 2010, Dr. Gentry became the Executive Vice President — Operations and Chief Scientific Officer of RJR Tobacco.

Compensation Consultant

From 2005 through 2009, the Compensation Committee engaged Hewitt Associates, an independent executive compensation consultant, to advise and counsel the Committee. Hewitt Associates reports directly to the Compensation Committee and provides it with executive compensation advisory services and assistance in establishing competitive, cost-effective executive compensation programs. Throughout 2009, at the Compensation Committee’s direction, Hewitt prepared, presented and made recommendations on a variety of executive compensation-related topics, including peer group data, competitive market pay, compensation risk management, general market trends, compensation elements, and legislative and regulatory changes, which the Committee used in its compensation decision making process. In addition, Hewitt reviewed and made recommendations on the materials prepared by management for each Compensation Committee meeting. A representative of Hewitt Associates attended each meeting of the Compensation Committee in 2009 and, at each meeting, met with the Committee in executive session without management present. In early 2010, Hewitt spun off a part of its executive compensation consulting practice into a separate and independent entity called Meridian Compensation Partners, LLC. For 2010, the Compensation Committee has engaged Meridian as its independent compensation consultant. Information regarding the Compensation Committee’s policy governing management’s use of compensation consultants is set forth above under “Committees and Meetings of the Board of Directors — Compensation and Leadership Development Committee — Compensation Consultants.”

Peer Group

In evaluating and determining appropriate levels of base salary and annual and long-term incentives for our named executive officers, the Compensation Committee annually reviews competitive peer group information showing the compensation paid to executives holding similar positions at a peer group of companies. The peer group used by the Compensation Committee for 2009 continued to consist of a combination of those companies that compete directly with our operating subsidiaries in the tobacco business — Altria Group, Inc., Lorillard, Inc., Phillip Morris International Inc. and UST, Inc. — and certain companies outside of the tobacco industry that sell brand-focused consumer products and have annual revenues ranging from one-half to two times that of RAI. We believe that the peer group represents those companies, in terms of industry and relative revenue size, that RAI and its operating subsidiaries were most likely to compete against for senior executive talent in 2009. Changes to the companies in our peer group may be necessary from year to year to reflect the impact of mergers, acquisitions and similar events (for example, Altria Group, Inc.’s acquisition of UST, Inc. in the first quarter of 2009), if a company no longer falls within the revenue range set for the peer group or if compensation survey data is no longer available for a peer group company.

In the fourth quarter of 2008, at the Compensation Committee’s direction, Hewitt Associates reviewed and updated the 2008 peer group, using information from its Total Compensation Measurementtm DataBase, to ensure that each of the companies continued to meet the Committee’s criteria for inclusion in the comparator group. The following companies were eliminated from the peer group for 2009 because compensation survey data was no longer available in Hewitt’s database: Cadbury Schweppes, plc; Constellation Brands, Inc. and Miller Brewing Company. At the same time, the following companies were added due to their compensation survey data becoming available and/or their revenues for 2008 falling within the peer group revenue range: Chiquita Brands International; Clorox Company; Diageo North America, Inc.; L’Oreal USA, Inc.; Newell Rubbermaid Inc.; Pitney Bowes Inc. and United Stationers, Inc. Phillip Morris International Inc. also was added as a result of its spin-off in 2008 from Altria Group, Inc. RAI’s revenues for 2008 were $8.8 billion, an amount that was between the overall peer group’s median annual revenues of $7.9 billion and average annual revenues of $9.5 billion.

The peer group used by the Compensation Committee for its 2009 compensation decisions consisted of the following 35 companies operating in the food, beverage, tobacco or consumer products industries:

Altria Group, Inc.	Kimberly-Clark Corporation
Anheuser-Busch Companies, Inc.	Land O’Lakes
Avery Dennison Corporation	L’Oreal USA, Inc.
Avon Products, Inc.	Lorillard, Inc.
Campbell Soup Company	Molson Coors Brewing Company
Chiquita Brands International	Nestle Purina PetCare Company
Clorox Company	Nestle USA
Colgate-Palmolive Company	Newell Rubbermaid Inc.
ConAgra Foods, Inc.	Phillip Morris International Inc.
Diageo North America, Inc.	Pitney Bowes Inc.
Eastman Kodak Company	S.C. Johnson Consumer Products
Fortune Brands, Inc.	Sara Lee Corporation
General Mills, Inc.	Sherwin-Williams Company
H. J. Heinz Company	Unilever United States, Inc.
Hallmark Cards, Inc.	United Stationers, Inc.
Hershey Company	UST, Inc.
Hormel Foods Corporation	Wm. Wrigley Jr. Company
Kellogg Company

For 2010, UST, Inc. and Wm. Wrigley Jr. Company have been eliminated from the peer group as a result of being acquired by Altria Group, Inc. and Mars, Incorporated, respectively.

Tally Sheets

Each year, when reviewing RAI’s executive compensation programs, the Compensation Committee is given tally sheets for certain of our executive officers, including the named executive officers. These tally sheets are prepared by Hewitt Associates with assistance from management, and summarize for each such executive officer:

•	the value of each compensation component, including base salary, short-term and long-term incentives, benefits and perquisites;

•	the potential value in vested and unvested long-term incentive awards if RAI’s stock price were to rise above or fall below the then-current price;

•	the realized gains from prior long-term incentive awards; and

•	amounts payable upon the termination of employment under various scenarios.

The tally sheets show the Compensation Committee the cumulative effect in value of its various executive compensation decisions. The Compensation Committee believes that annual reviews of tally sheets help it see how making a change in one compensation program or element may impact another compensation program or element or an executive officer’s overall compensation, and prevent it from making compensation decisions in isolation. In addition, the tally sheets help the Compensation Committee see the impact of stock price changes and performance leverage on the value of the long-term incentives and provide perspective on wealth accumulation from our compensation programs and the company’s obligations in the event of terminations of employment under various scenarios.

In September 2008, the Compensation Committee reviewed tally sheets for each of our named executive officers to help decide whether it should make changes to the 2009 compensation program for such officers. The Compensation Committee determined that the 2009 compensation program for each of the named executive officers continued to be consistent with the company’s compensation objectives.

Role of Management

RAI’s Chief Executive Officer had an indirect role in determining the annual base salary increase for certain executive officers, including the other named executive officers, in that she assigned the 2008 individual performance ratings for such persons used to determine 2009 base salary increases. As discussed below, the individual performance rating and the target merit increase determine the amount of a person’s proposed base salary increase. Before the proposed base salary increase becomes effective for any named executive officer, however, the Compensation Committee or the other independent members of the Board must approve such increase. RAI’s Chief Executive Officer, with assistance from the Executive Vice President and Chief Human Resources Officer, also recommended to the Compensation Committee target annual incentive percentages and long-term incentive multiples, based on the market data provided by Hewitt Associates and the prior year’s percentages and multiples, for the named executive officers other than the Chief Executive Officer for 2009. No executive officer has any role in determining or recommending the compensation of the Chief Executive Officer.

The material components of the compensation program for the named executive officers consist of annual base pay and perquisites, an annual cash incentive, long-term incentive compensation, severance benefits payable under certain termination circumstances and retirement benefits. Each of these components is discussed below, together with information about RAI’s other compensation policies and practices.

Annual Compensation

Base Salary

General.  We pay base salary because it is a standard element of pay for executive positions and is required for talent attraction and retention. When determining the annual base salary for any of our executive officers when they are first hired as, or promoted to become, an executive officer, the Compensation Committee generally targets the officer’s salary at approximately the 50th percentile of those persons in the peer group holding a comparable position. The Compensation Committee and management believe that targeting base salary to the median of the peer group allows RAI to be competitive in the market for executive talent. The Compensation Committee also considers other relevant factors in setting an executive officer’s base salary for the first time, such as the person’s experience and, in the case of a new hire, whether such person is employed elsewhere (and, if so, at what rate). Depending upon the existence of such factors, the Compensation Committee may adjust a particular executive officer’s initial salary either above or below the 50th percentile of the comparable peer group position.

The Compensation Committee approves the initial determination of most executive officers’ base salaries, but in the case of the initial base salary determination for the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President and General Counsel, the Committee makes a recommendation to the independent members of the Board for their approval. After an executive officer’s base salary is first set, he or she, like all other employees, is eligible to receive annually a base salary increase based upon his or her individual performance rating and the target merit increase generally applicable to all employees of RAI and its subsidiaries as described below.

All of our employees, including our named executive officers, are required at the beginning of the year to establish specific individual objectives for the year. Each employee’s objectives are designed to be consistent with our fundamental core values (principled, creative, dynamic and passionate behavior) and our strategic and operational goals. At the end of each year, each of our employees is evaluated and assigned a performance rating in one of five categories based upon the extent to which the employee has met his or her objectives.

The Compensation Committee, with input from the Board, evaluates the Chief Executive Officer, and the Chief Executive Officer evaluates and assigns the performance ratings for the other named executive officers. Depending upon a named executive officer’s performance rating for a given year, he or she will receive a base salary merit increase, generally effective April 1 of the next year, in an amount equal to:

Performance	Rating	Merit Increase

• Consistently and significantly exceeds expectations	Exceeds	2 times target

• Outperforms some expectations and fully meets remaining expectations	High Achieves	1.25 times target

• Fully meets expectations	Achieves	target

• Meets some but not all expectations	Almost Achieves	0.5 times target

• Does not meet expectations	Fails to Meet	0

Under this merit increase formula, all named executive officers in a rating category receive the same base salary merit increase. Generally, no named executive officer’s merit increase will exceed two times the target merit increase.

For 2009, Hewitt Associates provided the Compensation Committee and management with a market outlook and projected 2009 merit increase budget data for the food, beverage and tobacco industries in general. After reviewing such information and the company’s business outlook for 2009, management recommended to the Committee for approval a target merit increase of 3.0%, an amount consistent with the median data for our industry and a reduction of .25% from 2008, which was approved by the Compensation Committee.

2009 Base Salary Merit Increases.  In February 2009, the Compensation Committee evaluated, with input from the entire Board, the Chief Executive Officer’s performance for 2008 against her individual objectives for 2008, and finding that she had fully met expectations recommended to the Board an “achieves” performance rating for 2008. Ms. Ivey evaluated and assigned the performance ratings for the other named executive officers for 2008, all of whom also fully met expectations and received “achieves” ratings. Based on these performance ratings, all of our named executive officers received the 3.0% target merit increase for 2009.

The amount of each named executive officer’s base salary increase (expressed as a percentage of such officer’s base salary immediately prior to such increase) and base salary for 2009 is shown in the table below:

	2009
	Base Salary	2009
	Increase(1)	Base Salary(1)
Executive	(%)	($)

Susan M. Ivey(2)	3.0	1,233,000
Thomas R. Adams	3.0	531,800
Daniel M. Delen(2)	3.0	790,900
E. Julia (Judy) Lambeth	3.0	569,000
Jeffery S. Gentry	3.0	448,800

(1)	The base salary increase was effective on April 1, 2009.

(2)	As described in more detail below under “Salary Increase Limitations,” Ms. Ivey’s and Mr. Delen’s base salaries remained the same for 2009 and their base salary increases were paid to them in a lump sum.

Salary Increase Limitations.  To ensure that base salary levels do not become too costly and do not escalate above a range that is competitive in the market, we generally impose a cap on the amount of the annual base salary of any salaried employee, including the base salary of any named executive officer. If the increase in annual base salary resulting from the annual merit review process, or from a promotion, would cause the base salary to exceed the 65th percentile for those persons in the peer group holding a comparable position, then the employee or named executive officer will receive (in the pay period immediately following the effective date of the increase) the amount of such excess in a lump sum cash payment. Any such lump sum cash payment is not taken into account for purposes of calculating amounts payable under the annual incentive plan, described below, but is considered in determining benefits under other plans, such as our defined contribution and defined benefit plans. For 2009, both Ms. Ivey’s and Mr. Delen’s base salaries prior to any merit increase exceeded the 65th percentile cap. As a result, the three percent merit increases for Ms. Ivey and Mr. Delen, approximately $37,000 and $23,700, respectively, also were in excess of the cap and were paid to them in a lump sum. With the exception of Ms. Ivey’s and Mr. Delen’s 2009 merit increases, no other named executive officer exceeded the 65th percentile cap in connection with his or her respective 2009 base salary increase reflected in the table above.

Annual Incentive Compensation

Annual Incentive Opportunity.  As noted below, a significant portion of the annual compensation of each named executive officer is linked directly to the attainment of specific corporate financial and operating targets. We believe that because the named executive officers hold positions giving them the authority to make critical decisions affecting the overall performance of RAI, the named executive officers should have a material percentage of their annual compensation contingent upon the performance of RAI and/or its operating subsidiaries. Moreover, the greater the responsibilities a particular named executive officer has, the greater his or her annual cash incentive opportunity should be. The named executive officers’ annual cash incentive and annual base salary, together, are targeted at the mid-point between the 50th and 75th percentiles of the peer group. The Compensation Committee and management believe that targeting to this level is consistent with our competitors in the tobacco industry and allows RAI to be competitive in the marketplace for executive talent. Further, as noted above, in evaluating whether RAI’s annual incentive (or any other element of RAI’s executive compensation program) provides an adequate inducement to attract and retain highly qualified executive talent, the Compensation Committee is mindful of the reluctance that certain persons may have to work for RAI or its operating subsidiaries given the decline in the social acceptability of smoking and the controversial nature of the tobacco industry. In 2009, the Compensation Committee re-examined the rationale for this pay philosophy and determined that all of the factors indicated above continue to be relevant and support the rationale for such pay philosophy.

Each named executive officer is eligible to receive an annual cash incentive based on a target incentive expressed as a percentage of base salary, but an individual’s actual annual incentive payout may be higher or lower than the targeted amount, as explained in further detail below.

Annual Incentive Plan Design for Named Executive Officers.  For 2009, eligible employees generally received annual cash bonuses pursuant to our Annual Incentive Award Plan, referred to as the AIAP. A group of executive officers, including the named executive officers (the “covered executives”), however, did not participate in the AIAP. Under Section 162(m) of the Code, we are limited in our ability to take certain tax deductions for the named executive officers unless their compensation consists of “qualified performance-based compensation.” The performance-based exception to Section 162(m) of the Code requires, in part, that compensation be paid under a shareholder approved plan. Since the AIAP is not a shareholder approved plan, in order to ensure that the named executive officers’ annual incentives would count as qualified performance-based compensation, which would then allow us to take advantage of tax deductions under Section 162(m), the Compensation Committee denominated the 2009 annual incentive opportunity for the covered executives in the form of performance units granted under the LTIP, which is a shareholder approved plan. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2009, our annual incentive program for our named executive officers involved a maximum performance metric based on our cash net income results for the year and designed to meet the requirements for qualified performance-based compensation under the Code. Achievement of the maximum performance metric was used to establish a maximum limitation on the dollar amount of an award that could be paid to each named executive officer for the 2009 performance period (specifically by establishing the maximum award pool for the performance units that could be paid to each named executive officer). The Compensation Committee, using “negative discretion,” then paid a reduced value of performance units to each named executive officer after consideration of the performance of RAI and its operating companies, as measured by performance metrics designed to reflect in more detail the degree to which we achieved specific business goals for the year, all as further discussed below.

2009 Annual Incentives.  In February 2009, the Compensation Committee established a performance formula based on RAI’s cash net income (which performance metric was previously approved by RAI’s shareholders) for determining the award pool of performance units for each named executive officer under the LTIP for 2009. Under the formula, the award pool of performance units for each of the named executive officers was determined based on the following percentages of RAI’s cash net income: Susan M. Ivey = 0.40%; Thomas R. Adams = 0.15%; Daniel M. Delen = 0.20%; E. Julia (Judy) Lambeth = 0.15%; and Jeffery S. Gentry = 0.15%. For purposes of determining such award pools, the term “cash net income” means net income from continuing operations in the consolidated statement of income adjusted for the impact of non-cash items, such as depreciation, amortization, unrealized gains and losses, intangible asset impairments and other non-cash gains/losses included in net income (as reported in RAI’s 2009 Annual Report on Form 10-K). The maximum performance unit payout that any named executive officer could receive for 2009 was limited to the award pool for the performance units determined by the performance formula based on RAI’s cash net income established for such named executive officer and any award limitations contained in the LTIP.

2009 Annual Performance Unit Grants.  In February 2009, the Board and Compensation Committee approved performance unit grants under the LTIP to the named executive officers in lieu of their participation in the AIAP for the 2009 performance period. The number of units granted to each of the named executive officers represented his or her target annual incentive award (based on the percentage of such executive’s base salary approved by the Compensation Committee and set forth below under “— 2009 Annual Incentive Payouts”). The ultimate value of such performance units was determined by the Compensation Committee based on the maximum payout limitation provided by the performance units award pool generated for each of the named executive officers under the pre-established cash net income performance formula. The Committee, using negative discretion, then paid a reduced value of performance units after consideration of the performance of RAI and its operating companies, subject to a maximum payout of two times the target performance unit value.

2009 Annual Performance Metrics Underlying Cash Net Income Maximum Award Pools.  For 2009, the Compensation Committee used the AIAP performance metrics referred to in the chart below to guide its negative discretion decisions since such performance metrics were believed to have a positive correlation with shareholder returns. The table below provides a matrix showing the performance metrics underlying the cash net income maximum award pools that were considered by the Compensation Committee in determining the final performance unit payouts, the weights assigned to each metric, the weighted score for each metric and the final score for the 2009 performance of RAI and its operating companies:

	Performance Metric			Weighted
	Weighting (%)			Score (%)
	RAI	RJR Tobacco	Score(5)	RAI	RJR Tobacco
Performance Metric(1)	Employees	Employees	(%)	Employees	Employees

RAI Net Income	15	—	179.0	26.9	—
RAI Operating Income	45	—	163.4	73.5	—
RJR Tobacco Operating Income	—	50	156.9	—	78.4
Market Share:
RJR Tobacco Total Growth Brands(2)	20	—	200.0	40.0	—
RJR Tobacco Growth Brands
Camel	—	20	0.0	—	0.0
Pall Mall	—	10	200.0	—	20.0
Camel — Smoke-Free Tobacco	5	10	74.7	3.7	7.5
Total RJR Tobacco(3)	—	10	200.0	—	20.0
Conwood Moist Snuff	10	—	200.0	20.0	—
Shipment Volume:
NAS	5	—	167.0	8.4	—

				172.5	125.9
Discretionary Reduction Adjustment(4)				(34.5)	—

		Final Payout Score		138.0	125.9

(1)	Each metric in the above table has a minimum, target and maximum score associated with it. If the minimum score relating to a particular metric is not met, then such metric is assigned a score of zero in determining the overall bonus score. The maximum score that can be assigned to any metric is two times the target. In determining the score for any performance metric, the Compensation Committee may consider unanticipated, unusual or material events that have affected such metric; see note 5 below for a discussion of the items excluded for 2009. The score for each metric is multiplied by its applicable percentage weighting; the resulting product yields a weighted score for the particular metric, which is then added to all other weighted metric scores (calculated in the same fashion), resulting in an overall score. The Compensation Committee then may consider any additional adjustment recommended by management and, if such adjustment is approved by the Committee, the adjustment is applied to the overall score resulting in the final payout score.

(2)	For RAI employees, this metric is based on market share targets for RJR Tobacco’s two growth brands, Camel and Pall Mall, collectively.

(3)	For RJR Tobacco employees, this metric is based on market share targets for RJR Tobacco’s total business, including Camel smoke-free tobacco products, but excluding private label brands.

(4)	For RAI employees, the Compensation Committee approved management’s recommendation to reduce the overall annual bonus score by 20% for the reasons set forth below under “— Performance Against 2009 Annual Performance Metrics Underlying Cash Net Income Maximum Award Pools.”

(5)	As described in this footnote, the Compensation Committee approved the exclusion of certain items, consistent with the manner in which the targets were established, for purposes of calculating the score for certain performance metrics. In calculating the scores for RAI net income and RAI operating income as shown in this column, the Compensation Committee excluded the impact of non-cash trademark impairment charges of $567 million recorded by RJR Tobacco and Conwood in 2009, and restructuring and other related charges of $56 million recorded by RJR Tobacco in the fourth quarter of 2009, relating to severance benefits and costs. In calculating the score for RJR Tobacco operating income as shown in this column, the Compensation Committee excluded the impact of non-cash trademark impairment charges of $491 million recorded by RJR Tobacco in 2009, and restructuring and other related charges of $56 million recorded by RJR Tobacco in the fourth quarter of 2009, relating to severance benefits and costs.

Selection of 2009 Annual Performance Metrics Underlying Cash Net Income Maximum Award Pools.  For 2009, the Compensation Committee continued to place, consistent with RAI’s role as a holding company, more weighting on financial metrics than on the market share or volume metrics of the operating subsidiaries for employees of RAI. Recognizing RAI’s advisory role to its operating subsidiaries, the Compensation Committee approved two financial performance metrics underlying the cash net income maximum award pools for RAI’s 2009 annual incentives: net income and operating income. The shift to an increased emphasis on operating income at both RAI and RJR Tobacco reflected the company’s heightened focus on increasing profitability in its operating companies and the importance of creating shareholder value as such measures help to drive RAI’s common stock price. The net income measure also has a direct impact on the amount of dividends paid to RAI’s shareholders, given the Board’s stated policy of returning approximately 75% of RAI’s net income to shareholders in the form of dividends.

RAI’s 2009 market share and shipment volume measures continued to focus on key strategic growth areas for its operating companies. Since RJR Tobacco’s business is dependent on the U.S. cigarette business, and cigarette consumption in the U.S. has been declining and is expected to continue to decline, increasing the market share of its two growth brands remains a key factor to RJR Tobacco’s, and thus RAI’s, future success, and is a key element in RJR Tobacco’s brand portfolio strategy. Consistent with that strategy, a performance metric based on the total market share of RJR Tobacco’s two growth brands, Camel and Pall Mall, and, in recognition of the strategic growth opportunities for RJR Tobacco’s new smoke-free tobacco products, a performance metric based on the market share of the new Camel smoke-free tobacco products, each underlying the cash net income maximum award pools were included for employees of RAI. For 2009, the Compensation Committee continued to believe it was appropriate to include metrics relating to the performance of Conwood and Santa Fe Natural Tobacco Company, Inc., referred to as Santa Fe, for employees of RAI for the following reasons: in the case of Conwood, because it is the only operating subsidiary of RAI, other than RJR Tobacco, that is separately reportable for financial statement purposes and because of the significance moist snuff products have in connection with RAI’s strategy to become a total tobacco company; and in the case of Santa Fe, because of the significance Natural American Spirit, a brand sold by Santa Fe and referred to as NAS, has in connection with RAI’s strategy of promoting premium tobacco brands. (The term Conwood refers collectively to Conwood Company, LLC and its affiliated companies, all of which are engaged in the smokeless tobacco business and were acquired by RAI in 2006. Effective January 1, 2010, Conwood Company, LLC was renamed American Snuff Company, LLC, referred to as ASC.) For the reasons discussed above, the marketplace measures for employees of RJR Tobacco also focused on increasing market share in its key strategic growth areas: the individual market share of its two growth brands, Camel and Pall Mall, and the market share of the new Camel smoke-free tobacco products, as well as the overall market share of RJR Tobacco.

Due to the uncertainty surrounding the state of the economy, the potential impact of the increase in the federal tax on tobacco products, and the effect of any state tax increases and potential federal regulation on the 2009 performance of RAI and RJR Tobacco at the time the Compensation Committee approved the 2009 performance metrics underlying the cash net income maximum award pools and weightings in February 2009, the Compensation Committee elected to wait until additional information was available to set the 2009 underlying performance targets. The 2009 performance targets and scoring grids underlying the cash net income maximum award pools, based on management’s updated 2009 business plan and the past performance of RAI and its operating subsidiaries, were approved by the Committee in May 2009. The Compensation Committee established each target based upon the belief that the likelihood of actual performance exceeding the target was the same as the likelihood of actual performance not reaching the target. The foregoing approach strikes a proper balance, as a particular target should be set high enough so that executives are rewarded for achieving a level of performance that requires considerable individual effort, but not so unrealistically high that the compensation program ceases to be an effective incentive device.

Performance Against 2009 Annual Performance Metrics Underlying Cash Net Income Maximum Award Pools.  For 2009, the targets for RAI’s net income and operating income were $1.254 billion and $2.255 billion, respectively. Although the preceding table does not include the 2009 actual market share targets and shipment volume targets, given the competitively sensitive nature of that information, the 2009 market share targets for RJR Tobacco total growth brands and the 2009 shipment volume target for NAS, represented an increase in the actual market share or shipment volume, as the case may be, achieved by each such performance metric in 2008. The market share targets for the Conwood moist snuff and Camel smoke-free tobacco products performance metrics were set at the market share levels projected in management’s updated 2009 business plan.

RAI’s 2009 net income and operating income performance, after the exclusions described above, were both significantly above target. The 2009 market share performances for RJR Tobacco total growth brands, primarily as result of the outstanding performance of Pall Mall, and Conwood moist snuff both were significantly above target and capped at the maximum score, while the market share performance for Camel smoke-free tobacco products was slightly below target. The 2009 NAS shipment volume performance was significantly above target. After reviewing these results, the Compensation Committee approved management’s recommendation to reduce RAI’s overall annual bonus score by 20% of the calculated score in order to achieve a score that was more internally consistent with the underlying operating company results and reflected the resolution of various uncertainties (for example, the impact of the increase in the federal excise taxes on tobacco products) at the time the goals were set. The 2009 annual incentive compensation final payout score for RAI was 138.0%.

For 2009, RJR Tobacco’s operating income target was $1.925 billion. Although the preceding table also does not include the market share targets for RJR Tobacco’s individual growth brands, Camel smoke-free tobacco products and total RJR Tobacco, given the competitively sensitive nature of that information, the 2009 market share targets for both of the individual growth brands, Camel and Pall Mall, represented an increase in the actual market share achieved by each brand in 2008. As indicated above, the market share target for the new Camel smoke-free tobacco products was set at the market share level projected in management’s 2009 business plan. RJR Tobacco’s cigarette brands, collectively, however, have experienced declining market share for several years. RJR Tobacco’s current brand portfolio strategy is designed to address such decline by focusing on the long-term market share growth of its growth brands while managing its support brands for long-term sustainability and profitability. Although the objective of such strategy is to grow the market share of RJR Tobacco’s growth brands in order to offset declines in the market share of other categories, management of RJR Tobacco anticipates that the total market share of RJR Tobacco’s cigarette brands will continue to decline. As a result, the RJR Tobacco total cigarette market share target for 2009 represented a small decline from the actual 2008 market share.

RJR Tobacco’s 2009 operating income performance, after the exclusions described above, was significantly above target. Although the 2009 market share performance for Pall Mall was significantly above target and capped at the maximum score, Camel’s market share performance was below the minimum threshold and the market share performance for Camel smoke-free tobacco products was slightly below target. Total RJR Tobacco market share performance, primarily as a result of the outstanding performance of Pall Mall, was significantly above target and capped at the maximum score. Based on these results, the 2009 annual incentive compensation final payout score for RJR Tobacco was 125.9%.

2009 Annual Incentive Payouts.  At its February 2010 meeting, the Compensation Committee approved the award pools for the performance units generated by the pre-established performance formula based on the percentage established for each named executive officer and RAI’s 2009 cash net income of $1.41 billion. These award pools were the maximum limitations on the dollar value of awards earned for the 2009 performance period. The Committee then exercised negative discretion to reduce the amount of the performance unit award for each named executive officer to an amount determined after consideration of the 2009 performance of RAI and its operating companies, as measured by the performance metrics, as described above.

The table below shows each named executive officer’s target annual incentive, and actual annual incentive payout, for 2009, expressed as a percentage of annual base salary:

		Actual Incentive
	Target Incentive as %	Payout as
Executive	of Base Salary(1)	% of Base Salary(1)

Susan M. Ivey	130%	179.4%
Thomas R. Adams	75%	103.4%
Daniel M. Delen	85%	107.0%
E. Julia (Judy) Lambeth	75%	103.5%
Jeffery S. Gentry	65%	89.8%

(1)	The dollar amount of the 2009 annual incentive paid to each named executive officer is included in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table below.

2010 Annual Incentives.  In May 2009, our shareholders approved the Omnibus Plan. The Omnibus Plan replaced the LTIP, which expired in June 2009. Generally, all eligible employees will now receive their 2010 annual cash bonuses under the Omnibus Plan. Similar to 2009, however, the 2010 annual incentives for the covered executives have been designed to qualify as performance-based compensation for purposes of Section 162(m) of the Code using a performance formula based on RAI’s cash net income.

In addition, the performance metrics underlying the cash net income maximum award pools for the 2010 annual incentive program will be the same for both RAI and RJR Tobacco, in order to focus on the overall results of the organization and to further align the annual incentive program with shareholder interests. The following performance metrics and weightings were approved by Compensation Committee in February 2010 and will be considered by the Committee in determining the 2010 annual incentive cash awards for the covered executives:

Performance Metric
Weighting (%)
RAI and RJR Tobacco
Performance Metric	Employees

RAI Net Income	10
RAI Operating Income	40
Market Share:
Total Camel	12
Pall Mall	8
Total RJR Tobacco	10
ASC Moist Snuff	13
Shipment Volume:
NAS	7

The Compensation Committee approved the performance metrics underlying the cash net income maximum award pools based on a consideration of the 2010 business plan and the past performance of RAI and its operating subsidiaries. We will discuss this aspect of the 2010 annual incentive compensation in further detail in next year’s proxy statement.

Perquisites

We have eliminated many of the perquisites that previously had been offered to senior management. In 2009, however, we continued to provide to each named executive officer, other than Ms. Lambeth and Mr. Delen, an annual supplemental cash payment in lieu of participating in our former perquisites program, as described in more detail in footnote 9 to the 2009 Summary Compensation Table below. These supplemental cash payments are not taken into account in calculating incentives or benefits under any of our plans, including our defined contribution and defined benefit plans. With the exception of certain grandfathered executives, including the named executive officers other than Ms. Lambeth and Mr. Delen, RAI ceased providing such annual supplemental payments in 2004. (RAI instead provides non-grandfathered executives such as Ms. Lambeth and Mr. Delen with an annual financial planning allowance of $6,000.) To remain competitive in the market, in 2009, we also provided our named executive officers and other executives with the following other benefits: personal excess liability insurance of up to $10 million and reimbursement of up to $30,000 for the cost of joining a country club. After a review of all perquisites in 2009, the tax gross-up on the value of the personal excess liability insurance was eliminated.

Long-Term Incentive Compensation

Long-Term Incentive Opportunity

General.  The Compensation Committee believes that an executive compensation program should have an appropriate mix between short-term and long-term incentive compensation. Although the performance of RAI and its operating subsidiaries over a one-year period helps drive shareholder returns, the Compensation Committee also believes that an overemphasis on short-term results ultimately will impair shareholder value. As a result, the Compensation Committee’s practice has been to award long-term incentive grants with a value dependent upon RAI’s performance over a three-year period, a measurement period commonly used by our peer group companies. Consistent with the philosophy of allocating a significant portion of each executive’s total compensation to variable or performance-based compensation, the grant date value of long-term incentive grants to each of our named executive officers is targeted to be at the mid-point between the 50th and 75th percentiles of the peer group, with such values denominated as a multiple of the executive’s annual base salary. For the same reasons indicated above for the annual incentive targets, the Compensation Committee and management believe that targeting to this level is consistent with our competitors in the tobacco industry, allows RAI to be competitive in marketplace for executive talent, and recognizes the need to have incentive targets above the median to attract and retain highly qualified executive talent in the tobacco industry. In 2009, the Compensation Committee re-examined the rationale for this pay philosophy and determined that all of the factors indicated above continued to be relevant and support the rationale for such pay philosophy.

Generally, in February of each year, the Compensation Committee, at its first regularly scheduled meeting of the year, approves broad-based long-term incentive grants to key employees, and recommends to the Board for approval long-term incentive grants for the Chief Executive Officer, Chief Financial Officer, RJR Tobacco President and General Counsel. The actual grant date of the long-term incentive awards is generally effective in early March of each year, after the public announcement of RAI’s financial results, and after the filing with the SEC of RAI’s Annual Report on Form 10-K, for the prior year. In addition to the regular annual long-term incentive grants, the Compensation Committee, depending upon the particular circumstances (such as the hiring or promotion of an executive officer, or as a retention device), may approve or recommend to the Board for approval, as the case may be, a supplemental long-term incentive grant outside of the normal annual grant cycle. No such supplemental grants were made to any named executive officer in 2009.

Long-Term Incentive Plan Design for Named Executive Officers.  As we described above for the annual incentive awards to our named executive officers, under Section 162(m) of the Code, we are limited in our ability to take certain tax deductions for the named executive officers unless their compensation consists of qualified performance-based compensation. In order to ensure that the named executive officers’ long-term incentives also would count as qualified performance-based compensation under Section 162(m), the Compensation Committee denominated the 2009 long-term incentive compensation for the covered executives in the form of three-year performance shares granted under the shareholder approved LTIP. See “Other Compensation Policies — Deductibility of Compensation” below for additional information about our philosophy on structuring our executive compensation for tax purposes.

For 2009, as we described above for our annual incentive awards, the long-term incentive program for our named executive officers involves a maximum performance metric based on our cash net income results for the three-year performance period and designed to meet the requirements for qualified performance-based compensation under the Code. Achievement of the maximum performance metric will be used to establish a maximum limitation on the dollar amount of the award that can be paid to each named executive officer for the 2009-2011 performance period (specifically by establishing the maximum award pool for the performance shares that can be earned by each named executive officer). The Compensation Committee, using negative discretion, may then reduce that amount to a lesser actual payment amount of performance shares for each named executive officer after consideration of the performance of RAI and its operating companies, as measured by performance metrics designed to reflect in more detail the degree to which we achieved specific business goals for the three-year period, all as further discussed below. The reductions in payout values, if any, will not result in any increase in payout values for any other employee. The program gives the Compensation Committee the ability to grant each individual executive officer the pre-established maximum award that may be granted to that officer, or a reduced amount.

2009 Long-Term Incentives.  In February 2009, the Compensation Committee established a performance formula based on RAI’s cash net income for determining the award pool for the performance shares granted to each named executive officer under the LTIP for 2009. Under the formula, the award pool of performance shares for each of the named executive officers was determined based on the following percentages of RAI’s cumulative cash net income for the three-year performance period: Susan M. Ivey = 0.50%; Thomas R. Adams = 0.15%; Daniel M. Delen = 0.20%; E. Julia (Judy) Lambeth = 0.15%; and Jeffery S. Gentry = 0.15%. These pools will serve as the maximum limitation on the dollar amount of awards that can be paid to these named executive officers for the 2009-2011 performance period. The term “cash net income” is defined the same as for the annual incentive plan, except it is based on the amounts as reported in RAI’s Annual Reports on Form 10-K for the 2009, 2010 and 2011 fiscal years. The maximum amount of performance shares that any named executive officer can receive at the end of the three-year performance period for the 2009 performance shares grant also is limited by award limitations contained in the LTIP.

The table below provides for each named executive officer the target long-term incentive award, expressed as a multiple of annual base salary, for 2009.

	2009
	LTIP Target
	as Multiple
Executive	of Base Salary

Susan M. Ivey	6	X
Thomas R. Adams	2.5	X
Daniel M. Delen	3	X
E. Julia (Judy) Lambeth	2.5	X
Jeffery S. Gentry	2	X

2009 Long-Term Incentive Plan Grants.  In February 2009, the Board and Compensation Committee approved grants under the LTIP, effective March 2, 2009, to employees of RAI and its operating subsidiaries, including the named executive officers, for the January 1, 2009 to December 31, 2011 performance period. The 2009 LTIP grants were entirely in the form of performance shares, in contrast to the 2007 and 2008 LTIP grants that were split between performance units and restricted stock, with the number of performance shares actually earned being determined at the end of the three-year performance period. The target number of performance shares granted to each named executive officer represented his or her target long-term incentive award, as set forth in the preceding table.

The number of performance shares each named executive officer actually will receive, if any, will be determined by the Compensation Committee at the end of the three-year performance period based first on the maximum payout limitation provided by the performance shares award pool generated for each of the named executive officers under the pre-established cash net income formula, and then subject to possible reduction by the Committee using negative discretion after consideration of the average of RAI’s scores under the annual incentive award program for each of the three years of the performance period, subject to a cap of 150% on such average annual incentive award score. In addition, if RAI fails to pay cumulative dividends for the three-year performance period of at least $10.20 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the three-year performance period, up to a maximum additional performance share reduction of 50 percent. Subject to the foregoing, the performance shares generally will vest on March 2, 2012, and will be paid in the form of shares of RAI common stock. At the time the performance shares vest, each grantee, including the named executive officers, also will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares actually earned by the grantee after the performance adjustments.

The decision to shift the form of long-term incentive entirely to performance shares that are subject to specific pre-established performance conditions reflects the Compensation Committee’s belief that such form of incentive effectively aligns the interests of senior management with long-term shareholder interests by:

•	requiring dividend maintenance over the entire three-year performance period in order to keep a focus on shareholder return;

•	ensuring that the value of the long-term incentive grant throughout the performance period and upon its payout in shares of RAI common stock is directly tied to the actual stock price; and

•	increasing RAI common stock ownership by management.

In addition, the Compensation Committee and management share the belief that the return to a performance metric based on an average of the RAI annual incentive scores over the three-year performance period more accurately measures the overall performance of RAI both in the short-term and over the entire performance period than a single year earnings per share, referred to as EPS, target several years into the future, the metric used for LTIP grants in 2007 and 2008. Given the ever-changing regulatory environment faced by RAI’s operating companies, it has become increasingly difficult to make a projection of RAI’s EPS three years into the future. The use of the RAI annual incentive scores as the performance measure for participants in the LTIP, including the executives of RAI’s operating subsidiaries, also ensures a unified focus on RAI’s overall performance.

2010 Long-Term Incentives.  As indicated above, in May 2009, our shareholders approved the Omnibus Plan. As a result, the long-term incentive grants for 2010 have been made under the Omnibus Plan. Similar to 2009, however, the long-term incentives for the covered executives have been designed to qualify as performance-based compensation for purposes of Section 162(m), using a performance formula based on RAI’s cash net income and consisting of three-year performance shares. We will discuss this aspect of the 2010 long-term incentive compensation in further detail in next year’s proxy.

Payouts of Pre-2009 Long-Term Incentive Plan Grants

During 2009, each of the named executive officers earned LTIP grants that had been made before 2009. One such grant consisted of restricted shares of RAI common stock granted under the LTIP on March 6, 2006, to each of the named executive officers, other than Mr. Delen (who commenced his employment with RJR Tobacco in 2007), the vesting of which had been conditioned upon RAI’s payment of a minimum quarterly dividend of $.625 per share (the amount of the last quarterly dividend, as adjusted to reflect RAI’s 2006 two-for-one stock split, declared by the Board prior to the grant date) during the period from the grant date through December 31, 2008. This dividend condition was satisfied, and the restricted stock vested on March 6, 2009. For more information regarding the restricted stock, see the 2009 Option Exercises and Stock Vested Table below.

In addition, each of the named executive officers earned three-year performance units originally granted on March 6, 2007, referred to as the 2007 LTIP performance units, the vesting of which had been conditioned upon RAI’s payment of a minimum quarterly dividend of $.75 per share (the amount of the last quarterly dividend declared by the Board prior to the grant date) during the period from the grant date through December 31, 2009. This dividend condition was satisfied, and the performance units vested on December 31, 2009. The number of vested units earned was determined based on RAI’s 2009 EPS performance compared to the pre-established 2009 EPS targeted goal of $4.92. In determining RAI’s 2009 EPS, the Compensation Committee considered unanticipated, unusual or material events that affected such metric. The Committee approved the exclusion of the following items, consistent with the manner in which the EPS targeted goal was established, for purposes of calculating RAI’s 2009 EPS score: non-cash trademark impairment charges at RJR Tobacco and Conwood, restructuring and other related charges relating to severance benefits and costs, incremental pension and post retirement expenses, loss of income related to the termination of the R.J. Reynolds-Gallaher International Sarl joint venture and the impact of the federal excise tax increase on certain products at Conwood. RAI’s 2009 EPS, after the exclusions described above, was $5.08 and resulted in a 2009 EPS score of 132%. The number of vested units also was subject to adjustment by +/- 10% based on RAI’s total shareholder return, referred to as TSR, over the three-year period ended December 31, 2009, compared to the TSR of the companies within the Standard and Poor’s Food and Beverage Index as of the grant date, plus Altria Group, Inc., Carolina Group (now known as Lorillard, Inc.) and UST, Inc. (subsequently eliminated due to its acquisition by Altria Group), referred to as the TSR comparator group. RAI’s TSR was in the middle third of the TSR comparator group and, as a result, no additional adjustment to the number of vested performance units was made. The vested 2007 LTIP performance units were settled in cash in the first quarter of 2010. For more information on the payments in settlement of the 2007 LTIP performance units, see footnote 7 to the 2009 Summary Compensation Table below.

Severance Benefits

RAI maintains severance arrangements with its executives, including the named executive officers. RAI believes it obtains several benefits important to the business by providing these severance arrangements, including post-employment restrictive covenants, such as non-competition and non-disclosure of confidential information, assistance with any future litigation, maintenance of a competitive executive compensation program and stability during uncertain times, particularly in the event of a threatened or pending change in control.

Severance Agreements

Prior to the inception of the Executive Severance Plan (described below under “— Executive Severance Plan”), RAI entered into a standard form of severance agreement, referred to as the severance agreement, with each of Ms. Ivey, Mr. Adams and Dr. Gentry.

Under the terms of the severance agreement, upon an executive’s qualifying termination, namely, if the executive’s employment is involuntarily terminated other than for “cause” or if the executive terminates his or her employment for “good reason,” then he or she will receive (1) in the case of Ms. Ivey, three years base salary plus target bonus, and benefit continuation for three years, and (2) in the case of Mr. Adams and Dr. Gentry, two years base salary plus target bonus, and benefit continuation for three years. These amounts were determined to be competitive at the time the severance agreement was approved. The base salary and target bonus amounts under the severance agreement are payable in a lump sum. No executive is entitled to receive severance benefits if the executive retires or otherwise voluntarily terminates his or her employment unless such termination satisfies the agreement’s definition of “good reason.”

Pursuant to the severance agreement, each of Ms. Ivey, and Mr. Adams and Dr. Gentry also is entitled to certain benefits upon a change of control of RAI. See the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes, for further information about these change in control benefits, and for definitions of “cause,” “good reason” and “change of control.”

Executive Severance Plan

In 2006, the Compensation Committee, with the assistance of Hewitt Associates and RAI’s outside counsel, undertook a comprehensive review of RAI’s severance and change of control benefits offered to executives. Based on such review, RAI determined to revise these benefits for persons who at any time after July 1, 2006, are newly hired or promoted into executive level positions, and adopted the Executive Severance Plan, referred to as the ESP. Such executives participate in the ESP, instead of being offered benefits under a severance agreement. As a result, Ms. Lambeth, who joined RAI in September of 2006, and Mr. Delen, who joined RJR Tobacco in January of 2007, participate in the ESP and are not parties to a severance agreement.

The severance and change of control benefits under the ESP are similar to, but not the same as, the benefits payable under the severance agreement. Although both serve the same objectives, the Committee believes that the ESP is more consistent with currently prevailing executive compensation practices. RAI also has greater flexibility to amend, if appropriate, the terms of the ESP than the terms of the severance agreement. Under the terms of a severance agreement, RAI generally is not able to amend such agreement without the consent of the individual executive who is a party to the agreement. In contrast, RAI is free to amend the ESP without the consent of the participants in the plan, except that any modification to the ESP adopted by RAI during either the two-year period after a change in control or the one-year period prior to a change in control, and any modification reducing the benefits of an executive already receiving benefits under the ESP, will not be enforceable against a participant, unless he or she agrees to the modification in writing.

The benefits payable under the ESP generally are less generous than the benefits which an executive otherwise would have been entitled to under a severance agreement. Under the ESP, upon a qualifying termination, a participant who is a “Tier II Executive” for purposes of the Plan (including Ms. Lambeth and Mr. Delen) is entitled to receive an amount equal to one and one-half times his or her base salary and target bonus, payable in a lump sum, plus benefit continuation for 6 months. Upon certain qualifying terminations in connection with a change in control, a participant at Ms. Lambeth’s or Mr. Delen’s job level would be entitled to receive an amount equal to two times base salary and target bonus, payable in a lump sum, and benefit continuation for two years.

The Compensation Committee periodically reviews the ESP to maintain its competitiveness and adapt it to the needs of the Company. In 2009, the Board, upon the recommendation of the Compensation Committee, approved amendments to the ESP:

•	eliminating excise tax gross-ups, effective February 1, 2009, for all new participants and current participants not currently eligible for such benefit; and

•	revising the definition of “cause” to include material violations of RAI’s Code of Conduct or company policy and material breaches of any non-competition, non-disclosure of confidential information or commitment to provide assistance agreement or obligation.

For further information about the benefits under the ESP, see the Potential Payments Upon Termination of Employment and/or a Change of Control Table below, and related footnotes.

The payment of benefits to any named executive officer pursuant to his or her severance agreement or the ESP is conditioned upon the executive complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation.

Retirement Benefits

Generally, the retirement benefits provided by RAI and its subsidiaries, summarized below, are targeted to replace approximately one-third of an employee’s final annual cash compensation, provided that the employee retires at age 55 or older with at least 30 years of service. We expect each employee, upon retirement, to be responsible for replacing the remainder of his or her final cash compensation through a combination of personal savings and social security benefits.

RAI sponsors a defined contribution plan which is qualified under Sections 401(a) and 401(k) of the Code, and which is available generally to eligible employees of RAI and certain of its operating subsidiaries, including the named executive officers. RAI also sponsors non-qualified excess benefit plans which provide benefits to those employees, including the named executive officers, whose benefits under the 401(k) plan are limited by virtue of certain provisions of the Code. Under the foregoing plans, RAI provides a matching contribution in an amount equal to either 50% or 100% (depending upon, among other things, whether an individual is eligible to participate in one of RAI’s defined benefit plans) of the first 6% of a participant’s pre-tax contribution. In addition to the matching contribution, RAI contributes on behalf of each eligible participant in the 401(k) plan an amount ranging from 3% to 9% of such participant’s annual cash compensation. The eligibility to receive such supplemental contribution and the amount of such contribution depend upon, among other factors, whether an employee participates in certain of our defined benefit plans and the employee’s years of service. All of the named executive officers, other than Ms. Ivey, are eligible to receive RAI’s supplemental contribution under the 401(k) plan. See footnote 9 to the 2009 Summary Compensation Table below for additional information regarding RAI’s contributions to the accounts of the named executive officers under the foregoing plans. In addition to such plans, the named executive officers, other than Ms. Lambeth and Mr. Delen, participate in certain noncontributory defined benefit retirement plans maintained by RAI. Subject to certain limited exceptions, employees hired on or after January 1, 2004, are not eligible to participate in these defined benefit plans. Ms. Ivey participates in a B&W retirement plan, the obligations of which, with respect to Ms. Ivey and certain other former B&W employees, were assumed by RAI in connection with the Business Combination. See “— Retirement Benefits” below for more information about the defined benefit plans in which the named executive officers participate.

Other Compensation Policies

Stock Ownership Guidelines

The Board believes that executives, such as the named executive officers, whose business decisions have a profound and direct impact on the operations and results of RAI, should have a reasonable equity stake in RAI. Further, the greater the responsibilities an executive has, the greater his or her equity stake should be. As a result, the Board established stock ownership guidelines for the named executive officers and other senior management. (We also maintain stock ownership guidelines for our directors, which are described above under “The Board of Directors — Equity Ownership Guidelines.”) Pursuant to the current stock ownership guidelines for the named executive officers, which became effective as of January 1, 2006, each executive is expected to own, within seven years after the later of January 1, 2006, and his or her appointment as an executive officer, an amount of RAI common stock valued at a multiple of his or her annual base salary as follows — three times annual base salary for Ms. Ivey, two and one-half times annual base salary for Ms. Lambeth and Messrs. Adams and Delen, and two times annual base salary for Dr. Gentry. Any stock options or unvested shares of restricted stock held by a named executive officer are not counted toward satisfaction of the stock ownership guidelines. The Compensation Committee is responsible for approving any amendments to the executive stock ownership guidelines and annually reviews each executive’s progress towards satisfying the stock ownership guidelines. For 2009, management reviewed the status of all executive officers in meeting the stock ownership guidelines and certified to the Compensation Committee that there were no outstanding issues. If any executive were to fail to satisfy the applicable stock ownership guidelines, then the Compensation Committee would consider such failure as one factor in determining the extent to which such executive should receive any stock-based awards in the future.

Prohibition on Hedging

All executive officers, including the named executive officers, are subject to a securities trading policy under which hedging transactions are prohibited. RAI’s Code of Conduct provides that the directors and employees may not engage in put or call options, short selling or similar activities involving RAI stock. We believe that these prohibitions protect against speculative trading by our executives.

Recoupment

In order to further align management’s interest with the interests of the shareholders, commencing in 2009, we have included recoupment, or “clawback,” provisions in our annual and long-term incentive programs and related agreements with our employees. These provisions generally provide that, in the event all or any portion of an award under any of the incentive compensation programs has been computed using financial information or performance metrics later found to be materially inaccurate, the Compensation Committee, in its sole discretion, can recoup the excess of the amount paid out over the amount that would have been paid had such financial information or performance metric been fairly stated at the time the payout was made. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and principles of responsible oversight, and depending on the specific facts of each situation, the Compensation Committee would review all performance-based compensation where a restatement of our financial results for a prior performance period could affect the factors determining payment of an incentive award. Our long-term incentive agreements also provide that, if we determine that a grantee has violated any of the confidentiality, non-compete or assistance obligations in the agreement, then effective on the date the violation began, any unvested performance shares are forfeited and cancelled, and the Compensation Committee, in its sole discretion, can recoup any performance shares previously paid under the agreement.

Deductibility of Compensation

Section 162(m) of the Code generally disallows a federal income tax deduction to publicly traded companies for compensation paid to certain executives to the extent such compensation exceeds $1 million per executive in any fiscal year. Compensation that satisfies the Code’s requirements for performance-based compensation is not subject to that deduction limitation. As discussed above, the annual and long-term incentive compensation for our named executive officers has been designed to meet the requirements for qualified performance-based compensation.

Although the Compensation Committee plans to continue taking actions intended to limit the impact of Section 162(m) of the Code, the Committee also believes that the tax deduction is only one of several relevant considerations in setting compensation. The Committee believes that the tax deduction limitation should not be permitted to compromise RAI’s ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with RAI’s management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in RAI’s 2009 Annual Report on Form 10-K.

Respectfully submitted,

Thomas C. Wajnert (Chair)
Betsy S. Atkins
Nana Mensah
H.G.L. (Hugo) Powell
John J. Zillmer

Summary Compensation Table

The following table shows the annual and long-term compensation paid or accrued by RAI and its subsidiaries to RAI’s Chief Executive Officer, Chief Financial Officer and its other three most highly compensated executive officers for the fiscal years ended December 31, 2009, 2008 and 2007.

2009 Summary Compensation Table

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
					Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus		Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position(1)	Year	($)	($)		($)(6)	($)(7)	($)(8)	($)(9)	($)

Susan M. Ivey	2009	1,270,000	0		6,241,998	8,504,440	227,923	198,217	16,442,578
Chairman of the Board,	2008	1,252,750	0		2,175,867	5,186,075	956,808	211,416	9,782,916
Chief Executive Officer and President	2007	1,190,350	0		2,247,315	4,243,000	688,848	231,241	8,600,754

Thomas R. Adams	2009	533,882	0		1,089,089	983,573	929,464	126,453	3,662,461
Executive Vice President and Chief Financial Officer(2)	2008	512,225	100,000	(4)	374,992	688,089	657,764	119,818	2,452,888

Daniel M. Delen	2009	814,600	0		2,001,954	2,952,720	0	141,855	5,911,129
President and Chief	2008	783,175	0		684,008	674,000	0	139,786	2,280,969
Executive Officer,	2007	760,000	125,000	(5)	3,032,370	658,000	0	212,532	4,787,902
RJR Tobacco

E. Julia (Judy) Lambeth	2009	564,850	0		1,165,219	1,813,809	0	71,765	3,615,643
Executive Vice President – Corporate Affairs, General Counsel and Assistant Secretary	2008	548,050	0		401,233	1,177,800	0	73,348	2,200,431

Jeffery S. Gentry	2009	450,418	0		735,250	1,064,798	253,376	122,656	2,626,498
Executive Vice President – Operations and Chief Scientific Officer, RJR Tobacco(3)

(1)	All of the named executive officers, other than Mr. Delen and Dr. Gentry, who are employed by RJR Tobacco, are employed by RAI.

(2)	Mr. Adams became Executive Vice President and Chief Financial Officer of RAI on January 1, 2008.

(3)	Dr. Gentry was the RAI Group Executive Vice President during 2009. Effective January 1, 2010, Dr. Gentry became the Executive Vice President — Operations and Chief Scientific Officer of RJR Tobacco.

(4)	This amount represents a retention bonus paid to Mr. Adams in May 2008, in consideration for his remaining employed by RAI through May 1, 2008.

(5)	This amount represents a sign-on bonus paid to Mr. Delen in connection with his joining RJR Tobacco as President, effective January 1, 2007.

(6)	The amounts shown in this column represent the grant date fair value (calculated in accordance with ASC 718), with respect to each year shown, for the stock-based LTIP award that was granted to each named executive officer during such year based on the probable outcome of the performance conditions. The assumptions upon which these amounts are based are set forth in note 16 to consolidated financial statements contained in our 2009 Annual Report on Form 10-K. For additional information on the performance shares granted under the LTIP in 2009, see the footnotes and narrative following the 2009 Grants of Plan-Based Awards Table below. Assuming that the highest level of performance conditions are achieved, the grant date fair value of the performance shares granted under the LTIP in 2009 to each named executive officer would be: Ms. Ivey = $9,362,997; Mr. Adams = $1,633,651; Mr. Delen = $3,002,931; Ms. Lambeth = $1,747,846; and Dr. Gentry = $1,102,892.

The amounts shown in this column do not equal the actual value that any named executive officer received during the years shown with respect to the vesting of his or her LTIP awards. The actual value any named executive officer receives at the end of the performance period for each of the awards is determined based on the specific terms of the grant documentation for the award, and such value may differ significantly from the amounts shown in this column. For the value that each of the named executive officers actually received in 2009 in connection with the vesting of certain shares of restricted stock, see the 2009 Option Exercises and Stock Vested Table below.

(7)	The amounts in this column for 2009 were paid to the named executive officers in the first quarter of 2010 and represent (a) annual incentive payments with respect to 2009 performance and (b) the cash settlement of the 2007 LTIP performance units, which vested on December 31, 2009. The amount of each of the foregoing payments made to each named executive officer is shown below:

	2009	LTIP
	Annual	Performance
	Incentives	Units
Name	($)	($)

Ms. Ivey	2,212,000	6,292,440
Mr. Adams	550,000	433,573
Mr. Delen	846,000	2,106,720
Ms. Lambeth	589,000	1,224,809
Dr. Gentry	403,000	661,798

For information regarding the foregoing annual incentives, see “Compensation Discussion and Analysis — Annual Compensation — Annual Incentive Compensation — 2009 Annual Incentives” above, and for further information regarding the one-year performance units in which the annual incentive opportunity for each named executive officer was denominated, subject to the maximum award payout limitations established by the Compensation Committee, see the narrative following the 2009 Grants of Plan-Based Awards Table below.

The cash value of the 2007 LTIP performance units was equal to the product of $1.00 and the number of vested units. The number of vested units was equal to the number of performance units originally granted to each named executive officer multiplied by an EPS performance score based on RAI’s 2009 EPS performance compared to the pre-established targeted EPS goal. RAI’s 2009 EPS performance score was 132%. The number of vested units was also subject to adjustment by +/- 10% based on RAI’s TSR over the three-year period compared to the TSR of the TSR comparator group. Based on RAI’s TSR performance compared to the comparator group, no additional adjustment was made. For more information on the 2007 LTIP performance units, see “Compensation Discussion and Analysis — Long-Term Incentive Compensation — Payouts of Pre-2009 Long-Term Incentive Plan Grants” above.

(8)	The amounts in this column for each named executive officer for 2009 represent the total change, for each year shown, in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans, including supplemental plans, for 2009. For additional information regarding the defined benefit plans in which the named executive officers participate, see the 2009 Pension Benefits Table below.

(9)	The amounts shown in this column for 2009 include, among other items:

(a)	contributions made by RAI to the named executive officers under RAI’s qualified defined contribution plans, and amounts credited by RAI to the accounts of the named executive officers in RAI’s non-qualified excess benefit plans (with such excess benefit plans described in greater detail in the footnotes to the 2009 Non-Qualified Deferred Compensation Table below), as follows:

	Qualified Plan	Non-Qualified Plan
	Contribution	Credit
Name	($)	($)

Ms. Ivey	7,350	82,650
Mr. Adams	7,350	70,093
Mr. Delen	22,050	111,924
Ms. Lambeth	14,700	47,434
Dr. Gentry	24,500	50,653

(b)	the perquisites described below:

•	a payment of $79,000 to Ms. Ivey, a payment of $46,300 to Mr. Adams, and a payment of $38,300 to Dr. Gentry, in each case in lieu of such person’s participation in RAI’s former executive perquisites program,

•	a payment of $6,000 to each of Ms. Lambeth and Mr. Delen representing a financial planning allowance,

•	the cost of premiums paid by RAI for certain excess liability insurance covering each of the named executive officers, and

•	the value (based upon the aggregate incremental cost to RJR Tobacco) ascribed to personal flights taken by Ms. Ivey, or her guest, on aircraft owned or leased by RJR Tobacco (such value being $11,509) (the aggregate incremental cost for purposes of the foregoing calculation includes the variable costs of operating the aircraft, such as fuel costs, airport handling fees and catering costs, plus the amount associated with RAI’s lost tax deduction due to the personal usage of the aircraft, but excludes fixed costs, such as labor costs of the aircraft crew and hangar lease payments).

(c)	in the case of Ms. Ivey and Dr. Gentry, the change in the value of the accrued post-retirement health benefit from December 31, 2008 to December 31, 2009, as follows — Ms. Ivey: $13,272; and Dr. Gentry: $7,141.

Equity and Non-Equity Incentive Awards

The following table sets forth certain information concerning each grant of an award made to a named executive officer during 2009 under any plan.

2009 Grants of Plan-Based Awards Table

			Estimated Possible Payouts Under Non-Equity				Estimated Future Payouts Under
			Incentive Plan Awards(1)				Equity Incentive Plan Awards(2)			Grant Date
		Board or	Award							Fair Value of
		Committee	Amount in							Stock and
	Grant	Approval	Units	Threshold	Target	Maximum	Threshold	Target	Maximum	Option Awards
Name	Date	Date	(#)	($)	($)	($)	(#)	(#)	(#)	(3)($)

Susan M. Ivey	3/2/2009	2/3/2009	—	—	—	—	—	188,580	282,870	6,241,998
	2/3/2009	2/3/2009	1,603	—	1,603,000	3,206,000	—	—	—	—
Thomas R. Adams	3/2/2009	2/3/2009	—	—	—	—	—	32,903	49,355	1,089,089
	2/3/2009	2/3/2009	399	—	399,000	798,000	—	—	—	—
Daniel M. Delen	3/2/2009	2/3/2009	—	—	—	—	—	60,482	90,723	2,001,954
	2/3/2009	2/3/2009	672	—	672,000	1,344,000	—	—	—	—
E. Julia (Judy) Lambeth	3/2/2009	2/3/2009	—	—	—	—	—	35,203	52,805	1,165,219
	2/3/2009	2/3/2009	427	—	427,000	854,000	—	—	—	—
Jeffery S. Gentry	3/2/2009	2/2/2009	—	—	—	—	—	22,213	33,320	735,250
	2/2/2009	2/2/2009	292	—	292,000	584,000	—	—	—	—

(1)	Awards reflected in these columns represent performance units granted under the LTIP for the 2009 performance period. The “Award Amount in Units” column indicates the number of 2009 performance units (each having an initial value of $1,000) awarded to each named executive officer as of the grant date based on the award opportunity established for such named executive officer. The amounts shown in the “Target” column represent the value of the 2009 performance units ($1,000 per unit) that the Compensation Committee expected to pay to each named executive officer in early 2010 for target performance. The “Threshold” column shows dashes because the Compensation Committee was permitted to reduce the ultimate value of the 2009 performance units to essentially zero, so there is no threshold level for the awards. For above-target performance for 2009, the Compensation Committee decided to limit, subject to the maximum cash net income award pools, the maximum payout for the 2009 performance units to two times the units’ initial value (or $2,000 per unit), which maximum values for each named executive officer are reflected in the “Maximum” column. The ultimate value of each 2009 performance unit was determined by the Compensation Committee in early 2010, as more fully described in the related narrative following this table, and the actual payments made by us relating to the 2009 performance units are included in the “Non-Equity Incentive Plan Compensation” column in the 2009 Summary Compensation Table above.

(2)	Awards reflected in these columns represent performance shares granted under the LTIP for the 2009-2011 performance period. The amounts shown in the “Target” column represent the number of performance shares (determined based on a multiple of 2009 base salary) initially awarded to each named executive officer as his or her award opportunity, and represent the number of performance shares that the Compensation Committee expects to pay to each named executive officer for target performance during the performance period. The “Threshold” column shows dashes because the Compensation Committee will be permitted to reduce the ultimate number of the 2009 performance shares to essentially zero, so there is no threshold level for the awards. For above-target performance for the 2009-2011 performance period, the Compensation Committee has decided to limit, subject to the maximum cash net income award pools, the maximum payout of the 2009 performance shares to 150% of each named executive officer’s award opportunity, which maximum numbers of performance shares are reflected in the “Maximum” column. The ultimate number of performance shares actually earned by each of the named executive officers for the 2009-2011 performance period will be determined by the Compensation Committee in early 2012, as more fully described in the related narrative following this table, but the grant date fair value of these 2009 performance shares awards are disclosed in the “Grant Date Fair Value of Stock and Option Awards” column in this table and in the “Stock Awards” column in the 2009 Summary Compensation Table above based on the probable outcome of the performance conditions.

(3)	Amounts shown in this column represent the grant date fair value of the 2009 performance shares awards for each named executive officer and equal the product of $33.10 (the per share closing price of RAI common stock on the grant date) multiplied by the target number of performance shares awarded to the named executive officer based on the probable outcome of the performance conditions.

2009 Annual Incentives.  The performance units awards reflected in the table above were made to each of the named executive officers in lieu of their participation in the AIAP for the January 1, 2009 to December 31, 2009 performance period. Although the value of the performance units granted in February 2009 represented the target annual incentive award for each named executive officer for 2009, the ultimate value of each performance units award was determined by the Compensation Committee based first on the performance units award pool generated for each of the named executive officers under a pre-established cash net income performance formula, and then reduced using negative discretion after consideration of the performance of RAI and its operating companies as measured by the annual performance metrics underlying the cash net income maximum award pools. Each named executive officer’s performance units award was settled in cash in the first quarter of 2010. For more information about these awards, see the disclosure above under “Compensation Discussion and Analysis — Annual Compensation — Annual Incentive Compensation.”

2009 Long-Term Incentives.  The performance shares awards reflected in the table above were made to each of the named executive officers in 2009 as a target long-term incentive award for the January 1, 2009 to December 31, 2011 performance period. The number of performance shares each named executive officer actually will receive, if any, will be determined by the Compensation Committee at the end of such performance period based first on the maximum payout limitation provided by the performance shares award pool generated for each of the named executive officers under a pre-established cash net income performance formula, and then subject to possible reduction by the Committee using negative discretion after consideration of the average of RAI’s scores under the annual incentive award program for each of the three years in the performance period, subject to a cap of 150% on such average annual incentive award score. For example, if RAI’s actual three-year average annual incentive award score equals the 100% target, then each named executive officer may earn 100% of his or her target number of performance shares (subject to reduction using negative discretion and the adjustment described below). If, in the alternative, RAI’s actual three-year average score equals or exceeds the 150% maximum annual incentive award score, then each named executive officer may earn a maximum of 150% of his or her target number of performance shares (subject to reduction using negative discretion and the adjustment below), and if RAI’s actual three-year average score is zero, then the named executive officers will not earn any performance shares. For actual three-year average scores between zero and the 150% maximum, the number of performance shares each named executive officer actually earns will be determined by the Compensation Committee taking into account the actual three-year average score. In addition, if RAI fails to pay cumulative dividends for the three-year performance period of at least $10.20 per share (an amount equal to the dividend paid for the first quarter of the performance period times the number of quarters in the performance period), then the number of performance shares earned will be reduced by an amount equal to three times the percentage of the dividend underpayment for the three-year performance period, up to a maximum additional performance share reduction of 50%. The number of performance shares earned after the performance adjustments generally will vest on March 2, 2012, and will be settled in the form of shares of RAI common stock. At the time the performance shares vest, if at all, each named executive officer will receive a cash dividend equivalent payment equal to the aggregate amount of dividends per share declared and paid to RAI’s shareholders on RAI common stock during the period from the beginning of the performance period through the payment of the performance shares, multiplied by the number of performance shares actually earned by the named executive officer after the performance adjustments.

In the event of a named executive officer’s death or permanent disability, any outstanding performance shares will vest on the date of the named executive officer’s death or permanent disability on a pro rata basis, with payment of the target number of performance shares to be made as soon as practicable after such event occurs. In the event of a named executive officer’s retirement or involuntary termination of employment without cause, the amount of performance shares that will vest on a pro rata basis on the normal vesting date will be determined as described above based on RAI’s actual performance over the performance period, with the payment of the earned number of performance shares to be made as soon as practicable after the normal vesting date. In all instances, however, in the event of a change of control of RAI, the amount of performance shares that will vest on a pro rata basis on the date of the change of control will be equal to the higher of (1) the target number of the performance shares and (2) the amount of performance shares that would be earned based on RAI’s actual performance for those fiscal years completed prior to the change of control and a score of 100% for the year of the change of control, and the payment of such performance shares will be made as soon as practicable after the change of control. In the event of a named executive officer’s voluntary termination of employment (except in the case of Ms. Ivey and Dr. Gentry, who are eligible for retirement) or termination of employment for cause, the named executive officer’s outstanding performance shares will be forfeited and cancelled. The vesting provisions described in this paragraph are subject to the terms of any employment contract between RAI and the named executive officer. For more information about these awards, see the disclosure above under “Compensation Discussion and Analysis — Long-Term Incentive Compensation — Long-Term Incentive Opportunity.”

The following table sets forth certain information concerning equity incentive plan awards outstanding as of the end of 2009 for each named executive officer.

Outstanding Equity Awards At 2009 Fiscal Year-End Table

	Stock Awards
	Equity Incentive Plan Awards:		Equity Incentive Plan Awards:
	Number of Unearned		Market or Payout Value of
	Shares, Units or Other		Unearned Shares, Units or Other Rights
	Rights That Have Not Vested		That Have Not Vested(4)
Name	(#)		($)

Susan M. Ivey	282,870	(1)	14,983,624
	35,157	(2)	1,862,266
	37,770	(3)	2,000,677

Thomas R. Adams	49,355	(1)	2,614,334
	6,059	(2)	320,945
	2,602	(3)	137,828

Daniel M. Delen	90,723	(1)	4,805,597
	11,052	(2)	585,424
	12,645	(3)	669,806

E. Julia (Judy) Lambeth	52,805	(1)	2,797,081
	6,483	(2)	343,405
	7,352	(3)	389,435

Jeffery S. Gentry	33,320	(1)	1,764,960
	3,186	(2)	168,762
	3,972	(3)	210,397

(1)	These amounts represent performance shares granted under the LTIP on March 2, 2009. These performance shares will vest on March 2, 2012, subject to certain performance criteria and a dividend condition. The material terms governing such awards are described in the narrative following the 2009 Grants of Plan-Based Awards Table above. The number of performance shares set forth in the table represents the hypothetical maximum number of performance shares each named executive officer may earn at the end of the performance period based on RAI’s above-target performance for the first year of the performance period. The number of performance shares actually earned will be determined by the Compensation Committee based on RAI’s actual performance over the entire three-year performance period, and such amount may differ significantly from the amounts shown in this column.

(2)	These awards represent shares of restricted RAI common stock granted under the LTIP on March 6, 2008. These shares will vest on March 6, 2011, provided RAI pays to its shareholders a quarterly dividend of at least $.85 per share during the three-year period ending on December 31, 2010. If RAI fails to pay the minimum dividend in any fiscal quarter during such period, then the restricted stock will be cancelled, unless RAI’s Board otherwise approves the non-cancellation of the restricted stock (except that the Board may not approve the non-cancellation of the restricted stock for any person who is a “covered employee” under Section 162(m) of the Code). Prior to the vesting of the restricted stock, a grantee will receive dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally are paid by RAI on outstanding shares of RAI’s common stock. Prior to the vesting of the restricted stock, each grantee will be prohibited from selling, pledging or otherwise transferring, but will have voting rights with respect to, the restricted stock. Upon vesting, the restrictions will lapse and the restricted stock will become freely transferable by the grantee, subject to any restrictions arising under applicable federal or state securities laws.

In the event of a grantee’s death or permanent disability, or a change of control of RAI, any outstanding unvested restricted stock will immediately vest. In the event of a grantee’s involuntary termination of employment without cause or retirement, any outstanding unvested restricted stock will vest pro rata on the normal vesting date. In the event of a grantee’s voluntary termination of employment (except in the case of Ms. Ivey and Dr. Gentry, who are eligible for retirement) or termination of employment for cause, such grantee’s outstanding restricted stock will be cancelled. The vesting provisions described in this paragraph will be subject to the terms of any employment contract between RAI and the grantee.

(3)	These amounts represent shares of restricted RAI common stock granted under the LTIP in 2007. These shares vested, in accordance with their terms, on March 6, 2010. The vesting of such shares had been subject to the condition (which was satisfied) that RAI pay to its shareholders a quarterly dividend of at least $.75 per share during the three-year period ended on December 31, 2009. Such minimum dividend is equal to the per share amount of the last dividend paid by RAI prior to the grant of these shares of restricted stock. Prior to the vesting of his or her restricted stock, each named executive officer received dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally were paid by RAI on outstanding shares of RAI common stock. Prior to the vesting of the restricted stock, each named executive officer was prohibited from selling, pledging or otherwise transferring, but had voting rights with respect to, the restricted stock. Upon vesting, the restrictions lapsed and the restricted stock became freely transferable by the named executive officer, subject to any restrictions arising under applicable federal or state securities laws.

(4)	The amounts shown in this column represent the product of $52.97, the per share closing price of RAI common stock on December 31, 2009, and the hypothetical maximum number of performance shares and actual shares of restricted stock, as the case may be, reflected in the table for the executive as of December 31, 2009.

The following table provides information concerning the restricted stock which the named executive officers vested in during 2009.

2009 Option Exercises and Stock Vested Table (1)

	Stock Awards
	Number of Shares Acquired	Value Realized
	on Vesting(2)	On Vesting(3)
Name	(#)	($)

Susan M. Ivey	53,944	1,777,455
Thomas R. Adams	4,286	141,224
Daniel M. Delen	—	—
E. Julia (Judy) Lambeth	9,084	299,318
Jeffery S. Gentry	7,326	241,392

(1)	None of the named executive officers beneficially owned at any time during 2009 any options to acquire shares of RAI common stock.

(2)	The amounts represent the number of shares of restricted RAI common stock that vested on March 6, 2009, from a grant made on March 6, 2006 (except in the case of Ms. Lambeth whose grant was made on September 18, 2006), pursuant to the LTIP. The vesting of the shares of restricted RAI common stock had been subject to the condition, which was satisfied, that RAI pay to its shareholders a minimum quarterly dividend of $.625 per share during the three-year period ended December 31, 2008. Such minimum dividend, which was adjusted to reflect RAI’s 2006 two-for-one stock split, was equal to the per share amount of the last dividend paid by RAI prior to the grant of these shares of restricted stock. Prior to the vesting of his or her restricted stock, each named executive officer received dividends with respect to his or her outstanding unvested restricted stock to the same extent that any dividends generally were paid by RAI on outstanding shares of RAI common stock. Prior to the vesting of the restricted stock, each named executive officer was prohibited from selling, pledging or otherwise transferring, but had voting rights with respect to, the restricted stock. Upon vesting, the restrictions lapsed and the restricted stock became freely transferable by the named executive officer, subject to any restrictions arising under applicable federal or state securities laws.

(3)	These amounts represent the value of each named executive officer’s restricted RAI common stock on the vesting date of such restricted stock (based on the per share closing price of RAI common stock on that date, which was $32.95).

Retirement Benefits

The following table sets forth information concerning each defined benefit plan that provides the named executive officers with payments or other benefits at, following, or in connection with retirement.

2009 Pension Benefits Table

		Number of	Present
		Years of	Value of
		Credited	Accumulated
		Service(1)	Benefit(2)
Name	Plan Name	(#)	($)

Susan M. Ivey	Reynolds American Retirement Plan(3)	5.337	129,970

	Reynolds American Additional Benefits Plan(4)	5.337	2,043,099

	Retirement Plan for Salaried Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates(5)	18.100	763,391

	Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation(6)	23.100	701,674

Thomas R. Adams	Reynolds American Retirement Plan(3)	10.552	305,531

	Reynolds American Additional Benefits Plan(4)	10.552	0

	Contractual Benefit(7)	24.497	2,705,537

Daniel M. Delen	—	—	—

E. Julia (Judy) Lambeth	—	—	—

Jeffery S. Gentry	Reynolds American Retirement Plan(3)	23.507	424,721

	Reynolds American Additional Benefits Plan(4)	23.507	1,039,022

(1)	The number of years of credited service is shown as of December 31, 2009. Ms. Ivey’s years of credited service for purposes of the Reynolds American Retirement Plan, referred to as the PEP, and the Reynolds American Additional Benefits Plan, referred to as the ABP, represent her service with RAI after the Business Combination. Her years of credited service for purposes of the Retirement Plan for Salaried

Employees of Brown & Williamson Tobacco Corporation and Certain Affiliates, referred to as the Legacy Plan, and the Supplemental Pension Plan for Executives of Brown & Williamson Tobacco Corporation, referred to as the B&W Supplemental Plan, represent her service with B&W before the Business Combination. In addition, pursuant to contracts incorporated by reference into the B&W Supplemental Plan, Ms. Ivey was granted 5 additional years of service credit for purposes of the B&W Supplemental Plan. This grant of additional service increased the present value of the accumulated benefit under the B&W Supplemental Plan, after an offset for the value of certain benefits paid under other BAT retirement plans, by $1,451,793 for Ms. Ivey. In addition, pursuant to a letter agreement between Mr. Adams and RJR Tobacco, Mr. Adams was credited with 13.945 years of additional service for purposes of the special retirement benefit, as described in more detail in footnote 7 below, provided under such letter agreement, referred to as the contractual benefit.

(2)	The present value of accumulated benefit is shown as of December 31, 2009. The calculation of the present value of each accumulated benefit assumes a discount rate of 6.30% (the rate used by RAI in determining the accumulated pension obligations for financial reporting purposes) and post-commencement mortality based on the 1994 Group Annuity Mortality Table, projected by Scale AA to 2010, for males and females. Benefit values of the PEP and the ABP are based on immediate payment at January 1, 2010. Benefit values for the Legacy Plan and the B&W Supplemental Plan are based on payment at age 60 for Ms. Ivey, the age at which her unreduced benefits could commence.

The present value of accumulated benefit under the ABP and the contractual benefit shown in this column for Mr. Adams has been reduced by the value of benefits under such plan or arrangement previously waived in connection with an elective funding of a portion of certain named executive officers’ non-qualified pension benefits. In 2000, RJR offered its current employees who had earned non-qualified pension benefits a one-time opportunity to elect to have at least 75% of their total earned qualified and non-qualified pension benefits funded under an existing retention trust over a three-year period. For any eligible named executive officer who elected such funding, the accumulated benefits under the ABP and the contractual benefit were reduced to give effect to the fact that non-qualified benefits waived would be paid from the retention trust. The reduction for Mr. Adams was $1,212,028.

In addition, the present value of accumulated benefits in this column for the B&W Supplemental Plan does not reflect the value of benefits under this plan, the obligation for which was retained by B&W in connection with the Business Combination. The value of these retained benefits is $7,081,259 for Ms. Ivey.

(3)	The PEP provides a lump sum benefit that is a multiple of final average earnings payable after termination of employment at any age. The multiple is the sum of the participant’s core earned percentages (ranging from 4% to 13% per year depending on age) and excess earned percentages (ranging from 0% to 4% per year depending on age) while covered by the PEP. A participant’s lump sum benefit is equal to his or her total final average earnings multiplied by his or her total core percentage, plus his or her final average earnings in excess of Social Security covered compensation multiplied by his or her total excess percentage. For purposes of the PEP, final average earnings is the annualized sum of base salary and bonus in the year earned, and is determined by considering the 36 consecutive months that yield the highest average during the participant’s last 60 months of service. Each year’s compensation for the PEP is limited by the compensation limits under the Code.

(4)	The ABP provides a benefit equal to the benefit that would be paid under the PEP if the limits on compensation and benefits under the Code did not apply and if certain extraordinary items of income that are excluded from compensation under the PEP were included. This benefit is reduced by the PEP benefit and is paid upon termination of employment in monthly annuity payments. Lump sum payments above $10,000 are not available. The ABP is a non-qualified unfunded plan designed to allow participants in the plan to receive a pension benefit equal to the benefit that would have been paid under the PEP had the PEP not been subject to the limits on compensation and benefits under the Code and had the compensation thereunder been recognized under the PEP. All benefits under the ABP are payable out of the general corporate assets of RAI.

(5)	The Legacy Plan provides monthly benefits equal to the product of a participant’s years of pensionable service (to a maximum of 38 years) multiplied by his or her pensionable salary, divided by 57 and reduced by a proportionate amount of the participant’s Social Security benefit. A participant’s pensionable salary is the average of the participant’s base rate of pay in effect for the 36-month period immediately before his or her termination of employment. Ms. Ivey’s service with RAI is not considered pensionable service, but her base rate of pay with RAI is taken into account in determining her pensionable salary.

Benefits are payable at age 65. In addition, early retirement benefits may commence before age 65 to a participant who terminates employment either after attaining age 55 with at least ten years of service or with at least ten years of service when his or her age plus years of service equal at least 65. If early retirement benefits commence before age 65, they are reduced 1/4 of 1% per month for each month that commencement precedes age 60, unless the participant has 30 years of service at termination, in which case benefits may commence without reduction on or after age 55. An employee who was a participant on July 1, 1994, who terminates employment with at least ten years of service when his or her age plus years of service equal at least 60 may commence benefits after attaining age 50 with the reduction for commencement before age 60 described above. Ms. Ivey is currently eligible for early retirement under the Legacy Plan. Ms. Ivey is eligible for 73.5% of her full retirement benefit commencing at age 50.

(6)	The B&W Supplemental Plan is a non-qualified pension plan that provides a benefit equal to the benefit that would have been paid under the Legacy Plan had the Legacy Plan included bonuses and deferred compensation in pensionable salary, included additional service in pensionable service for Ms. Ivey, and not been subject to the limits on compensation under the Code, reduced by the actuarial value of the benefit payable under the Legacy Plan. For purposes of this plan, for the period after the Business Combination, a participant’s bonus is deemed to be an amount equal to the participant’s salary rate multiplied by the average rating under B&W’s Performance Incentive Plan for the three years preceding the Business Combination. Benefits are payable in a lump sum upon termination of employment from the general assets of RAI.

(7)	Pursuant to the letter agreement described in footnote 1 above, Mr. Adams is vested in a special retirement benefit, referred to above as the contractual benefit, in an amount equal to his final average compensation multiplied by his total years of credited service (including the additional credited service described above) multiplied by 0.0175. His final average compensation is defined as the highest consecutive three years of pay (base salary plus actual bonus) out of the last five years of service. This special retirement benefit will be offset by any amounts paid under the PEP, the ABP and the special funding arrangement described in footnote 2 above.

RAI has maintained two defined benefit plans — the PEP, a tax-qualified pension equity plan, and the non-qualified ABP — in which all of the named executive officers participate, other than Ms. Lambeth and Mr. Delen, who are not eligible to participate based upon their hire dates. In addition, Ms. Ivey has accrued benefits for service with B&W before the Business Combination under two additional defined benefit plans, the obligations of which were assumed by RAI in connection with the Business Combination — the Legacy Plan and the B&W Supplemental Plan.

The following table sets forth information regarding each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

2009 Non-Qualified Deferred Compensation Table

		Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Earnings	Withdrawals/	Balance
		in Last FY(1)	In Last FY(2)	Distributions(3)	at Last FYE(4)
Name	Plan Name	($)	($)	($)	($)

Susan M. Ivey	Reynolds American
	Additional Benefits Plan	82,650	1,038	83,688	0

Thomas R. Adams	Reynolds American
	Additional Benefits Plan	70,093	1,338	70,832	27,276

Daniel M. Delen	Reynolds American
	Additional Benefits Plan	111,924	1,267	113,190	0

E. Julia (Judy) Lambeth	Reynolds American
	Additional Benefits Plan	47,434	490	47,924	0

Jeffery S. Gentry	Reynolds American
	Additional Benefits Plan	50,653	492	51,144	0

(1)	The amounts in this column represent the principal amounts credited during 2009 and also are included in the “All Other Compensation” column of the 2009 Summary Compensation Table above.

(2)	The amounts in this column represent the aggregate interest credited during 2009 on each named executive officer’s account in each of the non-qualified excess benefit plans.

(3)	These amounts, which were paid to the respective named executive officers during the first quarter of 2010, represent the sum of the principal amounts and interest credited under each of the non-qualified excess benefit plans during 2009.

(4)	These amounts represent the balance in each named executive officer’s account in each of the non-qualified excess benefit plans as of December 31, 2009, after taking into account the payment, described in the preceding footnote, made with respect to each executive’s account.

RAI maintains two non-qualified excess benefit plans — the ABP and the Reynolds American Supplemental Benefits Plan, referred to as the SBP — for those employees, including the named executive officers, whose benefits under RAI’s tax-qualified 401(k) plan are limited by virtue of certain provisions of the Code. All information in the preceding table reflects activity under the ABP. None of the named executive officers had any balance or activity under the SBP in 2009. Under the ABP, RAI credits to each named executive officer’s account an amount, referred to as the principal amount, equal to the amount RAI would have contributed to such executive’s account in the tax-qualified 401(k) plan, but for the Code’s compensation limitations. In addition, RAI credits the principal amount with interest at the same rate as is earned by a certain interest income fund offered under RAI’s tax-qualified 401(k) plan. Unlike with respect to the tax-qualified 401(k) plan, RAI does not contribute any funds to the non-qualified excess benefit plans, but instead credits amounts by book entry to participants’ accounts.

Commencing with the amounts credited for the 2004 plan year, RAI distributes, in the first quarter of each year, to each participant in the non-qualified excess benefit plans any amounts that have been credited to such participant’s account during the prior year. Prior to January 1, 2004, a participant in the non-qualified excess benefit plans had the election to defer receipt of the amounts credited to his or her account in any year until the beginning of the next year or until his or her termination of employment. Any participant in the non-qualified excess benefit plans who elected to defer receipt, until after termination of employment, of any amounts that had been credited to his or her account prior to January 1, 2004, will continue to earn interest on such amounts until termination of employment.

Termination and Change of Control Payments

RAI has entered into agreements and has adopted plans that require it to provide compensation and/or other benefits to each named executive officer in the event of such executive’s termination of employment under certain circumstances, or upon a change of control of RAI occurring during the executive’s term of employment. The following table sets forth the amounts payable to each named executive officer if such executive’s employment had terminated under different scenarios, and/or a change of control of RAI had occurred, on December 31, 2009.

The table below does not include certain payments or benefits that do not discriminate in favor of RAI’s executive officers and that generally would be available to any salaried employee of RAI or its operating subsidiaries upon termination of employment, or upon a change of control of RAI. For instance, any participant in RAI’s annual cash incentive plan whose employment were terminated, for any reason other than cause, on the last business day of any year would be entitled to receive an annual cash incentive for such year. As a result, the annual cash incentive for 2009 paid to each of the named executive officers (and included in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table above) is not included in the table below.

Except as otherwise expressly indicated, the amounts set forth in the following table do not represent the actual sums a named executive officer would receive if his or her employment were terminated or there were a change of control of RAI. Rather, the amounts below generally represent only estimates, based upon assumptions described in the footnotes to the table, of certain payments and benefits that the named executive officers who were employed by RAI or any of its subsidiaries on December 31, 2009, would have been entitled to receive had any of the identified events occurred on such date. Moreover, for all of the named executive officers the amounts set forth in the table necessarily are based upon the benefit plans and agreements that were in effect as of December 31, 2009. Payments which RAI may make in the future upon an employee’s termination of employment or upon a change of control of RAI will be based upon benefit plans and agreements in effect at that time, and the terms of any such future plans and agreements may be materially different than the terms of RAI’s benefit plans and agreements as of December 31, 2009.

Potential Payments Upon Termination of Employment and/or a Change of Control Table

			Involuntary		Qualifying	Termination
			Termination	Termination	Termination	due to		Change of
		Voluntary	not for	for	on Change of	Death or		Control
		Termination	Cause(1)	Cause(1)	Control(2)(3)	Disability		(3)(4)
Name	Benefits and Payments	($)	($)	($)	($)	($)		($)

Susan M. Ivey
	Cash Severance(5)	0	8,769,126	0	8,769,126	0		0
	Restricted Stock(6)	3,013,834	3,013,834	0	3,862,943	3,862,943		3,862,943
	Performance Units(7)	3,386,185	3,386,185	0	3,386,185	3,386,185		3,386,185
	Performance Shares(8)	3,333,858	3,333,858	0	3,333,858	2,958,213		3,333,858
	Incremental Pension Benefit(9)	0	5,112,382	0	5,112,382	0	(10)	0
	Insurance Benefits(11)	0	23,058	0	23,058	0		0
	Health-Care Benefits(12)	385,776	339,120	385,776	339,120	385,776	(13)	0
	280G Tax Gross-up(14)	0	0	0	0	0		0
Thomas R. Adams
	Cash Severance(5)	0	2,006,247	0	2,006,247	0		0
	Restricted Stock(6)	0	324,707	0	458,773	458,773		458,773
	Performance Units(7)	0	583,600	0	583,600	583,600		583,600
	Performance Shares(8)	0	581,691	0	581,691	516,187		581,691
	Incremental Pension Benefit(9)	0	1,494,656	0	1,494,656	0		0
	Insurance Benefits(11)	0	26,871	0	26,871	0		0
	Health-Care Benefits(12)	70,171	44,777	70,171	44,777	70,171	(15)	0
	280G Tax Gross-up(14)	0	0	0	2,207,292	0		0
Daniel M. Delen
	Cash Severance(5)	0	2,206,138	0	2,937,588	0		0
	Restricted Stock(6)	0	985,878	0	1,255,230	1,255,230		1,255,230
	Performance Units(7)	0	1,064,486	0	1,064,486	1,064,486		1,064,486
	Performance Shares(8)	0	1,069,271	0	1,069,271	948,759		1,069,271
	Incremental Pension Benefit(9)	0	197,527	0	263,370	0		0
	Insurance Benefits(11)	0	18,147	0	24,196	0		0
	280G Tax Gross-up(14)	0	0	0	2,704,466	0		0
E. Julia (Judy) Lambeth
	Cash Severance(5)	0	1,502,026	0	2,000,026	0		0
	Restricted Stock(6)	0	575,095	0	732,840	732,840		732,840
	Performance Units(7)	0	624,452	0	624,452	624,452		624,452
	Performance Shares(8)	0	622,369	0	622,369	552,239		622,369
	Incremental Pension Benefit(9)	0	134,426	0	179,235	0		0
	Insurance Benefits(11)	0	13,497	0	17,995	0		0
	280G Tax Gross-up(14)	0	0	0	1,820,085	0		0
Jeffery S. Gentry
	Cash Severance(5)	0	1,601,097	0	1,601,097	0		0
	Restricted Stock(6)	300,552	300,552	0	379,159	379,159		379,159
	Performance Units(7)	306,834	306,834	0	306,834	306,834		306,834
	Performance Shares(8)	392,739	392,739	0	392,739	348,450		392,739
	Incremental Pension Benefit(9)	0	695,243	0	695,243	0		0
	Insurance Benefits(11)	0	38,183	0	38,183	0		0
	Health-Care Benefits(12)	0	63,563	0	63,563	0		0
	280G Tax Gross-up(14)	0	0	0	0	0		0

(1)	Generally, under the severance agreement, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) perform employment duties on a substantially full-time basis or (ii) act in accordance with instructions of a more senior employee or of the Board, or (c) the executive’s deliberate misconduct which would be damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI. Under the ESP, the term “cause” is defined to mean (a) the executive’s criminal conduct, (b) the executive’s deliberate and continued refusal to (i) substantially perform his or her employment duties or (ii) act in accordance with any specific lawful instructions of an authorized officer or a more senior employee or majority of the Board, (c) the executive’s deliberate misconduct which would be damaging to RAI without a reasonable good faith belief that the conduct was in the best interest of RAI, (d) the executive’s material violation of RAI’s code of conduct or any policy, or (e) the executive’s material breach of any non-competition, non-disclosure of confidential information or commitment to provide assistance agreement or obligation to RAI, except that an executive at the level of Ms. Lambeth and Mr. Delen (who are the only named executive officers who are not parties to a severance agreement, but instead participate in the ESP) will not be deemed to have been terminated for cause unless the Board, by an affirmative vote of at least two-thirds of the Board, adopts a resolution finding that the executive committed an act constituting “cause.” Under the severance agreement, a termination for cause is required to be made by RAI’s senior human resources executive.

Under both the severance agreement and ESP, an executive may terminate his or her employment for “good reason,” in the absence of a change of control event, if the executive experiences a more than 20% reduction in the total amount of his or her base salary, targeted annual incentive and targeted long-term incentive award. In addition, under the severance agreement, unlike under the ESP, an executive may terminate his or her employment for “good reason,” in the absence of a change of control event, if the executive’s responsibilities are substantially reduced in importance or if the executive is forced to relocate a certain distance from his current place of employment. Any such termination for good reason, in the absence of a change of control, is referred to as a qualifying termination and treated the same as an involuntary termination not for cause.

(2)	The amounts in this column are based on the assumption that on December 31, 2009, (a) a change of control of RAI occurred, and (b) (i) in the case of each named executive officer, after such change of control, either RAI terminated the executive’s employment without cause or the executive terminated his or her employment for good reason or (ii) in the case of Ms. Lambeth and Mr. Delen, who participate in the ESP, that during the one-year period prior to the change in control, her or his employment was terminated without cause at the request of a party involved in the change in control transaction (a termination described in this clause (b) is referred to as a qualifying termination). Under both the severance agreement and ESP, a participant is eligible to receive severance benefits if he or she terminates his or her employment for good reason, or his or her employment is terminated without cause, within two years after a change in control. A party to the severance agreement, unlike a participant in the ESP such as Ms. Lambeth or Mr. Delen, is not eligible to receive severance benefits under the circumstances described in preceding clause (b)(ii).

Following the occurrence of a change of control event, the circumstances that would entitle an executive under the severance agreement or an executive, at Ms. Lambeth’s or Mr. Delen’s level, under the ESP to terminate his or her employment for good reason, generally, would be (a) a material reduction in the executive’s duties from those in effect prior to the change in control, (b) the executive having to relocate a certain distance from the executive’s current place of employment, (c) a material breach of the severance agreement or ESP, as the case may be, (d) a reduction in certain employee benefits, or (e) in the case of the ESP, RAI’s failure to obtain an agreement from any successor to perform RAI’s obligations under the ESP.

(3)	A “change of control” of RAI is defined, for purposes of the severance agreement and ESP, to mean the first to occur of the following: (a) the acquisition by a person of 30% or more of the voting power of RAI’s securities ordinarily having the right to vote for the election of directors, except that BAT’s acquisition of RAI’s common stock pursuant to the Business Combination or as expressly permitted by the Governance Agreement will not be deemed to be a change of control, (b) the failure of the persons who constituted RAI’s Board of Directors on July 30, 2004 (or the failure of individuals elected or nominated either by a supermajority of such persons or pursuant to certain provisions of the Governance Agreement) to be a majority of the Board, and (c) in the case of the severance agreement, the approval by RAI’s shareholders, and in the case of the ESP, the consummation, of certain extraordinary transactions involving RAI, including certain merger transactions or certain sales of all or substantially all of RAI’s assets.

(4)	The amounts in this column are based on the assumption that a change of control of RAI occurred on December 31, 2009, but that the executive’s employment continued after such date.

(5)	These amounts represent the value of the following sums that would be payable upon the occurrence of the events set forth in the table pursuant to the severance agreement (in the case of the named executive officers other than Ms. Lambeth and Mr. Delen) and pursuant to the ESP (in the case of Ms. Lambeth and Mr. Delen) (as each of the severance agreement and ESP is described above under “Compensation Discussion and Analysis — Severance Benefits”):

(a)	three times annual base salary and three times target annual incentive in the case of Ms. Ivey, two times annual base salary and two times target annual incentive in the case of the other named executive officers, except Ms. Lambeth and Mr. Delen, payable in installments as follows — six months of annual base salary and six months of target annual incentive, payable in a single lump sum on July 1, 2010, and the balance of the base salary and target annual incentive amounts payable in 30 equal monthly installments thereafter;

(b)	in the case of Ms. Lambeth and Mr. Delen, one and one-half times annual base salary and one and one-half times target annual incentive upon an involuntary termination of employment without cause, and two times annual base salary and two times target annual incentive upon a qualifying termination, in either case payable in installments as follows — six months of annual base salary and six months of target annual incentive, payable in a single lump sum on July 1, 2010, and the balance of the base salary and target annual incentive amounts payable in 12 equal monthly installments (in the case of involuntary termination of employment without cause) and 18 equal monthly installments (in the case of a qualifying termination);

(c)	six months of interest on the lump sum payment described in the preceding clauses, at the rate of 3.25% per annum, the assumed average prime rate of interest during the first six months of 2010, with such interest payable on July 1, 2010; and

(d)	three years of such person’s respective annual perquisite payments (as described in footnote 9 to the 2009 Summary Compensation Table above), other than Ms. Lambeth and Mr. Delen, who are not entitled to such payments, with such amounts payable in three equal installments (in July 2010, and in January of each of 2011 and 2012) (the three-year period over which the executive will receive the foregoing payments is referred to as the severance period).

As indicated in the preceding sentence, the amounts in these rows are based on the assumption that the commencement of payments under the severance agreement will be deferred for a period of six months. An executive officer, however, may elect to receive such payments immediately upon termination of employment in which case he or she will be responsible for satisfying any interest and taxes arising from such immediate payment, including interest and taxes arising under Section 409A of the Code. The interest payment described in clause (c) above is intended to compensate an executive who defers the commencement of severance payments.

The payment of the amounts described in this footnote, and of the benefits described in footnote 11, are subject to the named executive officer complying with certain non-compete and confidentiality obligations owing to RAI and its subsidiaries, and cooperating with RAI and its subsidiaries in the prosecution or defense of any litigation. If the named executive officer refuses to execute a document evidencing the foregoing obligations, then the named executive officer will not be entitled to receive the payments and benefits described in this footnote and in footnote 11; in such event, the executive will be entitled to a lesser benefit under RAI’s Salary and Benefits Continuation Program, provided he or she executes a release of claims against RAI. Under such program, the period during which a person receives severance benefits is based upon years of service, with such period in no event exceeding 18 months.

(6)	The values in these rows represent the product of $52.97, the per share closing price of RAI common stock on December 31, 2009, and the number of shares of restricted stock that would vest upon the occurrence of the particular events identified in the table. As of December 31, 2009, Ms. Ivey and Dr. Gentry are eligible for retirement under the terms of the LTIP, and the amounts set forth in the “Voluntary Termination” column for them is based on the assumption that each of them voluntarily retired on December 31, 2009. Upon an executive’s involuntary termination without cause, he or she would vest immediately in a pro rata amount of his or her outstanding restricted stock. Upon an executive’s qualifying termination on or after a change of control, or an executive’s death or disability, or upon a change of control in the absence of the executive’s termination of employment, the executive would vest immediately in all of his or her outstanding restricted stock. The value of the restricted stock shown in the table is based on those shares of restricted stock granted in 2007 and 2008 to all named executive officers, in each case based on those shares that had not yet vested on or prior to December 31, 2009. The shares of restricted stock which were granted in 2007 and vested on March 6, 2010, are included in this table because they remained unvested as of December 31, 2009, the date as of which the information in this table is presented. For additional information on such restricted stock, see the Outstanding Equity Awards at 2009 Fiscal Year-End Table above.

(7)	These amounts represent the value of the performance units in which the executive would vest, if the employment of the executive had terminated on December 31, 2009, under the circumstances set forth in the table; such vested performance units are a pro rata amount of the total number of performance units granted on March 6, 2008 (for all named executive officers). As of December 31, 2009, Ms. Ivey and Dr. Gentry are eligible for retirement under the terms of the LTIP, and the amounts set forth in the “Voluntary Termination” column for each of them are based on the assumption that they voluntarily retired on December 31, 2009. The value of the performance units granted on March 6, 2007 to each named executive officer are not reflected in this table. The conditions to the vesting of such units were satisfied effective December 31, 2009, entitling such persons to a cash payment with respect thereto in accordance with the applicable normal vesting schedule. The value of such units are included in the “Non-Equity Incentive Plan Compensation” column of the 2009 Summary Compensation Table above. The terms governing the performance units granted on March 6, 2008, are essentially the same as the terms governing the performance units granted on March 6, 2007, summarized above under “Compensation Discussion and Analysis — Long-Term Incentive Compensation — Payouts of Pre-2009 Long-Term Incentive Plan Grants,” except that the three-year performance period applicable to the 2008 performance units ends on December 31, 2010, the performance metric applicable to the 2008 performance units is RAI’s EPS for 2010, the last year of that performance period, and the minimum quarterly dividend payment that is a condition to vesting is $.85 per share.

The value of the performance units shown in the table if the named executive officer’s employment had terminated on December 31, 2009, due to voluntary termination, involuntary termination without cause, death or disability, is based on the assumption that RAI’s EPS for 2010 would be equal to the targeted EPS goal for such year. The value of the performance units shown in the table if a change of control of RAI had occurred on December 31, 2009 (irrespective of whether an executive’s employment continued thereafter or ended on such date due to a qualifying termination), is based on the assumption that RAI’s EPS growth from the grant date through December 31, 2009, would continue at the same rate from January 1, 2010, through December 31, 2010, and that there would be no adjustment to the number of vested units based on RAI’s TSR over the performance period.

(8)	These amounts represent the value of the performance shares in which the executive would vest, if the employment of the executive had terminated on December 31, 2009, under the circumstances set forth in the table; such vested performance shares are a pro rata amount of the total number of performance shares granted on March 2, 2009 (for all named executive officers). As of December 31, 2009, Ms. Ivey and Dr. Gentry are eligible for retirement under the terms of the LTIP, and the amounts set forth in the “Voluntary Termination” column for each of them are based on the assumption that they voluntarily retired on December 31, 2009. The terms governing the performance shares granted on March 2, 2009, are summarized in the narrative following the 2009 Grants of Plan-Based Awards Table above.

The value of the performance shares shown in the table if the named executive officer’s employment had terminated on December 31, 2009, due to death or disability, is based on the assumption that RAI’s three-year average annual incentive plan score would be equal to the 100% target. The value of the performance shares shown in the table if the named executive officer’s employment had terminated on December 31, 2009, due to involuntary termination without cause, or a change of control of RAI (irrespective of whether an executive’s employment continued thereafter or ended on such date due to a qualifying termination), is based on RAI’s actual annual incentive plan score for 2009 and the assumption that

RAI’s annual incentive plan score for 2010 and 2011 would be equal to the target annual incentive plan score, and that there would be no adjustment to the number of vested performance shares based on the minimum dividend condition.

(9)	These amounts represent the value of the incremental benefit under RAI’s qualified and non-qualified pension and/or defined contribution plans (and for Mr. Adams, his contractual benefit described in the 2009 Pension Benefits Table above) resulting from the additional service and age credit the named executive officers will accrue during the severance period and the treatment of salary and annual incentives as if they were paid at 100% versus two-thirds, where applicable. In addition to the amounts in this row, each named executive officer (other than Ms. Lambeth and Mr. Delen, who do not participate in the pension plans) would receive in these circumstances his or her accumulated pension benefit; the present value of such accumulated benefit is set forth in the 2009 Pension Benefits Table above.

(10)	Ms. Ivey would be entitled to an unreduced pension benefit under a certain RAI retirement plan, the obligations of which, with respect to her and other former B&W employees, were assumed by RAI in connection with the Business Combination. The value of such benefit is not included in this table because all participants in such plan are entitled to such an unreduced benefit upon termination of employment due to disability.

(11)	The insurance benefits represent the value of (a) the premiums which would be paid by RAI on behalf of each named executive officer during the severance period for health care, excess liability and life insurance and (b) contributions by RAI for the benefit of the named executive officers (other than Ms. Ivey, who is eligible to receive benefits under a former B&W plan) to RAI’s post-retirement health-savings account program.

(12)	The amounts listed for Ms. Ivey represent the present value, discounted to December 31, 2009, of the health-care benefits that would commence (a) immediately in the event of voluntary termination or termination for cause or (b) immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. Ms. Ivey was already vested in her retiree health benefit as of such date. The health-care benefits for Ms. Ivey are reflected in this table because the benefits she would receive pursuant to a former B&W plan, which RAI assumed in the Business Combination, are more generous than the health-care benefits provided under the RAI sponsored plan in which the other named executive officers participate and which is generally available to salaried employees of RAI.

The amounts listed for Mr. Adams represent the present value, discounted to December 31, 2009, of the health-care benefits that would commence (a) immediately in the event of voluntary termination or termination for cause or (b) immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. The health-care benefits for Mr. Adams are reflected in this table because he would receive such benefits as a result of additional service credit provided under the terms of certain letter agreements between RJR Tobacco and Mr. Adams.

The amounts listed for Dr. Gentry represent the present value, discounted to December 31, 2009, of the health-care benefits that would commence immediately after the severance period in the event of involuntary termination not for cause or qualifying termination on change of control. The health-care benefits for Dr. Gentry are reflected in this table because the benefits he would receive under his severance agreement are more generous than those health-care benefits generally available to salaried employees of RAI.

The amounts listed under this footnote are based upon the same assumptions (including a discount rate of 6.2%) used by RAI in determining post-retirement health-care expense in its 2009 financial statements in accordance with U.S. generally accepted accounting principles, referred to as GAAP.

(13)	This amount represents the present value, discounted to December 31, 2009, of the health-care benefits that would commence immediately for Ms. Ivey in the event of termination due to disability under the former B&W plan described in footnote 12; in the event of her termination due to death, the amount of the survivor benefit would be $177,269.

(14)	This amount represents RAI’s payment, as soon as practicable after the hypothetical change of control, of (a) the excise tax that would be imposed on the executive by virtue of the executive’s receipt of an “excess parachute payment” within the meaning of Section 280G of the Code and (b) a tax gross-up amount relating to the payment of such tax. Under the ESP, unlike the severance agreement, an eligible participant is entitled to a tax reimbursement payment only if the participant receives “total parachute payments,” within the meaning of the Code, that exceed 110% of the amount the participant would be entitled to receive without being subject to the excise tax.

(15)	This amount represents the present value, discounted to December 31, 2009, of the health-care benefits that would commence immediately for Mr. Adams in the event of termination due to disability under the terms of the letter agreements between RJR Tobacco and Mr. Adams described above in footnote 12; in the event of his termination due to death, the amount of the survivor benefit would be $35,682.

Audit Matters

Audit Committee Report

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of RAI’s Board of Directors submits the following report:

The Board of Directors of RAI has adopted a written Audit and Finance Committee Charter which incorporates requirements mandated by the Sarbanes-Oxley Act of 2002 and the NYSE listing standards. All members of the Audit Committee are independent as defined by SEC rules and NYSE listing standards. At least one member of the Audit Committee is an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2009 with management and has discussed with the independent auditors the matters required to be discussed by SAS No. 114 (AICPA, Professional Standards, Vol. 1 AU section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditors the auditors’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal year 2009 be included in RAI’s Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC.

Respectfully submitted,

Martin D. Feinstein (Chair)
Luc Jobin
Lionel L. Nowell, III
H.G.L. (Hugo) Powell

Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee’s current policy is to pre-approve on an annual basis all audit and non-audit services performed by the independent auditors to assure that the provision of these services does not impair the independent auditors’ independence. Such pre-approved services are described in appendices to the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy. Such policy (including appendices) is publicly available, as set forth below.

The Audit Committee also generally establishes approved fees for pre-approved audit and non-audit services on an annual basis. The Audit Committee is required to approve any fee expected to exceed a pre-approved level by more than $100,000, and is required to be notified at its next meeting if any fee is expected to exceed a pre-approved level by less than $100,000. In addition, to the extent that the Audit Committee does not establish a fee level for a specific service that falls within a broad category of a pre-approved audit or non-audit service, the Audit Committee is required to pre-approve any fee for such service expected to exceed $100,000, and is required to be notified at its next meeting if any fee for such service is expected to be less than $100,000. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to approve any such services.

The Audit Committee’s current Audit and Non-Audit Services Pre-Approval Policy was adopted by the Audit Committee in August 2004 and last revised in February 2010. The Audit and Non-Audit Services Pre-Approval Policy describes the procedures and conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved by the Audit Committee, or its Chair pursuant to delegated authority. The Policy provides that the Chair of the Audit Committee may make pre-approval decisions for proposed services that are not covered by specific reference in the Policy and have not been previously approved by the full Committee. Under the Policy, the Chair is required to report any such pre-approval decisions to the full Audit Committee at its next scheduled meeting.

A copy of the Audit Committee’s Audit and Non-Audit Services Pre-Approval Policy can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

Fees of Independent Auditors

The following table shows the aggregate fees billed to RAI by KPMG LLP for services rendered during each of the fiscal years ended December 31, 2009 and 2008:

	Amount of Fees
	2009	2008

Audit Fees	$5,282,352	$5,570,469
Audit-Related Fees	723,143	628,615
Tax Fees	180,234	315,077
All Other Fees	0	0

Total Fees	$6,185,729	$6,514,161

Audit Fees

Audit fees principally constitute fees billed for professional services rendered by KPMG LLP for the audit of RAI’s consolidated financial statements for the fiscal years ended December 31, 2009 and 2008, the reviews of the condensed consolidated financial statements included in RAI’s Quarterly Reports on Form 10-Q filed during the fiscal years ended December 31, 2009 and 2008, and the audits of certain subsidiaries where legally or statutorily required.

Audit-Related Fees

Audit-related fees constitute fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the performance of the audit or review of RAI’s consolidated financial statements, other than the services reported above under “— Audit Fees,” in the fiscal years ended December 31, 2009 and 2008. In fiscal 2009 and 2008, audit-related fees consisted principally of fees for audits of certain subsidiaries, audits of the financial statements of certain employee benefit plans and other agreed upon procedures performed under Statements on Auditing Standards and Statements on Standards for Attestation Engagements. The Audit Committee pre-approved 100% of the audit-related services in 2009 and 2008.

Tax Fees

Tax fees constitute fees billed for professional services rendered by KPMG LLP for tax compliance, tax consulting and tax planning in each of the fiscal years ended December 31, 2009 and 2008. In fiscal 2009 and 2008, tax fees consisted principally of fees for tax compliance advice. The Audit Committee pre-approved 100% of the tax services in 2009 and 2008.

All Other Fees

All other fees constitute the aggregate fees billed, if any, for services, other than the services reported above under “— Audit Fees,” “— Audit-Related Fees” and “— Tax Fees,” provided by KPMG LLP in each of the fiscal years ended December 31, 2009 and 2008.

Item 2:	Ratification of the Appointment of KPMG LLP as Independent Auditors

The Audit Committee has appointed KPMG LLP, independent registered public accounting firm, to audit the consolidated financial statements of RAI for the fiscal year ending December 31, 2010. We are submitting this selection to you for your ratification. KPMG LLP audited RAI’s consolidated financial statements for the fiscal year ended December 31, 2009, and has been RAI’s independent auditors since RAI’s organization in 2004. KPMG LLP also had served as RJR’s independent auditors from 2000 to 2004. Representatives of KPMG LLP are expected to be present at the 2010 annual meeting to make a statement, if KPMG LLP desires, and to answer your questions.

If the shareholders do not ratify the appointment of KPMG LLP, then the Audit Committee may reconsider its appointment, but is not obligated to appoint a different independent accounting firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of RAI and its shareholders.

Your Board of Directors considers KPMG LLP to be well qualified and recommends a vote FOR ratification of KPMG’s appointment as our independent auditors for fiscal year 2010.

Shareholder Proposals

Certain of our shareholders have submitted the four proposals described under Items 3, 4, 5 and 6. We will furnish the names, addresses and claimed share ownership positions of the proponents of these proposals promptly upon written or oral request directed to the Secretary of RAI. The following proposals have been carefully considered by the Board, which has concluded that their adoption would not be in the best interests of RAI or its shareholders. For the reasons stated after each proposal and its supporting statement, the Board recommends a vote AGAINST each of the four proposals.

Proposals of shareholders intended to be included in RAI’s 2011 annual meeting proxy statement and form of proxy must be received by the Secretary of RAI, in writing, no later than November 22, 2010, at our corporate offices: Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. The rules of the SEC contain detailed requirements for submitting proposals for inclusion in our 2011 proxy statement and permit us to exclude proposals from our proxy statement in specified circumstances.

In accordance with RAI’s Bylaws, shareholders who do not submit a proposal for inclusion in our 2011 annual meeting proxy statement, as described in the immediately preceding paragraph, but who intend to present a proposal, nomination for director or other business for consideration at our 2011 annual meeting, must notify the Secretary of RAI, in writing, that they intend to submit their proposal, nomination or other business at our 2011 annual meeting by no earlier than October 23, 2010, and no later than November 22, 2010. RAI’s Bylaws contain detailed requirements that a shareholder’s notice must satisfy. If a shareholder does not comply with the notice requirements, including the deadlines specified above, then the persons named as proxies in the form of proxy for the 2011 annual meeting will use their discretion in voting the proxies on any such matters raised at the 2011 annual meeting. Any shareholder notice should be in writing and addressed to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990. RAI’s Bylaws can be found in the “Governance” section of the www.reynoldsamerican.com web site or may be obtained, free of charge, from the Office of the Secretary.

For a further discussion of the Board nomination process, see “The Board of Directors — Governance Agreement” and “The Board of Directors — Committees and Meetings of the Board of Directors — Corporate Governance and Nominating Committee” above.

Item 3:	Shareholder Proposal on Elimination of Classified Board

A shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“Board Declassification

“Resolved: That the shareholders of Reynolds American Inc. (the ‘Company’) urge the Board of Directors (the ‘Board’) to take the necessary steps to eliminate the classification of the Board of the Company and to require that all directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.”

The proponent has submitted the following statement in support of this proposal:

“We believe the election of directors is the most powerful way our Company’s shareholders influence the strategic direction of our Company. Currently, the Board is divided into three classes of three members each. Each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one-third of the directors each year.

“The staggered term structure of the Company’s Board is not in the best interest of shareholders because it reduces accountability and is an unnecessary anti-takeover device. Shareholders should have the opportunity to vote on the performance of the entire Board each year. We feel that such annual accountability serves to keep directors closely focused on the performance of top executives and on increasing shareholder value.

Annual election of all directors gives shareholders the power to either completely replace their board or replace a majority of directors, if a situation arises which warrants such drastic action.

“We do not believe de-staggering the Board of our Company will be destabilizing to our Company or impact the continuity of director service. Our directors, like the directors of the overwhelming majority of other public companies, are routinely elected with over 95 percent shareholder approval. A unitary board will increase the responsiveness of directors to shareholder concerns without limiting the Company’s ability to attract highly qualified directors who are willing to oversee the Company continuously for several years.

“There are indications from studies that classified boards and other anti-takeover devices have an adverse impact on shareholder value. For instance, the 2004 paper ‘The Costs of Entrenched Boards’ by Lucian Bebchuk and Alma Cohen concludes that ‘staggered boards are associated with a reduced firm value.’ Moreover, the study finds that it is at companies, such as ours, where classified boards have been established through their corporate charters that reduction in firm value is most significant.

“We urge shareholders to vote FOR this proposal.”

Your Board of Directors recommends a vote AGAINST this proposal.

The Board believes that this shareholder proposal seeking to eliminate the classification of the Board and to require that all directors stand for election annually would not be in the best interests of RAI and its shareholders. This proposal first came before our shareholders for their consideration at the Company’s 2009 annual meeting. At that meeting, only 39.62 percent of the shares voting supported adoption of this proposal. Such supporting vote represented only 30.11 percent of the total shares of RAI common stock then outstanding.

RAI’s classified board structure was put in place in 2004 in connection with the Business Combination, a transaction that was approved by RJR’s shareholders. In that transaction, B&W acquired approximately 42% of our common stock and entered into a Governance Agreement with RAI. The Governance Agreement gives certain rights to B&W, including board representation and the right to approve certain amendments to our Articles of Incorporation or Bylaws, and contemplates a classified board of directors. Our Articles of Incorporation provide that our Board is divided into three equal classes, as nearly as may be reasonably possible, with directors serving three-year terms. Our classified board is part of a carefully balanced governance structure designed to take into account B&W’s desire to protect and enhance its investment in RAI, while retaining RAI’s independence.

These provisions of the Articles of Incorporation and Governance Agreement were clearly disclosed to RJR’s shareholders prior to the shareholder vote on the Business Combination.

Our 12-member Board is composed of five directors (three of whom are independent) who have been designated by our largest shareholder, B&W; our Chief Executive Officer; and six other independent directors. As such, the composition of our Board is designed to vigorously represent the long-term interests of shareholders without any motivation to entrench management. In addition, the Board has experienced a healthy turnover since RAI’s formation as a public company in mid-2004, with five new members joining the Board over the past six years.

Furthermore, directors elected for three-year terms have the same fiduciary duties as, and are not any more insulated from responsibility to RAI’s shareholders than, directors elected annually, and therefore are equally accountable to RAI’s shareholders. In addition, corporate governance requirements of the NYSE rules and the Sarbanes-Oxley Act of 2002 impose responsibilities on RAI directors. RAI has implemented policies and procedures focused on the quality of directors and the effective functioning and regular evaluation of the Board, both as a whole and as individual members, and its committees. Electing one-third of RAI’s directors each year provides shareholders with an orderly manner in which to effect change and communicate their views on the performance of RAI and its directors.

A staggered board allows RAI to attract highly qualified directors who are willing to commit the time and resources necessary to understand RAI’s business, operations and strategy, thereby providing continuity and stability in decision making. Directors who have served RAI for multiple years are well positioned to take a long-term perspective and make the decisions necessary to maximize shareholder value in the long-run while being sensitive to short-term needs or objectives.

The classified structure of the RAI Board enhances the ability of the Board to obtain the best outcome for its shareholders in the event of an unsolicited takeover proposal by incentivizing the proponent for change to negotiate with the Board and evaluate a variety of alternatives. The existence of a classified board will not prevent a person from acquiring control of the Board. If all directors were elected at a single annual meeting, the short-term objectives of those proposing an alternative slate could deprive other shareholders from realizing long-term value the experienced and knowledgeable Board was working to enhance. The structure also serves to prevent precipitous changes in corporate policies and strategies that were implemented by a Board focused on improving RAI’s long-term value proposition.

You should note that, if approved, this proposal would not automatically eliminate RAI’s classified board structure. It is a non-binding proposal that requests that RAI’s Board take the steps necessary to declassify the Board. A formal amendment to RAI’s Articles of Incorporation repealing the provisions classifying the Board would need to be recommended by RAI’s Board and submitted to shareholders for approval at a subsequent shareholders’ meeting. In order for an amendment to the Articles of Incorporation to be approved, the holders of shares representing the affirmative vote of a majority of all votes cast on the amendment must vote to adopt the amendment.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 4:	Shareholder Proposal on Retention of Equity Compensation

A shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“RESOLVED: That shareholders of Reynolds American, Inc., (‘Reynolds American’ or ‘Company’) urge the Compensation Committee of the Board of Directors (the ‘Committee’) to adopt a policy requiring that senior executives retain a significant percentage of shares acquired through equity compensation programs until two years following the termination of their employment (through retirement or otherwise), and to report to shareholders regarding the policy before the Company’s 2011 annual meeting of shareholders. The shareholders recommend that the Committee not adopt a percentage lower than 75% of net after-tax shares. The policy should address the permissibility of transactions such as hedging transactions which are not sales but reduce the risk of loss to the executive.”

The proponent has submitted the following statement in support of this proposal:

“Equity-based compensation is an increasingly important component of senior executive compensation at our Company. For example, grants made under the Long-Term Incentive Plan in 2009 consisted entirely of performance shares payable in Reynolds American common stock, unlike previous grants which were a combination of performance units payable in cash and restricted stock. According to the Company’s 2009 proxy statement, the Committee believes the shift ‘effectively aligns the interests of senior management with long-term shareholder interests.’

“We believe this shift does not go far enough to ensure that executive actions are aligned with long-term management and shareholder goals.

“We believe there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. According to an analysis conducted by Watson Wyatt Worldwide, companies whose CFOs held more shares generally showed higher stock returns and better operating performance. (Alix Stuart, ‘Skin in the Game,’ CFO Magazine, March 1, 2008.)

“Requiring senior executives to hold a significant portion of shares obtained through compensation plans after the termination of employment would focus them on the Company’s long-term success and better align their interests with those of Reynolds American shareholders. In the context of the current financial crisis, we believe it is imperative that companies reshape their compensation policies and practices to promote long-term, sustainable value creation. A 2009 report by the Conference Board Task Force on Executive Compensation stated that hold-to-retirement requirements give executives ‘an ever-growing incentive to focus on long-term stock price performance.’ (http://www.conference-board.org/pdf_free/ExecCompensation2009.pdf).

“Our Company has a minimum stock ownership guideline requiring executives to own Reynolds American stock valued at a multiple of salary within seven years. CEO Susan Ivey is required to own three times her annual base salary. We believe this policy does not go far enough to ensure that equity compensation builds executive ownership.

“The Corporate Library, a leading provider of independent corporate governance research and analysis, states that our Company’s stock ownership guideline ‘is too low to be regarded as a sufficient level of equity ownership considering the fact that this amount could easily be earned within a single fiscal year.’ We also view a retention requirement approach as superior to a stock ownership guideline because a guideline loses effectiveness once it has been satisfied.

“We urge shareholders to vote FOR this proposal.”

Your Board of Directors recommends a vote AGAINST this proposal.

The Board shares the proponent’s view that there is a link between shareholder wealth and executive wealth that correlates to direct stock ownership by executives. However, for the reasons set forth below, the Board does not believe that this shareholder proposal, requiring that senior executives retain a minimum of 75 percent of their net after-tax shares acquired through compensation programs until two years following the termination of their employment, is needed to align the financial interests of our senior executives with those of our shareholders.

First, our executive officers already are covered by RAI’s stock ownership guidelines, which are described above in the Compensation Discussion and Analysis under “Other Compensation Policies — Stock Ownership Guidelines.” Our stock ownership guidelines require that all officers at the vice president level and above own, within seven years after the later of January 1, 2006, and his or her appointment as an executive officer, an amount of RAI common stock valued at a multiple of his or her annual base salary as follows:

Chief Executive Officer	3.0 times
President, Chief Financial Officer and General Counsel	2.5 times
Executive Vice President	2.0 times
Senior Vice President	1.5 times
Vice President	1.0 times

Any stock options, performance shares or unvested shares of restricted stock held by an officer are not counted toward satisfaction of the stock ownership guidelines. All of our executive officers already are on track to attain the required ownership level within the required time period.

Second, our compensation programs have been designed to ensure that management is focused on RAI’s long-term success and that their interests are aligned with those of our shareholders. With this objective in mind, a meaningful portion of annual compensation, and all of the long-term compensation, of each officer has been made variable or “at risk,” in that the receipt or value of that compensation is dependent upon the attainment of specific performance goals by RAI and/or its operating companies. In addition, as described above in the Compensation Discussion and Analysis under “Long-Term Incentive Compensation — Long-Term Incentive Opportunity — 2009 Long-Term Incentives,” the shift in 2009 to three-year LTIP grants consisting entirely of performance shares that are subject to performance adjustments effectively aligns the interests of senior management with long-term shareholder interests by:

•	requiring dividend maintenance over the entire three-year performance period in order to keep a focus on shareholder return;

•	ensuring that the value of the long-term incentive grant throughout the performance period and upon its payment in shares of RAI common stock is tied directly to the actual stock price; and

•	increasing RAI common stock ownership by management.

Third, the two-year post-termination retention requirement set forth in the proposal is not a common practice among our peer companies and could result in negative consequences. This requirement would limit our executives’ financial resources at a time when they no longer have any control over RAI’s operations or results. The proposal would reduce the benefits of equity compensation to our executives by severely limiting their ability to diversify and manage their personal assets, which are already heavily weighted in RAI common stock and performance shares. As a result, this proposal could make it more difficult to attract, motivate and retain exceptional management talent, which ultimately would be detrimental to the long-term interests of RAI and our shareholders. In addition, the recoupment or “clawback” provisions set forth in our compensation plans and agreements, under which RAI can recoup executive compensation that later proves to have been based on materially inaccurate financial information or performance metrics, already address any concerns about executives taking irresponsible actions to drive up the price of RAI common stock, particularly right before leaving RAI.

Finally, all employees already are subject to a securities trading policy whereby hedging transactions are prohibited. RAI’s Code of Conduct, which can be found in the “Governance” section of the www.reynoldsamerican.com web site, provides that the our directors and employees “may not engage in put or call options, short selling or similar activities involving RAI stock.” We believe these prohibitions protect against speculative trading by our executives.

Our Compensation Committee, comprised solely of independent directors, spends a significant amount of time structuring and administering well thought-out equity compensation plans and programs, and regularly obtains the advice of an outside compensation consultant. We have designed our stock ownership guidelines and other compensation policies to ensure that our senior executives are focused on RAI’s long-term success and that their interests are better aligned with those of our shareholders, which are the stated goals of the proponent. We believe the current stock ownership guidelines strike the right balance between ensuring that our senior executives own significant amounts of RAI equity while allowing them to prudently manage their personal financial matters.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 5:	Shareholder Proposal on Communicating Truth

A shareholder has submitted the following proposal, which will be voted upon at our annual meeting if presented by its proponent:

“Communicating Truth

“Recently (11.05.09) Reynolds American Inc (RAI), with other tobacco companies, lost its legal challenge alleging that some provisions in the new FDA legislation violated ‘the companies’ First Amendment rights’ (WSJ, 09.01.09).

“ ‘’The law contains provisions that severely restrict the few remaining channels we have to communicate with adult tobacco consumers,’ Martin L. Holton III, General Counsel for Reynolds, maker of Camel cigarettes, said in prepared remarks’ when the suit was filed. Another lawyer stated: ‘The case will be about whether Congress has gone too far about preventing tobacco companies from communicating with adults and keeping adults from receiving the information that tobacco companies want to send to them’ (WSJ, 09.01.09).

“RAI argued that various FDA restrictions limited its ability to convey ‘truthful information’ about its tobacco products (NYT, 09.07.09).

“This resolution raises no issue connect to the (de)merits of the lawsuit or its rejection. Rather it addresses RAI’s stated desire to convey ‘truthful information’ vis-à-vis its tobacco products.

“The RAI shareholders sponsoring this resolution believe it is most important for tobacco companies, like RAI, to communicate ‘truthful information’ vis-à-vis the health-related consequences of using its products as intended. Therefore:

“RESOLVED, shareholders request the RAI Board of Directors to oversee the inclusion in all RAI product advertising, promotion and marketing (including inserts in tobacco packages themselves) truthful information regarding the devastating health consequences identified with using such products.

“We recommend that such truth be based on scientific and other peer-reviewed data that show, among other things, the:

1.	human rights violations connected with undocumented workers in the U.S.A. and forced child labor in key ‘developing’ countries who pick tobacco leaf used by RAI.

2.	health hazards connected to mainstream smoking regarding heart attacks, cancers, lung diseases and other COPD-related illnesses.

3.	negative effects of secondhand smoke from increased blood clotting, constricted blood vessels, and potential of heart attacks.

4.	benefits to peoples’ health by increased taxation and smoking banns which exponentially lead to consumers’ cessation of RAI’s tobacco products.

5.	health hazards still connected with former ‘light’ and ‘ultra-light’ brands which the company is rebranding by using different colors for their packaging to give similar impressions of some products being ‘lighter’ than others.

6.	much higher reduction of diseases associated with tobacco use that results from a combination of tax increases and smoking bans in those areas that have created this combination.”

The proponent has submitted the following statement in support of this proposal:

“This resolution’s filers believe any ‘truth’ associated with RAI’s stated desire to communicate ‘truth’ regarding its products to its various publics must also contain the truth vis-à-vis the health hazards connected with using them. In the words of Judge H. Lee Sarokin: ‘All too often in the choice between the physical health of consumers and the financial well-being of business, concealment is chosen over disclosure, sales over safety and money over morality. . . . the tobacco industry may be the king of concealment and disinformation.

“In the interest of the full truth regarding the health effects of using RAI’s core products, please support this resolution.”

Your Board of Directors recommends a vote AGAINST this proposal.

Reynolds American and its operating companies are committed to operate our businesses in a responsible manner that best balances the desires of our many stakeholders. Our Guiding Principles and Beliefs (available at http://www.reynoldsamerican.com/Responsibility/GuidingPrinciples.aspx) seek to reflect the interests of shareholders, consumers, employees and other stakeholders. In particular, RAI and its operating companies are committed to addressing the issues regarding the use of and harm associated with tobacco products in an open and objective manner. This includes, among other things, the communication of accurate information about the risks of tobacco products to our stakeholders. For example, the Guiding Principles and Beliefs include, among other things:

“TOBACCO USE AND HEALTH

•	Cigarette smoking is a leading cause of preventable deaths in the United States. Cigarette smoking significantly increases the risk of developing lung cancer, heart disease, chronic bronchitis, emphysema and other serious diseases and adverse health conditions.

•	The risk for serious diseases is significantly affected by the type of tobacco product and the frequency, duration and manner of use.

•	No tobacco product has been shown to be safe and without risks. The health risks associated with cigarettes are significantly greater than those associated with the use of smoke-free tobacco and nicotine products.

•	Nicotine in tobacco products is addictive but is not considered a significant threat to health.

•	It is the smoke inhaled from burning tobacco which poses the most significant risk of serious diseases.

•	Quitting cigarette smoking significantly reduces the risk for serious diseases.

•	Adult tobacco consumers have a right to be fully and accurately informed about the risks of serious diseases, the significant differences in the comparative risks of different tobacco and nicotine-based products, and the benefits of quitting. This information should be based on sound science.

•	Governments, public health officials, tobacco manufacturers and others share a responsibility to provide adult tobacco consumers with accurate information about the various health risks and comparative risks associated with the use of different tobacco and nicotine products.

TOBACCO REGULATION & COMMUNICATION

•	Tobacco products should be regulated in a manner that is designed to achieve significant and measurable reductions in the risks and adverse health effects associated with cigarette use. Regulations should enhance the information available to adult tobacco consumers to permit them to make informed choices, and encourage the development of tobacco and nicotine products with lower risks than existing cigarettes.

* * * * *

TOBACCO CONSUMERS

•	Individuals should consider the conclusions of the U.S. Surgeon General, the Centers for Disease Control and other public health and medical officials when making decisions regarding smoking.

•	The best course of action for tobacco users concerned about their health is to quit. Adults who continue to use tobacco products should consider the reductions of risks for serious diseases associated with moving from cigarettes to the use of smoke-free tobacco or nicotine products.

•	Minors should never use tobacco products and adults who do not use or have quit using tobacco products should not start.

* * * * *

HARM REDUCTION

•	Reducing the diseases and deaths associated with the use of cigarettes serves public health goals and is in the best interest of consumers, manufacturers and society. Harm reduction should be the critical element of any comprehensive public policy surrounding the health consequences of tobacco use.

•	Significant reductions in the harm associated with the use of cigarettes can be achieved by providing accurate information regarding the comparative risks of tobacco products to adult tobacco consumers, thereby encouraging smokers to migrate to the use of smoke-free tobacco and nicotine products, and by developing new smoke-free tobacco and nicotine products and other actions.

•	Governments, public health officials, manufacturers, tobacco producers and consumers should support the development, production, and commercial introduction of tobacco leaf, and tobacco and nicotine-based products that are scientifically shown to reduce the risks associated with the use of existing tobacco products, particularly cigarettes.

•	Adult tobacco consumers should have access to a range of commercially viable tobacco and nicotine-based products.”

As evidenced by our Guiding Principles and Beliefs, both the content and principle of our communications render the proposal put forward by the proponent unnecessary. In addition to ignoring our Guiding Principles and Beliefs, adoption of the proposal put forward by the proponent would require our Board to micromanage the manner of communication of information concerning smoking and health when we have already adopted a number of internal policies designed to ensure compliance with applicable legal requirements.

Finally, communication of information concerning smoking and health is subject to legal and regulatory constraints and this proposal fails to account for those constraints. Congress has implemented a regulatory regime that mandates both the content and manner of dissemination of information to our consumers whether by means of product advertising, promotion and marketing materials, required warnings or otherwise. The Federal Cigarette Labeling and Advertising Act has required health warnings on tobacco packaging for over 40 years. Most recently, The Family Smoking Prevention and Tobacco Control Act includes numerous specific provisions relating to the content and dissemination of information related to tobacco products. In addition, the Master Settlement Agreement includes a comprehensive set of restrictions on the marketing of our products and public statements concerning smoking and health, among other things. The proposal ignores the regulatory and contractual framework which influences the content and manner that information regarding tobacco products and use are disseminated.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Item 6:	Shareholder Proposal on Human Rights Protocols for the Company and its Suppliers

Five shareholders have submitted the following proposal, which will be voted upon at our annual meeting if presented by one of its proponents:

“Create Human Rights Protocols for the Company and Its Suppliers

“Whereas, corporations have a responsibility to ensure their total ‘supply chain’ is uncorrupted by practices denying basic human rights for workers, especially corporations with global sourcing like ours.

“Corporations incur a reputational risk when their suppliers undermine workers’ basic human rights, including the right to health (see the Universal Declaration of Human Rights [25], the Covenant on Economic, Social and Cultural Rights [Art. 12] and the ILO Convention [155]).

“In the USA., while RAI doesn’t directly hire farm workers, it contracts with suppliers who do. When their farm workers are unorganized, basic worker rights can be easily violated. This abuse is aggravated when they are undocumented.

“In the USA, ‘many farm workers believe they will be fired and lose their income if they get sick or work too slowly. Green tobacco sickness is an environmental justice issue, part of the growing concern that poor, minority and medically underserved populations bear a disproportionate share of environmental and occupational health risks’ (Sara A. Quandt, Ph.D., Science Daily, 02.24.00).

“A key problem of tobacco harvesters for RAI is acute nicotine poisoning, Green Tobacco Sickness (GTS). This occurs when the skin absorbs nicotine from touching tobacco plants, GTS threatens 33 million+ tobacco farm workers globally (WHO, 1999 World Bank).

“Malawi is a key leaf supplier for RAI products. Besides being highly susceptible to forms of GTS, countless children are being forced into slave-like situations to provide leaf for RAI products.

“Despite RAI’s statement it has hired ‘independent’ monitors to ensure it is not violating U.S. laws and human rights, its U.S. suppliers continue to hire undocumented workers. In places like Malawi, forced child labor persists to the degree that the U.S. Department of Labor lists Malawi’s tobacco production as particularly egregious.

“RESOLVED shareholders request Reynolds American Tobacco Inc Board of Directors to commit itself to create effective procedures to implement the internationally agreed-upon core human rights conventions in the countries from which it gets its tobacco and to find ways to ensure, through truly independent monitoring, that its varied suppliers are enforcing these as well as pertinent laws of the nations in which its suppliers operate.”

The proponents have submitted the following statement in support of this proposal:

“This resolution’s sponsors believe RAI cannot dismiss the above problems by saying its suppliers ‘report’ they comply with codes covering farm workers’ basic rights and that no forced child labor takes place in tobacco fields supplying RAI product. Continual data shows such problems are not being redressed either here or abroad. There must be truly independent verification of the kind that has not yet been effective for RAI. Because farm workers continue to make this Company healthy; it has the obligation to ensure their health.

“Support for this proposal will help ensure our profits and dividends are not being realized by exploiting ‘the least’ of our brothers and sisters. Please support it so ‘good news’ may come to those who are poor for whom we bear responsibility as shareholders.”

Your Board of Directors recommends a vote AGAINST this proposal.

The Board believes that this shareholder proposal to require RAI to create human rights protocols for the company and its suppliers would not be in the best interests of RAI and its shareholders. This proposal previously has come before shareholders for their consideration at the 2008 and 2009 annual meetings. In 2008, this proposal was defeated, with only 11.13% of the shares voting at the meeting (8.43% of the shares outstanding) supporting this proposal. In 2009, this proposal was defeated again, with only 12.99% of the shares voting at the meeting (9.87% of the shares outstanding) supporting this proposal.

The Board has adopted the following statement on human rights that articulates RAI’s support for human rights and the current actions it takes to further human rights in the operating companies’ supply chains:

“Reynolds American Inc.

Statement on Our Efforts to Support Human Rights

Reynolds American Inc. and its operating companies believe that universally recognized human rights should be respected. This principle and its day-to-day practice is one of the foundations of how we conduct our businesses, and Reynolds American Inc. and its operating companies will continue to respond to these issues in appropriate ways.

The starting point for our efforts

Reynolds American and its operating companies use the United Nations Universal Declaration of Human Rights as a core reference point for our efforts. Our understanding of the role we play, along with other companies, governments and civil society in supporting human rights is also based on the U.N. Global Compact’s Guiding Principles which declare that businesses should:

•	‘Support and respect the protection of internationally proclaimed human rights within their sphere of influence; and

•	Make sure they are not complicit in human rights abuses.’

Addressing human rights within our sphere of influence

Reynolds American and its major operating companies are U.S. companies that conduct business almost exclusively in the United States and Puerto Rico. Over 99% of total tobacco sales revenue, excluding contract manufacturing for other tobacco companies, is generated from the U.S. market; almost all employees are American citizens based in the United States as are all the significant tobacco operations facilities.

The United States has an extensive foundation of federal, state and local laws and regulations that support human rights. In addition, these laws are enforced by federal and state regulatory agencies and through direct access to the courts by individuals. Reynolds American and its operating companies strive to comply with all laws and regulations; we do not believe it is within our sphere of influence to assume the regulatory and enforcement role of the federal, state and local governments.

Reynolds American and its operating companies further support human rights considerations in two primary ways:

•	All employees are required to adhere to the Reynolds American Code of Conduct and certify such on a yearly basis. The Code of Conduct includes clear expectations relating to employment practices, relationships with suppliers and customers, adherence to government regulations, and other aspects of how we conduct our businesses which are supportive of fundamental human rights.

•	Each operating company conducts Corporate Social Responsibility efforts related to its supply chain and procurement activities intended to reinforce suppliers’ respect for human rights.

Both the Code of Conduct and Reynolds American’s annual CSR reports are available online for review at www.reynoldsamerican.com.

Human rights principles and considerations have been incorporated into the operating companies’ supplier programs in a number of ways with the intent to promote continuous improvement in suppliers’ performance:

•	Each major operating company will continue to communicate their expectations of suppliers to respect fundamental human rights through supplier guides, during site visits and in ongoing activities with suppliers. This expectation is further reinforced in all procurement contracts which require suppliers to adhere to all applicable federal, state and local laws and regulations.

•	R.J. Reynolds, American Snuff Company and Santa Fe Natural Tobacco Company procure tobacco leaf supplies through contracts with U.S. based farmers. These contracts require growers to comply with all applicable laws and regulations. All three companies are in contact with their respective contract growers through annual meetings, newsletters, farm visits or at the tobacco receiving stations utilized by several of the companies. Operating company personnel take these opportunities to reinforce the importance of growers’ respect for human rights considerations.

•	R.J. Reynolds has partnered with the North Carolina Department of Labor (NCDOL) and North Carolina State University (NCSU) over the past several years to produce training videos that have been distributed to its contract growers. The videos focus on farm safety practices and safe use of pesticides. R.J. Reynolds will continue to explore additional opportunities to partner with NCDOL and NCSU on programs to enhance farm safety practices.

•	R.J. Reynolds continues to provide support for NCDOL’s Gold Star Grower program. This voluntary program involves NCDOL inspections of farm worker housing and worker safety conditions and allows growers to be certified as a Gold Star grower.

•	R.J. Reynolds has conducted contract grower and farm worker surveys using independent third parties that visited many of the farms with which it contracts in North Carolina. Survey results are utilized by R.J. Reynolds to gain insight into grower and worker perspectives and have indicated a high level of satisfaction by farm workers with the farms on which they are employed.

•	R.J. Reynolds, American Snuff Company and Santa Fe Natural Tobacco Company also procure tobacco leaf from offshore growing regions through the use of tobacco dealers who purchase and process tobacco leaf from local farmers. R.J. Reynolds contracts with LeafTc Ltd., an independent company also utilized by most of the major multinational tobacco companies, to evaluate tobacco dealers on a broad range of leaf procurement requirements which also includes the impact these suppliers’ activities have on the environment and safety conditions on local farms.

•	Reynolds American’s operating companies recognize that many developing countries face significant human rights issues related to working conditions and sanitation, child labor, pesticide and herbicide practices and other issues. The operating companies will continue to seek opportunities for partnering with other concerned parties to improve these conditions where effective programs exist and progress can be made in countries where significant procurement activities occur.

•	R.J. Reynolds utilizes the Business Enabler Survey Tool (BEST) to evaluate many suppliers of raw materials other than leaf tobacco. The survey tool evaluates suppliers on a broad range of procurement requirements through onsite visits and written surveys, and includes verifying that the supplier has a commitment to ensure safe workplace conditions and address other relevant human rights issues.”

RAI and its operating companies continue to identify and act on appropriate opportunities within its sphere of influence to encourage improved human rights conditions in supply chains. RAI and its operating companies also continue to believe that the primary responsibility for ensuring human rights rests with suppliers, governments and regulators in the appropriate countries and that it is not within our sphere of influence to assume the regulatory and enforcement role of these individual companies and governments.

Therefore, your Board of Directors urges you to vote AGAINST this proposal.

Certain Relationships and Related Transactions

Related Person Transaction Policy

Effective February 6, 2007, RAI’s Board adopted a Related Person Transaction Policy, referred to as the Policy. The Policy generally requires that certain transactions in which (1) RAI, or one of its subsidiaries, is a participant and (2) a related person has a direct or indirect interest, be approved in advance by a designated executive officer, the Audit Committee, the Board or a sub-set of the Board. The arbiter in any particular case may only approve a proposed related person transaction if it has determined in good faith that such transaction is in, or not inconsistent with, the best interests of RAI and its shareholders. The definition of “related person” for purposes of the Policy is based upon the definition set forth in the applicable rules of the SEC; a “related person” of RAI means a director or director nominee of RAI, an executive officer of RAI, a greater than 5% shareholder of RAI or an immediate family member of any of the foregoing.

The Policy’s pre-approval requirements depend upon the related person and the dollar amount involved in a proposed transaction, as summarized below:

Related Person:	Dollar Amount of Transaction:	Approval Required by:

• Transactions in which an RAI director, executive officer or an immediate family member of either of the foregoing has an interest	• Less than or equal to $25,000 • Greater than $25,000	• Chief Executive Officer or Chief Financial Officer • Audit Committee

• Transactions in which BAT, or an affiliate thereof, has an interest	• Less than $1 million	• Chief Executive Officer, Chief Financial Officer or General Counsel
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee

	• Greater than or equal to $20 million	• independent directors (excluding any independent directors who have been designated by B&W)

• Transactions in which any related person other than those listed above has an interest	• Less than $1 million	• Chief Executive Officer or Chief Financial Officer
	• Greater than or equal to $1 million and less than $20 million	• Audit Committee

	• Greater than or equal to $20 million	• Board of Directors

Under the Policy, any contract in existence on the effective date of the Policy (February 6, 2007) involving a related person is not required to be pre-approved under the Policy; provided, however, that if a material amendment or modification of any such pre-existing contract is adopted after February 6, 2007, then such material amendment or modification shall be subject to the Policy’s pre-approval requirements. Further, any compensation, benefit or indemnification arrangement involving an RAI director, executive officer or an immediate family member of any of the foregoing, which arrangement is approved by the RAI Board or another Board committee, is not required to be pre-approved under the Policy.

The approval requirements of the Policy are in addition to other measures already in place. For example, under the Governance Agreement, the independent directors of RAI (excluding any independent directors who have been designated by B&W) are required to approve any material contract or transaction involving RAI or any of its subsidiaries, on the one hand, and BAT or any of its subsidiaries, on the other hand, if the terms of that contract or transaction are not governed by either an agreement existing on the date of the Business Combination or a provision of the Articles of Incorporation or Bylaws.

The full text of the Policy can be found in the “Governance” section of the www.reynoldsamerican.com web site, or can be requested free of charge, by writing to the Office of the Secretary, Reynolds American Inc., P.O. Box 2990, Winston-Salem, North Carolina 27102-2990.

2009 Related Person Transactions

RAI paid BAT an aggregate of $430,040 during 2009 in consideration for the services of Messrs. Durante and Withington as directors of RAI. For further information on this arrangement, see “The Board of Directors — Director Compensation — Payment for Services of Certain Board Designees,” above.

In connection with the consummation of the Business Combination on July 30, 2004, RJR Tobacco entered into contract manufacturing agreements with two subsidiaries of BAT (BAT and its subsidiaries, including B&W, are referred to as the BAT Group), pursuant to which RJR Tobacco manufactures certain of BAT’s U.S.-sourced cigarettes and other tobacco products for export outside of the United States. Unless earlier terminated as provided therein, the contract manufacturing agreements may only be terminated without cause by providing notice of at least a specified time period prior to December 31, 2014, or upon any December 31 thereafter. In the absence of such notice of termination, the agreements will continue indefinitely unless the agreements are terminated for cause as provided therein or the parties mutually agree to terminate the agreements. Sales by RJR Tobacco to the BAT Group pursuant to such contract manufacturing agreements during 2009 were $348,970,000. In addition to sales pursuant to the above contract manufacturing agreements, RJR Tobacco sold a variety of fixed assets to the BAT Group during 2009 in the amount of $30,000. During 2008, the BAT Group purchased certain cigarette manufacturing equipment for use at RJR Tobacco’s facility, which RJR Tobacco then leases from a BAT affiliate. During 2009, RJR Tobacco made lease payments related to such equipment in the amount of $1,349,000 to the BAT affiliate.

Also, during 2009, the BAT Group purchased from Lane, Limited, a wholly owned subsidiary of RAI referred to as Lane, little cigars and semi-cut tobacco filler in the amount of $7,941,000. Lane and a member of the BAT Group are parties to a trademark license agreement pursuant to which Lane licenses certain trademarks to such BAT Group member in consideration for the payment of royalties. Unless earlier terminated in accordance with the terms thereof, such trademark license agreement will expire on July 31, 2030. During 2009, Lane recorded $1,340,000 in royalties under such trademark license agreement.

During 2009, the BAT Group purchased tobacco leaf from RJR Tobacco in the amount of $46,993,000. Also during 2009, the BAT Group agreed to purchase additional tobacco leaf from RJR Tobacco in the amount of $57,114,000. In accordance with GAAP, none of the $57,114,000 (including that portion of the purchase price that was paid by the BAT Group in 2009) was recorded as sales in RAI’s 2009 financial statements, but will be recognized as sales when the product is shipped to the BAT Group. In addition, during 2009, the BAT Group purchased from RJR Tobacco expanded tobacco and re-constituted tobacco, and other tobacco products, in the amount of $186,000.

B&W and RAI also entered into a leaf purchase agreement upon the consummation of the Business Combination. Such agreement relates to certain leaf purchase commitments of RAI and its operating subsidiaries (RAI and its operating subsidiaries are referred to as the RAI Group), commitments B&W had previously agreed to in connection with the settlement of third-party litigation and that the RAI Group had assumed pursuant to the Business Combination. If such leaf commitments exceed certain manufacturing needs of the RAI Group, then B&W is required either to make a cash payment to the RAI Group directly based upon the amount of the excess leaf purchased, or otherwise take such action so that the RAI Group has no liability for such excess. During 2009, B&W made no payments to the RAI Group under the above leaf purchase agreement.

RJR Tobacco and a member of the BAT Group are also parties to a technology sharing and development services agreement, which was entered into on July 30, 2004. Pursuant to this agreement, each party may license or otherwise transfer rights to the other in its respective technologies, and may pursue joint technology projects with the other party. Each party or its respective affiliates also may provide certain contract services to the other party or its affiliates. Unless earlier terminated as provided therein, the technology sharing and development services agreement automatically renews for additional one-year periods each December 31 unless one of the parties provides a notice of non-renewal at least 12 months prior to the December 31 date on which termination is to become effective. During 2009, the RAI Group billed the BAT Group $2,158,000, and the BAT Group billed the RAI Group approximately $6,000, pursuant to such agreement. In 2009, the BAT Group also paid RJR Tobacco a license fee of $1,000,000 for the use of certain capsule technology.

The RAI Group also purchases from the BAT Group tobacco leaf and cigarettes, and pays royalties to the BAT Group relating to the sale by the RAI Group of certain cigarette brands outside of the United States. The parties entered into the agreements evidencing such arrangements, which have various expiration dates, following the consummation of the Business Combination. During 2009, the RAI Group paid the BAT Group $17,113,000 pursuant to the foregoing arrangements. In addition, as of the end of 2009, the RAI Group had $526,000 in accounts payable to the BAT Group under such arrangements.

In connection with the Business Combination, RJR Tobacco agreed to indemnify B&W and its affiliates for certain litigation liabilities, arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-Business Combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the Business Combination. In 2009, pursuant to this indemnity, RJR Tobacco recorded $820,000 in expenses for funds to be reimbursed to BAT for costs and expenses incurred arising out of tobacco-related litigation.

Each of RJR Tobacco and the BAT Group has seconded certain of its employees to the other or a member of such entity’s group of companies in connection with particular assignments. During their service with the other entity or a member of such entity’s group of companies, the seconded employees continue to be paid by the original employer and participate in employee benefit plans sponsored by such employer. Each of RJR Tobacco and the BAT Group reimburse members of the other party’s group of companies certain costs of the seconded employees’ compensation and benefits during the secondment period. For 2009, RJR Tobacco billed the BAT Group $728,000, and paid the BAT Group $181,000, in connection with such secondment arrangements.

Lisa J. Caldwell, currently Executive Vice President and Chief Human Resources Officer of RAI and RAISC, is married to Alan L. Caldwell, who is currently Director — Corporate and Civic Engagement of RAISC, and previously served in a variety of positions with RJR Tobacco since joining RJR Tobacco in 1981. During 2009, Mr. Caldwell earned approximately $212,268 in salary and bonus, and vested in LTIP awards valued at approximately $68,943.

Ms. Atkins became a member of the board of directors of Towers Watson & Co. on January 14, 2010. Towers Watson historically has provided actuarial and consulting services to RAI and its operating companies, as well as certain employee benefit plans they sponsor, and is expected to continue to provide such services in 2010. The provision of such services will be subject to pre-approval in accordance with the Policy.

Other

The Board is not aware of any matters to be presented for action at the 2010 annual meeting other than those described herein and does not intend to bring any other matters before the annual meeting. However, if other matters shall come before the 2010 annual meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion.

By Order of the Board of Directors,

McDara P. Folan, III
Secretary

Dated: March 22, 2010

You have the option to submit your proxy by the Internet, telephone or mail. Your vote does not count until we receive it. VOTE BY INTERNET — www.proxyvote.com REYNOLDS AMERICAN INC. Use the Internet to transmit your voting up until 11:59 P.M. Eastern Time on May 6, 2010 (May 2, 2010 for Savings Plan or SIP participants). instructions and for electronic delivery of information 401 NORTH MAIN STREET Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. WINSTON-SALEM, NC 27101 ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Reynolds American Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 6, 2010 (May 2, 2010 for Savings Plan or SIP participants). Have your proxy card in hand when you call and follow the simple instructions provided to you. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Reynolds American Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned the proxy card. If you vote by telephone or Internet, do not mail back the proxy card. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M22370-P91266-Z52000 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY REYNOLDS AMERICAN INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends a vote FOR: number(s) of the nominee(s) on the line below. 1. Election of Directors 0 0 0 Nominees For Class III: 01) Martin D. Feinstein 02) Susan M. Ivey 03) Lionel L. Nowell, III 04) Neil R. Withington For Against Abstain 2. Ratification of the Appointment of KPMG LLP as Independent Auditors 0 0 0 The Board of Directors recommends a vote AGAINST: 3. Shareholder Proposal on Elimination of Classified Board 0 0 0 4. Shareholder Proposal on Retention of Equity Compensation 0 0 0 5. Shareholder Proposal on Communicating Truth 0 0 0 6. Shareholder Proposal on Human Rights Protocols for the Company and its Suppliers 0 0 0 For address changes and/or comments, please check this box and write them on 0 the back where indicated. Note: Please make sure that you complete, sign and date your proxy card. Please sign exactly as your name(s) appear(s) on the account. When signing as a fiduciary, please give your full title as such. Each joint owner should sign personally. Corporate proxies should be signed in full corporate name by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Shares for which an executed proxy is received, but no instruction is given, will be voted by the proxies FOR Items 1 and 2 and AGAINST Items 3, 4, 5 and 6, and by Fidelity, as Trustee under the Savings Plan, and FESC, as Custodian under the SIP, in the same proportion as the shares for which instructions are received by Fidelity and FESC, respectively. Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT! Please complete, sign and date your proxy card and return this proxy card in the enclosed envelope or vote by telephone or Internet as soon as possible! To: Shareholders of Reynolds American Inc. Participants in the RAI 401k Savings Plan Participants in the Puerto Rico Savings & Investment Plan Shares of common stock of Reynolds American Inc. will be voted as you direct if this card is completed by you and received by Broadridge on or before May 6, 2010 (May 2, 2010 for Savings Plan or SIP participants). Broadridge is responsible for tabulating the returns. If you have any questions or need assistance in voting the shares, please contact: Reynolds American Inc. Shareholder Services 401 North Main Street Winston-Salem, NC 27101 (866) 210-9976 (toll-free) Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Form 10-K and Chairman Letter are available at www.proxyvote.com. DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET M22371-P91266-Z52000 REYNOLDS AMERICAN INC. PROXY This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on May 7, 2010. The undersigned shareholder of Reynolds American Inc. hereby appoints Susan M. Ivey, McDara P. Folan, III and Constantine (Dean) E. Tsipis, and each of them (with full power of substitution and resubstitution), as proxies of the undersigned, to vote all shares of the common stock of Reynolds American Inc. that the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 7, 2010 at 9:00 a.m. (Eastern Time) in the Reynolds American Plaza Building Auditorium, 401 North Main Street, Winston-Salem, North Carolina, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and in their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. The undersigned also provides instructions to Fidelity Management Trust Company (“Fidelity”), as Trustee under the RAI 401k Savings Plan (the “Savings Plan”), and to Fidelity Employer Services Company LLC (“FESC”), as Custodian under the Puerto Rico Savings & Investment Plan (the “SIP”), to vote shares of the common stock of Reynolds American Inc. allocated, respectively, to accounts of the undersigned under the Savings Plan or the SIP, and which are entitled to be voted at the Annual Meeting, and at any adjournments or postponements thereof, as designated on the reverse side of this proxy card, and to vote all such shares on such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof. Address Changes/Comments: (If you have written in the above space, please mark the corresponding box on the reverse side of this card.) (Continued and to be signed and dated on reverse side.)